Exhibit 10.1

EXECUTION VERSION

SUBJECT TO FRE 408 & ITS EQUIVALENTS

CREDIT AGREEMENT

Dated as of December 19, 2023

by and among

PARTS ID, INC. and
PARTS ID, LLC,

as Borrowers,

FIFTH STAR, INC.,

as New Bridge Lender,

FIFTH STAR, INC.,

as New Money DIP Lender,

THE ROLL-UP DIP LENDERS FROM TIME TO TIME PARTY HERETO,

and

FIFTH STAR, INC.,

as Administrative Agent

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i

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(cont’d)

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(cont’d)

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(cont’d)

LIST OF SCHEDULES AND EXHIBITS

Schedule 2.01(c)	Existing Bridge Loans
Schedule 3.06	Disclosed Matters
Schedule 3.13	Capitalization and Equity Rights
Schedule 3.14	Subsidiaries and Investments
Schedule 3.21	Material Contracts
Schedule 5.15	Deposit Accounts
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.08	Existing Restrictive Agreements

Exhibit 1.01-1	Form of Funding Account Withdrawal Notice
Exhibit 2.01(c)	Form of Roll-Up DIP Lender Supplement
Exhibit 2.03	Form of Borrowing Request
Exhibits 2.13-1 to 2.13-4	US. Tax Compliance Certificates
Exhibit 3.26	Approved Budget
Exhibit 5.01	Form of Compliance Certificate
Exhibit 10.04(b)(iv)	Form of Assignment and Assumption

SUBJECT TO FRE 408 & ITS EQUIVALENTS

This CREDIT AGREEMENT (including all schedules and exhibits hereto, this “Agreement”) dated as of December 19, 2023, is by and among PARTS ID, INC., a Delaware corporation (the “Company”), PARTS ID, LLC, a Delaware limited liability company (together with the Company, each, individually, a “Borrower”, and collectively, “Borrowers”), Fifth Star, Inc. (“Fifth Star”), as New Bridge Lender, Fifth Star, as New Money DIP Lender, the Roll-Up DIP Lenders from time to time party hereto and Fifth Star, as Administrative Agent.

WITNESSETH

WHEREAS, the Borrowers intend to commence voluntary cases under chapter 11 of the Bankruptcy Code (the “Bankruptcy Cases” ) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to which the Borrowers will file a prepackaged joint Chapter 11 plan of reorganization (including all exhibits, schedules, and supplements thereto, as may be modified from time to time, the “Prepackaged Plan”), which shall be satisfactory to Fifth Star, in its capacity as plan sponsor (the “Plan Sponsor”) in its sole discretion or, following the occurrence of a Toggle Event Trigger and upon a Toggle Event, will pursue a 363 Sale with the Plan Sponsor serving as the stalking horse bidder.

WHEREAS, to provide the Borrowers with the necessary liquidity to fund the administration of the Bankruptcy Cases, to fund the solicitation process with respect to the Prepackaged Plan and sustain their operations for the duration of the solicitation process and the Bankruptcy Cases, subject to the terms of this Agreement, the Borrowers have requested that the Lenders make available a secured credit facility, pursuant to which (i) the New Bridge Lender will provide a prepetition term loan facility in an aggregate amount of up to $3,000,000 prior to the Petition Date (the “New Bridge Loans”), (ii) the New Money DIP Lender will provide a “new money” term loan facility in the form of post-petition debtor-in-possession financing under Section 364 of the Bankruptcy Code in an aggregate principal amount of up to $6,000,000, subject to the terms set forth in this Agreement and the DIP Order and (iii) certain of the Bridge Loans of each Roll-Up DIP Lender (including the New Bridge Loan) will be deemed exchanged into post-petition term loans hereunder;

WHEREAS, prior to the Effective Date, certain of the Roll-Up DIP Lenders provided financing to Borrowers pursuant to financing agreements set forth on Schedule 2.01(c) attached hereto (collectively, the “Existing Bridge Loans” and together with the New Bridge Loan, the “Bridge Loans”) in order to sustain the Borrowers’ operations while the Borrowers pursued additional necessary financing, considered restructuring options and negotiated the terms of a reorganization plan;

WHEREAS, the New Bridge Lender and New Money DIP Lender are willing to make such financing available to the Borrowers only if (x) prior to the Petition Date, all of the Obligations under the Loan Documents, and all other obligations of the Borrowers owing to the Administrative Agent and the New Bridge Lender are secured by Liens on Collateral in which the Borrowers have an interest (including pledges of certain Equity Interests), in each case pursuant to, and with the priorities set forth herein and the other Loan Documents and (y) subject to the entry of the DIP Order, upon the occurrence of the Petition Date, all of the Obligations under the Loan Documents owing to the Administrative Agent and the Lenders will (i) constitute allowed superpriority administrative expense claims pursuant to Section 364(c)(1) of the Bankruptcy Code in the Bankruptcy Cases with priority over any and all other administrative expense claims of the kind specified or ordered pursuant to any provision of the Bankruptcy Code, subject only to the Carve-Out and Prepetition Senior Secured Obligations (and any adequate protection claims granted on account thereof) and (ii) be secured by Liens on the Collateral, including DIP Collateral (as defined below), pursuant to Sections 364(c) and (d) of the Bankruptcy Code, with the priorities set forth herein, in the other Loan Documents and in the DIP Order;

WHEREAS, the Borrowers believe that the loans and other financial accommodations provided to Borrowers under this Agreement will preserve the value of the Borrowers’ business and assets during the solicitation process with respect to the Prepackaged Plan and the Bankruptcy Cases;

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WHEREAS, each Borrower acknowledges that it and the other Borrower will receive substantial direct and indirect benefits from the making of loans and other financial accommodations to the Borrowers as provided in this Agreement and the other Loan Documents; and

WHEREAS, the Lenders’ willingness to extend financial accommodations to Borrowers as more fully set forth in this Agreement and the other Loan Documents is done solely as an accommodation to Borrowers and at Borrowers’ request and in furtherance of Borrowers’ mutual and collective enterprise.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Article I DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement (including the foregoing preamble and recitals), the following terms have the meanings specified below:

“363 Sale” means a sale, pursuant to Section 363 of the Bankruptcy Code or otherwise, of all or substantially all of the Company’s assets or equity, on terms and conditions acceptable to Fifth Star.

“Acceptable Plan” means any chapter 11 plan for each of the Bankruptcy Cases, the provisions of which are in form and substance satisfactory to Fifth Star in its sole discretion and which contain market standard exculpations, indemnities and releases in favor of the Administrative Agent, the Lenders, the Prepetition Senior Secured Parties, and their respective Related Parties in such capacities (as reasonably determined by Fifth Star in its sole discretion).

“Administrative Agent” means Fifth Star, in its capacity as administrative agent for the Lenders under the Loan Documents, and any successor Administrative Agent appointed pursuant to Article IX.

“Administrative Questionnaire” means an administrative questionnaire delivered by each Lender upon request of the Administrative Agent in a form supplied by Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent’s Group” has the meaning assigned to such term in Section 9.02(b).

“Anti-Corruption Laws” means the laws, rules, and regulations of the jurisdictions applicable to any Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” means any applicable laws, regulations, or orders of any Governmental Authority of any applicable jurisdiction, including the United States, the United Nations, United Kingdom, European Union, Canada, or the Netherlands relating to terrorism financing, or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”), and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing.

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“Approved Budget” means a customary 8-week (or, on and after the occurrence of a Toggle Event, 13-week) rolling budget and cash flow forecast for the Borrowers showing in reasonable line-item detail receipts and disbursements (including all professional fees) broken down by week (including anticipated uses of the New Bridge Loan and New Money DIP Loans for such period and projected capital expenditures for such period), prepared by the Borrowers in the form attached hereto as Exhibit 3.26 and approved by Fifth Star as the same shall be updated, modified or supplemented from time to time as provided in Section 5.11.

“Approved Budget Variance Report” means a weekly report (i) provided by Borrowers to the Administrative Agent (a) setting forth in reasonable detail actual operating receipts, operating disbursements and non-operating disbursements for the applicable Budget Period and all budget variances, in each case, on both an individual line item basis and an aggregate basis, as compared to the projected amounts set forth in the then applicable Approved Budget (which budget variances shall be tested such that in week 1 of each then applicable Budget Period, only week 1 variances are tested; in week 2 of each then applicable Budget Period, weeks 1 and 2 variances are tested on a cumulative basis; in week 3 of each then applicable Budget Period, weeks 1 through 3 variances are tested on a cumulative basis; and in week 4 of each then applicable Budget Period, weeks 1 through 4 variances are tested on a cumulative basis) and including indications as to whether each variance therein is temporary or permanent and an explanation, in reasonable detail, of any material variance, and (b) an analysis demonstrating that the Company is in compliance with the budget covenants set forth in Section 5.11, and (ii) certified by a Responsible Officer of Borrowers. The Approved Budget Variance Report shall be in a form, and shall contain supporting information, satisfactory to Fifth Star.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of each party whose consent is required by Section 10.04), and accepted by Administrative Agent, substantially in the form attached hereto as Exhibit 10.04(b)(iv).

“Avoidance Actions” means, on or after the Petition Date, all of the Borrowers’ rights, claims and causes of action under sections 502(d), 506(d), 542, 543, 544, 545, 547, 548, 549, 550, 553 and 724(a) of the Bankruptcy Code, and any other avoidance or similar action under the Bankruptcy Code or similar state law.

“Avoidance Action Proceeds” means any and all proceeds of any Avoidance Action.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Cases” has the meaning specified in the recitals to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended, modified, succeeded, or replaced from time to time.

“Bankruptcy Court” has the meaning specified in the recitals to this Agreement.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

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“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowers” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means Loans of the same Class made on the same date.

“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03.

“Bridge Loans” means, collectively, the New Bridge Loans and the Existing Bridge Loans.

“Budget Period” means the four-week period beginning December 18, 2023 and each successive four-week period that corresponds to the applicable Approved Budget (for example, full calendar weeks 1 through 4 ending January 14, 2024 shall be the first Budget Period and weeks 5 through 8 ending February 11, 2024 shall be the second Budget Period).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person which are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve-Out” means the specified fees and expenses which, following an event of default and termination notice delivered to the Borrowers by the Administrative Agent, may be paid from cash (including Cash Collateral and proceeds of the New Money DIP Loans) prior to the satisfaction of the Prepetition Senior Secured Obligations or the Obligations hereunder; provided, however, that the specific amount and terms of the Carve-Out will be set forth in, and in all respects subject to, the DIP Order and agreed to by Fifth Star in its reasonable discretion.

“Cash Collateral” has the meaning assigned to such term in section 363(a) of the Bankruptcy Code.

“Cash Equivalents” means:

(a) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(c) commercial paper maturing within 24 months from the date of acquisition thereof and having, at such date of acquisition, a rating of not less than A-1 from S&P or a rating of not less than P-1 from Moody’s (or, if at any time neither of such services shall be rating such obligations, then from another nationally recognized rating service);

(d) certificates of deposit, banker’s acceptances and time deposits maturing within 12 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market Deposit Accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

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(e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) of this definition, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation;

(f) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA or better by S&P or Aaa3 or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency); and

(g) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.

“Cash Management Order” means any order of the Bankruptcy Court entered in the Bankruptcy Cases, together with all extensions, modifications and amendments thereto, consistent with the DIP Order and in form and substance satisfactory to Fifth Star, which (among other matters) authorizes Borrowers to maintain their existing treasury, depository, purchase card, and other cash management arrangements or such other arrangements as shall be acceptable to Fifth Star in all material respects.

“Change in Control” means: (i) the ultimate “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the securities of the Company on the Effective Date shall cease to have the power, directly or indirectly, to vote or direct the voting of securities having at least 75% of the ordinary voting power for the election of directors of the Company; (ii) the board of directors of the Company on the Effective Date shall cease to consist of a majority of the board of directors of the Company; (iii) the occurrence of any “change of control” or similar event under the documents evidencing any Material Indebtedness; or (iv) any failure of the Company to own directly 100% of the Equity Interests of Parts iD, LLC.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claim” means any claim, as such term is defined in section 101(5) of the Bankruptcy Code, against the Borrowers or the estates created for the Borrowers in the Bankruptcy Cases pursuant to section 541 of the Bankruptcy Code.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are New Bridge Loans, New Money DIP Loans, Tranche 1 Roll-Up DIP Loans, Tranche 2 Roll-Up DIP Loans or Tranche 3 Roll-Up DIP Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the “Collateral” as defined in each Security Document; provided that following the Petition Date, “Collateral” shall also mean DIP Collateral.

“Communication” has the meaning assigned to such term in Section 10.01(a).

“Company” means Parts iD, Inc., a Delaware corporation.

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“Compliance Certificate” has the meaning assigned to such term in Section 5.01(d).

“Confirmation Order” means the order of the Bankruptcy Court confirming the Prepackaged Plan pursuant to section 1129 of the Bankruptcy Code.

“Control Agreements” means, collectively, those control agreements in form and substance reasonably acceptable to the Administrative Agent entered into among (a) the depository institution maintaining any Deposit Account (to the extent required under the Loan Documents), the securities intermediary maintaining any securities account, or the commodity intermediary maintaining any commodity account, (b) a Borrower and (c) the Administrative Agent, pursuant to which the Administrative Agent obtains control (within the meaning of the applicable provision of the UCC) over such Deposit Account, securities account or commodity account.

“Controlled Account” means each Deposit Account, securities account, or commodities account that is subject to a Control Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, in the case of any Loans or other Obligations, a per annum interest rate equal to 3.00% as provided in Section 2.12(a).

“Deposit Account” means a demand, time, savings, passbook, or similar account maintained with an organization engaged in the business of banking, including savings banks, savings and loan associations, credit unions, and trust companies. Neither investment property nor accounts evidenced by an instrument shall constitute a Deposit Account for purposes of this Agreement.

“DIP Collateral” means all current or hereafter acquired assets, interests, rights, and property of any nature whatsoever, whether real or personal, of the Borrowers and/or their estates following the commencement of the Bankruptcy Cases, including, without limitation, all assets, interests, rights, and property pledged under the Security Documents, and all cash, any investment of such cash, inventory, accounts receivable, including intercompany accounts (and all rights associated therewith), other rights to payment whether arising before or after the Petition Date, contracts, contract rights, chattel paper, goods, investment property, inventory, deposit accounts, “core concentration accounts,” “cash collateral accounts,” and any bank accounts and in each case all amounts on deposit therein (or credited thereto), equity interests, securities accounts, securities entitlements, securities, commercial tort claims, books, records, plants, equipment, farm products, general intangibles, documents, instruments, interests in leases and leaseholds, interests in real property, fixtures, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, letter of credit rights, supporting obligations, machinery and equipment, patents, copyrights, trademarks, tradenames, other intellectual property, all licenses therefor, interests of any Borrower in any foreign subsidiary, and all proceeds, rents, issues, profits, offspring, products and substitutions, if any, of any of the foregoing and, subject to the entry of the Final DIP Order, Avoidance Action Proceeds, whether received by judgment, settlement or otherwise, but not including any “Excluded Property” as defined in the Security Documents, provided that DIP Collateral shall include any and all proceeds of any Excluded Property (unless such proceeds would otherwise constitute Excluded Property).

“DIP Draw Conditions” has the meaning assigned to such term in Section 4.02.

“DIP Draw Date” has the meaning assigned to such term in Section 4.02.

“DIP Order” means, as the context may require, the Interim DIP Order or the Final DIP Order, whichever is then applicable.

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“DIP Super-Priority Claim” has the meaning set forth in Section 3.23(b)(i).

“Disclosed Matters” means the actions, suits, and proceedings disclosed on Schedule 3.06.

“Disposition” means any sale, assignment, lease, license, transfer or other disposition of any property or assets (whether now owned or hereafter acquired) by Borrowers or any of their Subsidiaries to any other Person. The terms “Dispose” and “Disposed” as a verb has a corresponding meaning.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event are subject to the prior Full Satisfaction of the Obligations), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Dollars” or “$” refers to lawful money of the United States.

“Draw Conditions” means, as the context may require, the conditions to drawing the New Bridge Loan, the DIP Draw Conditions and the Toggle Draw Conditions.

“Draw Date” means, as the context may require, the Effective Date, each DIP Draw Date and each Toggle Draw Date.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 4.01).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.04(b)(iii), 10.04(b)(vi) and 10.04(b)(vii) (subject to such consents, if any, as may be required under Section 10.04(b)(iii)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters with respect to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) in favor of any Governmental Authority, of any Borrower or any Subsidiary resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Equity Interests” means shares of the capital stock (including common and preferred shares), partnership interests, membership interest in a limited liability company, beneficial interests in a trust, or other equity interests.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional Equity Interests in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Borrower or Guarantor is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Specified Plan (other than an event for which the 30-day notice period is waived), (b) the failure of any Borrower or any ERISA Affiliate to meet all applicable requirements of Section 412 of the Code, Section 430 of the Code or Section 303 of ERISA with respect to any Specified Plan, (c) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived, (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (e) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, (f) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Specified Plan or Multiemployer Plan or to appoint a trustee to administer any Specified Plan, (g) the incurrence of Withdrawal Liability by any Borrower, any of their Subsidiaries, or any ERISA Affiliate , (h) the receipt by any Borrower, any of their Subsidiaries, or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability, or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (i) the determination that any Specified Plan is in “at-risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA, (j) the incurrence by any Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a substantial cessation of operations with respect to a Specified Plan within the meaning of Section 4062(e) of ERISA, (k) the filing of a notice of intent to terminate a Specified Plan under, or the treatment of a Specified Plan amendment as a termination under, Section 4041 of ERISA, (l) the imposition of a lien upon any Borrower or any ERISA Affiliate pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, or (m) the engagement by any Borrower or any ERISA Affiliate in a transaction that would reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Event of Loss” means with respect to any asset of any Borrower or its Subsidiaries, any of the following: (a) any loss, destruction or damage of such asset or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such asset, or confiscation of such asset or requisition of the use of such asset.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or New Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or New Term Loan Commitment (other than pursuant to an assignment request by Borrowers under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Bridge Lenders” means each lender under an Existing Bridge Loan.

“Existing Bridge Loan Documents” means the definitive documentation evidencing the Existing Bridge Loans.

“Existing Bridge Loans” has the meaning specified in the recitals to this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that in no event shall the Federal Funds Effective Rate be less than zero.

“Fee Letter” means each letter, dated as the Effective Date, executed by the Borrowers and setting forth, among other things, fees relating to this Agreement.

“Fifth Star” means Fifth Star, Inc., a Delaware corporation.

“Final DIP Order” means the order of the Bankruptcy Court entered in the Bankruptcy Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be in form and substance satisfactory to Fifth Star, together with all extensions, modifications and amendments thereto.

“Final DIP Order Date” means the date on which the Final DIP Order is entered by the Bankruptcy Court.

“Fiscal Quarter” means each calendar quarter.

“Fiscal Year” means each calendar year.

“Foreign Lender” means any Lender or Participant that is not a U.S. Person.

“Fully Satisfied” or “Full Satisfaction” means, as of any date, that on or before such date: (i) the principal of and interest accrued to such date on the Loans shall have been paid in full in cash, (ii) all fees, expenses and other amounts then due and payable (other than contingent amounts for which a claim has not been made) shall have been paid in full in cash, and (iii) the New Term Loan Commitments shall have expired or irrevocably been terminated.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

“Funding Account” means a Deposit Account in the name of the Administrative Agent, on behalf of the Secured Parties, in which the proceeds of the Loans shall be deposited and held on each Draw Date and used solely for the purposes permitted hereunder.

“Funding Account Withdrawal Notice” means a Funding Account Withdrawal Notice substantially in the form of Exhibit 1.01-1 hereto.

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the US accounting profession).

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government including any supra-national bodies (such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the guarantor) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the primary obligor) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof or pledge any assets to secure the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, or (e) entered into for the purpose of assuring in any other manner the holder of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such holder against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as reasonably determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. Notwithstanding the foregoing, the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.

“Guarantor” means each Subsidiary Guarantor, and each other Person executing a Guaranty Agreement.

“Guaranty Agreement” means a guaranty agreement delivered to Administrative Agent from time to time by any Person providing a Guarantee of any of the Obligations, in form and substance reasonably acceptable to Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes, or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious, or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, currency options, spot contracts, collar transactions, commodity price protection agreement, rate swap transactions, basis swaps, forward rate transactions, or other interest rate, currency exchange rate, or commodity price hedging arrangement, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), designed to provide protection against fluctuations in interest rates, currency exchange rates, or commodity prices, whether or not any such transaction is governed by or subject to any master agreement.

“Indebtedness” of any Person (the “Subject Person”) means, without duplication, (a) all indebtedness for borrowed money (including all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily paid), (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown to be a liability (on the liability side of a balance sheet), but specifically excluding accrued expenses and trade payables arising or incurred in the Ordinary Course of Business and, in connection with such trade payables, payable on trade terms customary in the industry, (c) the maximum stated amount of all letters of credit issued or acceptance facilities established for the account of such Subject Person and, without duplication, all drafts drawn thereunder, (d) all Capital Lease Obligations, (e) all Synthetic Lease Obligations and all obligations under any securitization facility or other similar off-balance sheet financing product to which such Subject Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes, (f) any Disqualified Equity Interests of such Subject Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (g) any obligations of such Subject Person under conditional sales contracts and similar title retention instruments with respect to property acquired, (h) all obligations under any Hedging Agreement (measured at the Termination Value thereof), (i) indebtedness owing by a partnership in which such Subject Person is a general partner to the extent of recourse to such Subject Person for the payment of such indebtedness, (j) all indebtedness referred to in clauses (a) through (i) of this definition of another Person secured by any Lien on any property of such Subject Person, whether or not such indebtedness has been assumed, in an amount not to exceed the fair market value of the property of such Subject Person securing such indebtedness, and (k) all Guarantees by such Subject Person of indebtedness referred to in clauses (a) through (i) of this definition of others.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Intercreditor Agreements” means, collectively, any intercreditor agreements or consents, subordination agreements or acknowledgements entered into by Fifth Star and one more other creditors of the Borrowers in respect of this Agreement or the Obligations hereunder, including (i) the Consent and Support Agreement executed by Lind Global Fund II LP, (ii) the Consent and Support Agreement executed by the lenders under the MCA Financing, (ii) the Consent and Support Agreement executed by Pravati Investment Fund IV LP, and (iii) the Subordination, Consent, and Support Agreement executed by each of the noteholders under the Borrowers’ prepetition note purchase agreements.

“Interim DIP Order” means the order of the Bankruptcy Court entered in the Bankruptcy Cases after an interim hearing in form and substance satisfactory to Fifth Star, in its sole discretion, together with all extensions, modifications and amendments thereto, in each case in form and substance satisfactory to Fifth Star, in its sole discretion, that, among other matters, (i) authorizes the Borrowers to execute and perform under the terms of this Agreement and the other Loan Documents, (ii) authorizes New Term Loans to be incurred during the period after the Interim DIP Order Date and prior to the Final DIP Order Date in the amounts and on the terms set forth herein, (iii) approves the conversion of outstanding New Bridge Loan to the Tranche 1 Roll-Up DIP Loans, (iv) approves the conversion of the Existing Bridge Loans to Tranche 2 Roll-Up DIP Loans and Tranche 3 Roll-Up DIP Loans as set forth herein, and (v) grants the DIP Super-Priority Claims and the Liens on the assets of the Borrowers referred to herein and in the other Loan Documents.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

“Interim DIP Order Date” means the date on which the Interim DIP Order is entered by the Bankruptcy Court.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services, or securities or otherwise) of bonds, notes, debentures, or Equity Interests or other securities or substantially all the assets of, or any line of business or division of, any other Person, or the acquisition of assets of another Person that constitute a business unit (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), whether direct or indirect or in one transaction or series of transactions; (b) the making of any advance, loan or other extension of credit or capital contribution to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) the entering into of any Guarantee or assumption of debt of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; (d) the entering into of any Hedging Agreement; or (e) the entering into any joint venture. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the fair market value of such asset or property at the original time such Investment is made) plus the cost of all additions thereto, without adjustment for subsequent increases or decreases in the value of such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, or the payment of interest or dividends on, the original principal amount of any such Investment).

“Lenders” means the Persons party hereto as a “New Bridge Lender”, a “New Money DIP Lender” or a “Roll-Up DIP Lender” and any other Person that shall have become a party hereto in such capacity pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party in such capacity hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, option, levy, execution, attachment, garnishment, hypothecation, assignment for security, deposit arrangement, encumbrance, charge, security interest or other preferential arrangement in the nature of a security interest of any kind or nature whatsoever, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Lind Financing” means that certain Securities Purchase Agreement dated as of July 14, 2023, by and between the Company and Lind Global Fund II LP, a Delaware limited partnership and the Senior Secured Convertible Promissory Note dated as of July 14, 2023 in an initial principal amount of $5,367,500 executed in connection therewith.

“Loan Documents” means, collectively, this Agreement, the Guaranty Agreements, the Security Documents, the Fee Letter, all Borrowing Requests, each Roll-Up DIP Lender Supplement, each Approved Budget, each Approved Budget Variance Report, the Interim DIP Order (if applicable) (and, on and after the Final DIP Order Date, the Final DIP Order (if applicable)) and all other documents, instruments, certificates, and agreements executed, delivered, or acknowledged by a Borrower (other than Organizational Documents) in connection with or contemplated by this Agreement.

“Loans” mean the loans made by the Lenders to Borrowers pursuant to this Agreement in the form of a New Term Loan or Roll-Up DIP Loan, in each case to the extent outstanding or in existence.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X of the Board.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

“Material Adverse Effect” means a material adverse change in, or any event or occurrence (other than (i) the events or occurrences disclosed to the Administrative Agent in writing prior to the Effective Date or (ii) the events or occurrences resulting from the commencement of the Bankruptcy Cases (if filed) and the continuation and prosecution thereof, including but not limited to any defaults under prepetition agreements, so long as the exercise of remedies as a result of such defaults are stayed under the Bankruptcy Code (the “Bankruptcy Events and Circumstances”)) which could reasonably be expected to result in a material adverse change in (a) the business, operations, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole, (b) the ability of the Borrowers to perform their payment obligations under Loan Documents to which they are a party, (c) the legality, validity, binding effect, or enforceability of this Agreement or any other Loan Document, or (d) the rights and remedies of or benefits available to the Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents.

“Material Contract” means with respect to any Borrower, each contract to which such Borrower is now or at any time hereafter a party (other than the Loan Documents) for which breach, nonperformance, cancellation, or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans) of any Company in an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $50,000. For purposes of determining Material Indebtedness, the principal amount of the obligations of any Person in respect of any Hedging Agreement at any time shall be the Termination Value thereof.

“Maturity Date” means the earliest to occur of:

(a) the date of consummation of a sale of all or substantially all of the Company’s assets or equity;

(b) the acceleration of the Obligations or termination by the Administrative Agent and/or the New Term Lenders of the New Term Loan Commitments (other than pursuant to Section 2.08);

(c) the Scheduled Maturity Date; and

(d) following the Petition Date: (i) the effective date of a plan of reorganization or liquidation filed in the Bankruptcy Cases that is confirmed pursuant to an order of the Bankruptcy Court, (ii) the date that is 28 days after the Petition Date if a Final DIP Order has not been entered by the Bankruptcy Court by such date, unless such date has been extended with the written consent of Fifth Star in its sole discretion, (iii) the Interim DIP Order or the Final DIP Order, as applicable, ceasing to be in full force and effect for any reason after being entered, (iv) the date of conversion or dismissal of any of the Bankruptcy Cases, and (v) any financing incurred by the Borrowers under Section 364 of the Bankruptcy Code other than the Loans and New Term Loan Commitments hereunder that does not provide for the immediate payment in full in cash of the Prepetition Senior Secured Obligations and all Obligations hereunder.

“Maximum Rate” has the meaning assigned to such term in Section 10.12.

“MCA Financing” means, collectively, (i) that certain Future Receivables Agreement dated as of November 30, 2023, by and between the Company and Riverside Capital Financing, and (ii) that certain Standard Merchant Cash Advance Agreement dated as of November 30, 2023, by and between the Company and Wave Advance Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA in respect of which a Borrower or any ERISA Affiliate contributes, has any obligation to contribute or otherwise has any liability (including contingent liability).

SUBJECT TO FRE 408 & ITS EQUIVALENTS

“Net Cash Proceeds” means, (a) in connection with any Disposition or any Event of Loss, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or return of funds held in escrow or otherwise, but only as and when received) of such Disposition or Event of Loss, net of reasonable and customary attorneys’ fees, accountants’ fees, sales commissions, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Disposition or Event of Loss (other than any Lien pursuant to a Security Document) and other reasonable and customary fees and expenses actually incurred in connection therewith and the amount of cash reserves established to fund contingent liabilities reasonably estimated to be payable and attributable to such disposition or event and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), or (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such incurrence, net of reasonable and customary attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions, upfront fees, placement fees and other customary fees and expenses actually incurred in connection therewith.

“New Bridge Lender” has the meaning assigned to such term in the recitals.

“New Bridge Loan” has the meaning assigned to such term in Section 2.01(a).

“New Bridge Loan Commitment” means, with respect to the New Bridge Lender, its obligation to make a New Bridge Loan to Borrowers from time to time during the applicable availability period in accordance with Section 2.01(a) in an aggregate principal amount up to, and not to exceed, the amount set forth on such Lender’s signature page hereto under the caption “New Bridge Loan Commitment”, as such commitment may be reduced from time to time pursuant to Section 2.08. The aggregate amount of the Lenders’ New Bridge Loan Commitments is $3,000,000 as of the Effective Date.

“New Bridge Loan Conditions” has the meaning assigned to such term in Section 4.01.

“New Money DIP Loan” has the meaning assigned to such term in Section 2.01(b).

“New Money DIP Loan Availability Period” means the period from and including the Petition Date through and including the Maturity Date.

“New Money DIP Loan Commitment” means, with respect to the New Money DIP Lender, its obligation to make a New Money DIP Loan to Borrowers from time to time during the New Money DIP Loan Availability Period in accordance with Section 2.01(b)(i) in an aggregate principal amount up to, and not to exceed, the amount set forth on such Lender’s signature page hereto under the caption “New Money DIP Loan Commitment”, as such commitment may be reduced from time to time pursuant to Section 2.08. The aggregate amount of the Lenders’ New Money DIP Loan Commitments is $6,000,000 as of the Effective Date.

“New Term Lenders” means, collectively, the New Bridge Lender and the New Money DIP Lender.

“New Term Loan” has the meaning assigned to such term in Section 2.01(b).

“New Term Loan Commitments” means, collectively, the New Bridge Loan Commitments and the New Money DIP Loan Commitments.

“NPL” has the meaning assigned to such term in Section 3.16(c).

“Obligations” means all of the obligations, indebtedness and liabilities of the Borrowers to the Lenders and Administrative Agent under this Agreement or any of the other Loan Documents, including principal, interest, fees, prepayment premiums (if any), expenses, reimbursements and indemnification obligations and other amounts, and including interests, fees and expenses that accrue after the Effective Date.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

“Ordinary Course Disposition” means (i) any Disposition among the Borrowers and their Subsidiaries permitted hereunder and (ii) any Disposition permitted under clause (a), (c), (d), (f), (g), or (j) of Section 6.04.

“Ordinary Course of Business” means, in respect of any transaction or circumstance involving any of the Borrowers or their respective Subsidiaries, the ordinary course of such Borrower’s or Subsidiary’s business, as applicable, substantially as previously conducted by it or otherwise substantially consistent with past practice or industry practice.

“Organizational Documents” means, with respect to any Person (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate or articles of formation and operating agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person, (e) in any other case, the functional equivalent of the foregoing, and (f) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Participant” has the meaning assigned to such term in Section 10.04.

“Participant Register” has the meaning assigned to such term in Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Encumbrances” means (a) Liens for taxes or governmental charges or levies not yet delinquent for a period of more than thirty (30) days or which are delinquent for a period of more than thirty (30) days and being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to such Lien is not yet subject to foreclosure or sale on account thereof); (b) Liens in respect of property imposed by law arising in the Ordinary Course of Business such as materialmen’s, carrier’s, mechanics’, landlord’s, warehousemen’s, and other like Liens; provided that such Liens secure only amounts not more than 90 days past due or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof); (c) pledges or deposits made in the Ordinary Course of Business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security, property, casualty, or liability insurance, or other insurance programs; (d) Liens arising from good faith deposits in connection with or to secure performance of utilities, tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the Ordinary Course of Business (other than obligations in respect of the payment of borrowed money); (e) easements, rights-of-way, servitudes, restrictions (including zoning restrictions), defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of such property for its intended purposes or interfering with the ordinary conduct of business of any Borrower; (f) Liens in favor of Administrative Agent or for the benefit of the Secured Parties granted pursuant to Loan Documents; (g) customary Liens (including the right of set-off) in favor of banking institutions encumbering deposits held by such banking institutions or in favor of collecting banks incurred in the Ordinary Course of Business; (h) Liens set forth on Schedule 6.02; provided that to qualify as a Permitted Encumbrance, any such Lien shall only secure the Indebtedness that is secured by such Liens on the Effective Date and shall encumber only such assets as are encumbered by such Liens as of the Effective Date; and (i) any Lien stayed in connection with the Bankruptcy Cases, if applicable.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

“Permitted Senior Encumbrances” means (a) Permitted Encumbrances set forth in clauses (a), (b), (c), (d), (e) and (g) of the definition thereof and (b) any other Permitted Encumbrance permitted to be senior to the Liens granted under the Loan Documents pursuant to an Intercreditor Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Petition Date” means the date of the filing of the Bankruptcy Cases.

“Petition Date Deadline” has the meaning set forth in Section 5.13(b).

“Pledge Agreement” means the non-recourse Pledge Agreement dated as of the Effective Date, by and between the Company and the Administrative Agent.

“Prepetition” means the time period ending immediately prior to the filing of the Bankruptcy Cases on the Petition Date.

“Prepetition Senior Secured Obligations” means the secured obligations of the Borrowers under the Lind Financing and the MCA Financing.

“Prepetition Senior Secured Parties” means the holders of the Prepetition Senior Secured Obligations.

“Pro Rata Share” means, with respect to any Lender in respect of any rights or obligations affecting or involving all Lenders (including any reimbursement obligations in respect of any indemnity claim arising out of an action or omission of Administrative Agent under this Agreement), the percentage (carried out to the ninth decimal place) of the total New Term Loan Commitments or Loans, of all Classes hereunder represented by the aggregate amount of such Lender’s New Term Loan Commitments or Loans, as the case may be, of all Classes hereunder. If the New Term Loan Commitments have terminated or expired, the Pro Rata Share with respect to such Class shall be determined based upon the outstanding principal amount of the New Term Loans at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity Interest” means and refers to any Equity Interests issued by the Company (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Recipient” means (a) Administrative Agent and (b) any Lender, as applicable.

“Register” has the meaning assigned to such term in Section 10.04.

“Registered Loan” has the meaning assigned to such term in Section 10.04.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, and advisors of such Person and of such Person’s Affiliates.

“Responsible Officer” means the chief executive officer, president, chief financial officer, principal accounting officer, treasurer, vice president of finance or controller of any Person. Any document delivered hereunder that is signed by a Responsible Officer of any Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of or issued by such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest or Equity Right of or issued by such Person or any payment of management fees or consulting fees to any holder of Equity Interests of such Person.

“Restrictive Agreement” has the meaning assigned to such term in Section 6.08.

“Roll-Up DIP Loan” has the meaning assigned to such term in Section 2.01(c)(iii).

“Roll-Up DIP Lender Supplement” means a Roll-Up DIP Lender Supplement substantially in the form attached hereto as Exhibit 2.01(c).

“Sanctioned Person” has the meaning assigned to such term in Section 3.17.

“Sanctions” means any sanctions administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce or the U.S. Department of State, the United Nations Security Council, the European Union and its member states, His Majesty’s Treasury, Canada, the Netherlands, or other relevant sanctions authority.

“Scheduled Maturity Date” means the date that is one hundred twenty (120) days following the Effective Date.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means the holders of the Obligations from time to time and shall include (i) each Lender in respect of its Loans, (ii) the Administrative Agent and the Lenders in respect of all other present and future obligations and liabilities of Borrowers of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each indemnified party under Section 10.03 in respect of the obligations and liabilities of Borrowers to such Person hereunder and under the other Loan Documents, and (iv) their respective successors and (in the case of a Lender and the Administrative Agent, permitted) transferees and assigns.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Agreement” means the Pledge and Security Agreement dated as of the Effective Date, among Borrowers (and any other Borrower or Guarantor that becomes a party thereto by joinder after the Effective Date), as “Grantors”, and the Administrative Agent.

“Security Documents” means (a) the Security Agreement, (b) any Intercreditor Agreements, (c) the Pledge Agreement, (d) from and after the Petition Date, the DIP Order, (e) each other agreement, instrument, mortgage, deed of trust or document that creates or purports to create a Lien securing the Obligations in favor of the Administrative Agent pursuant to or in connection with the Security Agreement, the Pledge Agreement and/or this Agreement and all UCC financing statements and fixture filings, or such other agreement, instrument, or document to be filed with respect to the Liens created pursuant thereto and each other security agreement or other document executed and delivered on or after the Effective Date to secure any of the Obligations and (f) any amendments, supplements, modifications, renewals, restatements, replacements, consolidations, substitutions and extensions of any of the foregoing in accordance with their respective terms.

“Specified Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate (i) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or (ii) otherwise has any liability (including contingent liability).

SUBJECT TO FRE 408 & ITS EQUIVALENTS

“Sponsor Protections” means such customary plan sponsor protections acceptable to the Plan Sponsor, including a (x) break-up fee not to exceed 3% of the “Equity Purchase Amount” set forth in the Prepackaged Plan, (y) expense reimbursement of up to $750,000 in the event that a competing plan of reorganization is confirmed, and (z) minimum financing overbid in the amount of $500,000.

“Subordinated Secured Note Claim” has the meaning assigned to such term in the Prepackaged Plan.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which more than 50% of the Equity Interests or more than 50% of the ordinary voting power, are as of such date, owned, controlled or held by the parent (either directly or through one or more intermediaries or both) or (b) the management of which is, as of such date, otherwise controlled, by the parent (either directly or through one or more intermediaries or both). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Guarantors” means each Subsidiary that has executed a Guaranty Agreement. As of the Effective Date, there are no Subsidiary Guarantors.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Value” means, in respect of any Hedging Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreement, (a) for any date on or after the date such Hedging Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a) of this definition the amount determined as the mark-to-market value for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement (which may include any Lender or any Affiliate of any Lender).

“Toggle Draw Conditions” has the meaning assigned to such term in Section 4.03.

“Toggle Draw Date” has the meaning assigned to such term in Section 4.03.

“Toggle Event” means, upon the occurrence of a Toggle Event Trigger, the election of the Plan Sponsor in its sole discretion upon written notice to the Debtors (e-mail being sufficient) to pursue, in lieu of the Prepackaged Plan, a sale of substantially all of the assets of the Borrowers pursuant to a sale process conducted under Section 363 of the Bankruptcy Code (with bidding procedures to be approved by the Bankruptcy Court in a form acceptable to the Plan Sponsor), under which the Plan Sponsor shall act as a stalking horse bidder.

“Toggle Event Trigger” means the occurrence of any of the following, after commencement of the Bankruptcy Cases and entry of the Interim DIP Order: (i) the failure to meet any Milestone hereunder, (ii) the occurrence of any Event of Default hereunder, (iii) the failure to satisfy the Direct Investment Commitment Conditions (as such term is defined in the Prepackaged Plan) that have not been waived or (iv) the failure to obtain affirmative votes of the Vendor Claims in sufficient amount and number to satisfy the requirements of class acceptance under the Bankruptcy Code upon tabulation of votes received on or prior to the Voting Deadline, with such tabulation to occur within two (2) Business Days following the Voting Deadline.

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“Tranche 1 Roll-Up DIP Loan” has the meaning assigned to such term in Section 2.01(c)(i).

“Tranche 2 Roll-Up DIP Loan” has the meaning assigned to such term in Section 2.01(c)(ii).

“Tranche 3 Roll-Up DIP Loan” has the meaning assigned to such term in Section 2.01(c)(iii).

“Transactions” means the execution, delivery and performance by the Borrowers of the Loan Documents, the borrowing (or deemed borrowing) of Loans and other credit extensions and the use of proceeds thereof.

“UCC” means the New York Uniform Commercial Code as adopted in the State of New York; provided in connection with any Lien granted under any Security Document, if the laws of any other jurisdiction would govern the perfection or enforcement of such Lien, “UCC” means the Uniform Commercial Code as in effect in such jurisdiction with respect to such Lien.

“United States” and “U.S.” mean the United States of America.

“Unused Commitment” means, at any time with respect to any Lender holding New Term Loan Commitments, the amount equal to (a) such Lender’s New Term Loan Commitment minus (b) the aggregate amount of the outstanding New Term Loans of such Lender.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.13(g).

“USA Patriot Act” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws”.

“Vendor” means a vendor that sells products or SKUs (stock-keeping units) on any of the Borrowers’ platforms.

“Vendor Claim” means the aggregate unsecured Claims of a Vendor against the Borrowers for past due invoices when such Claims total an amount greater than $10,000.

“Voting Deadline” has the meaning set forth in Section 5.13(d).

“Wholly-Owned” means a Person in which (other than directors’ qualifying shares required by law) 100% of the Equity Interests and Equity Rights, at the time as of which any determination is being made, is owned, beneficially and of record, by a Borrower, or by one or more of the other Wholly-Owned Subsidiaries of a Borrower, or both.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Borrower and Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

SECTION 1.02. Classification. For purposes of this Agreement, Loans, Borrowings, Lenders and Claims may be classified and referred to by Class (e.g., a New Bridge Loan, a New Money DIP Loan Borrowing or a Tranche 2 Roll-Up DIP Lender).

SECTION 1.03. Interpretation. With reference to this Agreement and each other Loan Document, unless other specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) unless otherwise specified, all references in any Loan Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document, (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (viii) unless otherwise explicitly provided herein, any reference to the consent or approval of Fifth Star shall mean the consent or approval of Fifth Star in its capacity as the Administrative Agent and a Lender hereunder and (ix) unless otherwise explicitly provided herein, any reference to the consent or approval of Fifth Star, the Administrative Agent or any applicable Lenders, as applicable, shall be construed to mean the consent or approval of Fifth Star, the Administrative Agent or such Lenders, as applicable in its or their sole discretion and in writing.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed, and all accounting determinations and computations required under the Loan Documents shall be made, in accordance with GAAP, as in effect from time to time, consistently applied.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

Article II THE CREDITS

SECTION 2.01. The Commitments.

(a) New Bridge Loan. Subject to the terms and conditions set forth herein, the New Bridge Lender agrees to make a term loan (the “New Bridge Loan”) to Borrowers on the Effective Date (without the need for a Borrowing Request, but subject to Section 2.06), subject to the satisfaction (or waiver) of the New Bridge Loan Conditions, in an aggregate principal amount of $3,000,000.00; provided that, in any case, the aggregate principal amount of borrowing of the New Bridge Loan hereunder shall not exceed the New Bridge Lender’s New Bridge Loan Commitment then in effect. Proceeds of the New Bridge Loan, net of payment of any amounts required to be paid to other Persons pursuant to the Draw Conditions, shall be deposited in the Funding Account and used solely as permitted herein. Amounts repaid in respect of New Bridge Loans may not be reborrowed.

(b) New Money DIP Loans. Subject to the terms and conditions set forth herein and in the DIP Order, the New Money DIP Lender agrees to make one or more term loans (each, a “New Money DIP Loan”, and together with the New Bridge Loan, each a “New Term Loan” and collectively, the “New Term Loans”) to Borrowers:

(i) from time to time on each DIP Draw Date, consistent with the Approved Budget and subject to the satisfaction (or waiver) of the DIP Draw Conditions, in an aggregate principal amount not to exceed $5,000,000.00; provided, however, that no more than $4,000,000.00 in the aggregate shall be made available or drawn prior to the entry of the Final DIP Order (the “Interim Availability”); provided further, however, that an additional $1,000,000.00 in principal amount (the “Additional Availability”) shall be made available or drawn following entry of the Final DIP Order upon satisfaction of the DIP Draw Conditions (including for the avoidance of doubt, the condition set forth in Section 4.02(j)); and

(ii) from time to time in the New Money DIP Lender’s sole discretion, solely after the occurrence of a Toggle Event, on each Toggle Draw Date, consistent with the Approved Budget and subject to the satisfaction (or waiver) of the Toggle Draw Conditions, in an aggregate principal amount not to exceed $6,000,000.00;

provided that, in any case, the aggregate principal amount of borrowing of New Money DIP Loans hereunder shall not exceed the New Money DIP Lender’s New Money DIP Loan Commitment then in effect. Proceeds of the New Money DIP Loans, net of payment of any amounts required to be paid to other Persons pursuant to the Draw Conditions, shall be deposited in the Funding Account and used solely as permitted herein. Amounts repaid in respect of New Money DIP Loans may not be reborrowed.

(c) Roll-Up DIP Loans. Immediately upon the extension of New Money DIP Loans by the New Money DIP Lender on the initial DIP Draw Date:

(i) the New Bridge Loan shall automatically be deemed exchanged for and converted into (without the need for a Borrowing Request) a term loan to the Borrowers hereunder (the “Tranche 1 Roll-Up DIP Loan”) in a principal amount equal to the outstanding principal amount and accrued and unpaid interest of the New Bridge Loan as of such initial DIP Draw Date;

(ii) each Existing Bridge Loan designated as a “Tranche 2 Loan” on Schedule 2.01(c) attached hereto for which the Administrative Agent has received a Roll-Up DIP Lender Supplement executed by the Borrowers and the applicable Roll-Up DIP Lender as of such initial DIP Draw Date shall automatically be deemed exchanged for and converted into (without the need for a Borrowing Request) a term loan to the Borrowers hereunder (each, a “Tranche 2 Roll-Up DIP Loan”) in a principal amount equal to the outstanding principal amount and accrued and unpaid interest of such Existing Bridge Loan as of such initial DIP Draw Date; and

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(iii) each Existing Bridge Loan designated as a “Tranche 3 Loan” on Schedule 2.01(c) hereto for which the Administrative Agent has received a Roll-Up DIP Lender Supplement executed by the Borrowers and the applicable Roll-Up DIP Lender as of such initial DIP Draw Date shall automatically be deemed exchanged for and converted into (without the need for a Borrowing Request) a term loan to the Borrowers hereunder (each, a “Tranche 3 Roll-Up DIP Loan”, and together with the Tranche 1 Roll-Up DIP Loan and the Tranche 2 Roll-Up DIP Loans, each a “Roll-Up DIP Loan” and collectively, the “Roll-Up DIP Loans”) in a principal amount equal to the outstanding principal amount and accrued and unpaid interest of such Existing Bridge Loan as of such initial DIP Draw Date.

Such exchange and conversion shall not constitute a novation, and such Roll-Up DIP Loans shall constitute Obligations for all purposes hereunder and under the Loan Documents and in the DIP Order. Amounts of Roll-Up DIP Loans repaid may not be reborrowed.

SECTION 2.02. [Reserved].

SECTION 2.03. Requests for Borrowings. To request a Borrowing of New Money DIP Loans, Borrowers shall notify Administrative Agent and the applicable New Term Lender of such request in writing, which request must be received by Administrative Agent and such New Term Lender not later than 1:00 p.m., New York City time, two (2) Business Days before the date of the proposed Borrowing (or such shorter notice as agreed to by the Administrative Agent and such New Term Lender in their sole discretion). Each such Borrowing Request shall be irrevocable (but may be conditional) and shall be in the form attached hereto as Exhibit 2.03 and signed by Borrowers. Each Borrowing Request shall specify (a) the aggregate amount of the requested Borrowing and (b) the date of such Borrowing, which shall be a Business Day. The execution by the Borrowers of this Agreement shall be deemed to be a request for the New Bridge Loans on the Effective Date and for the Roll-Up DIP Loans on the initial DIP Draw Date, and no separate Borrowing Request shall be required for the Borrowing of the New Bridge Loans or the Roll-Up DIP Loans.

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. Funding of Borrowings.

(a) Funding by Lenders. The New Bridge Lender shall make the New Bridge Loan to be made by it hereunder on the proposed date thereof in immediately available funds, net of an aggregate payment of $500,000 in respect of fees of the financial advisor and legal counsel to Fifth Star, to the Funding Account.

(b) [Reserved].

(c) From time to time (but no more than once per calendar week unless otherwise consented to by the Administrative Agent), by delivery to the Administrative Agent (by e-mail or facsimile) of a Funding Account Withdrawal Notice executed by a Responsible Officer of the Borrowers, the Borrowers may request that the Administrative Agent release funds held in the Funding Account, consistent with the Approved Budget (subject to variances permitted under Section 5.11(b)). Any Funding Account Withdrawal Notice shall specify the requested date for the disbursements requested therein, which date shall be the same Business Day for all disbursements requested therein (unless the Administrative Agent, in its sole discretion, agrees to release funds on more than one (1) Business Day). The Borrowers shall deliver any Funding Account Withdrawal Notice no later than 12:00 p.m. (New York City time) one (1) Business Day prior to the requested funding date; provided that the Administrative Agent, in its discretion, may waive or reduce the foregoing prior notice requirements. Subject to the foregoing prior notice requirements and Article IV, the Administrative Agent shall release such funds on the requested date specified in the applicable Funding Account Withdrawal Notice.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

SECTION 2.07. [Reserved].

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated in accordance with the terms hereof, the New Bridge Loan Commitment shall terminate on the Effective Date and the New Money DIP Loan Commitments shall terminate on the last day of the New Money DIP Loan Availability Period (in each case, after giving effect to the Borrowing on such date).

(b) Each of the New Term Loan Commitments shall be reduced on each date on which the applicable New Term Loans are incurred (after giving effect to any Borrowing on such date) in an amount equal to the aggregate principal amount of New Term Loans incurred on such date. For the avoidance of doubt, the payment in kind of the unused line fee contemplated by Section 2.11(a) shall not reduce any New Term Loan Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) Repayment. Each Borrower, jointly and severally, hereby unconditionally promises to pay the Loans to Administrative Agent for the account of the Lenders, on the Maturity Date or any earlier date of termination of this Agreement or acceleration of the Loans due hereunder in accordance with the terms hereof, the remaining unpaid principal amount of the Loans in cash; provided, however, that the Lenders may consent and agree to other treatment in connection with an Acceptable Plan.

(b) Manner of Payment. Notwithstanding anything herein to the contrary (but subject to Section 8.02), each repayment of Loans shall be applied, first, to the New Money DIP Loans until the New Money DIP Loans have been repaid in full, second, to the Tranche 1 Roll-Up DIP Loans (or New Bridge Loans, as applicable) until the Tranche 1 Roll-Up DIP Loans (or New Bridge Loans, as applicable) have been repaid in full, and third, on a pro rata basis to the Tranche 2 Roll-Up DIP Loans and the Tranche 3 Roll-Up DIP Loans.

(c) Maintenance of Loan Accounts by Lenders and Administrative Agent. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Class thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Effect of Entries. The entries made in the accounts maintained pursuant to Section 2.09(c) shall be conclusive evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrowers to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts maintained by any Lender and the accounts of Administrative Agent in respect of such matters, the accounts of Administrative Agent shall control in the absence of manifest error.

SECTION 2.10. Prepayment of Loans.

(a) Optional Prepayments. Borrowers shall not have the right to prepay any Loans in whole or in part without the consent of Fifth Star.

(b) Mandatory Prepayments. Except as may be otherwise consented to by Fifth Star from time to time in writing, Borrowers will prepay the Loans, as follows:

(i) Sale of Assets or Events of Loss. If on any date a Borrower shall receive Net Cash Proceeds from (x) any Disposition (excluding any Ordinary Course Disposition) or (y) any Event of Loss, then, within two (2) Business Days of the date of receipt by a Borrower of such Net Cash Proceeds, the Borrowers shall prepay the Loans in an amount equal to (A) in connection with any Event of Loss, 100% of the amount of such Net Cash Proceeds, (B) in connection with all such Dispositions, 100% of such Net Cash Proceeds, with such prepayment being applied to the Loans as set forth in Section 2.10(c). The provisions of this Section do not constitute consent to the consummation of any Disposition not permitted by Section 6.04.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(ii) Indebtedness Issuance. Without limiting the obligation of Borrowers to obtain the consent of Fifth Star pursuant to Section 6.01 to the incurrence of any Indebtedness not otherwise permitted hereunder, upon the incurrence of any Indebtedness (other than Indebtedness permitted under this Agreement), Borrowers shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds thereof within two (2) Business Days of receipt thereof, such prepayment to be effected in the manner and to the extent specified in Section 2.10(c).

(c) Order of Application to Loans. Each optional and mandatory prepayment of the Loans under this Section 2.10 shall be applied to repay the outstanding principal balance of the Loans until the Loans shall have been repaid in full. Each prepayment of Loans shall be applied in accordance with Section 2.09(b) and Section 8.02.

(d) Notices, Etc.

(i) Five (5) Business Days prior to any prepayment under Section 2.10(b) (or such shorter period as Fifth Star may agree in its sole discretion), Borrowers shall deliver to Administrative Agent a certificate signed by a Responsible Officer of Borrowers containing a reasonably detailed calculation of the amount of such prepayment.

(ii) Promptly following receipt of any prepayment notice relating to a Borrowing or such certificate relating to a prepayment, Administrative Agent shall advise the relevant Lenders of the contents thereof and of the amount of such Lender’s portion of such prepayment.

(iii) Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be made in the manner specified in Section 2.09(b) and this Section 2.10.

SECTION 2.11. Fees.

(a) Unused Line Fees. Each Borrower, jointly and severally, agrees to pay to Administrative Agent, for the account of each Lender holding New Term Loan Commitments an unused line fee, which shall accrue at a per annum rate equal to 1.50% on the average daily Unused Commitment of such Lender during the period from and including the Effective Date to but excluding the earlier of the date such New Term Loan Commitment terminates and the Maturity Date. Accrued unused line fees for this Section 2.11(a) through and including the last day of each calendar month shall be added to the outstanding principal amount of the New Term Loans on the second Business Day following such date and on the date the New Term Loan Commitment terminates, commencing on the first such date to occur after the Effective Date. All unused line fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Fees. Each Borrower, jointly and severally, agrees to pay to the relevant Persons the fees payable in the amounts and at the times separately agreed upon in the Fee Letters.

(c) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars, to Administrative Agent for distribution, other than in the case of fees payable solely for account of Administrative Agent, to the Lenders entitled thereto. Certain fees may be added to the outstanding principal amount of the Loans, as set forth in the Fee Letter. Fees paid shall not be refundable under any circumstances.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

SECTION 2.12. Interest.

(a) New Term Loans. The Loans comprising the New Bridge Loan and the New Money DIP Loan shall bear interest at a rate per annum equal to 15%.

(b) Bridge Loans. The Roll-Up DIP Loans shall bear interest as set forth in the Existing Bridge Loan Documents (or, in the case of the Tranche 1 Roll-Up DIP Loans, at the rate applicable to the New Bridge Loans set forth in Section 2.12(a)).

(c) Default Interest. Upon and following the occurrence of any Event of Default and for so long as such Event of Default is continuing, Borrowers shall pay interest on the principal amount of all outstanding Loans and, to the fullest extent permitted by law, the outstanding amount of all interest, fees and other Obligations, at a rate per annum equal to the Default Rate.

(d) Payment of Interest. Accrued interest on each Loan shall be added on the last day of each month to the outstanding principal amount of such Loans (and thereafter bear interest at the rate set forth in clauses (a), (b) and (c) above, as applicable); provided that upon the occurrence of an Event of Default, the interest set forth in clauses (a), (b) and (c) shall be payable on demand in cash. In the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any interest computed with respect to the Existing Bridge Loan Documents shall be computed as set forth therein.

SECTION 2.13. Taxes.

(a) Defined Terms. For purposes of this Section 2.13, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(e) Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 2.13(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.13(f), such Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrowers and Administrative Agent, at the time or times reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrowers or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation (other than such documentation set forth in clauses (A), (B), and (D) of Section 2.13(g)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrowers and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

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(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), whichever of the following is applicable:

(a) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(b) executed originals of IRS Form W-8ECI;

(c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate substantially in the form attached hereto as Exhibit 2.13-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(d) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by any required IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form attached hereto as Exhibit 2.13-2 or Exhibit 2.13-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form attached hereto as Exhibit 2.13-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be necessary for Borrowers and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.13(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.13(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the New Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.14. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, under Section 10.03 or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without counterclaim, set-off, or other deduction or condition. Any amounts received after such time on any date may, in the discretion of Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at such account as Administrative Agent may designate to Borrowers in writing from time to time, except (i) as otherwise expressly provided in the relevant Loan Document, (ii) that payments pursuant to Sections 2.16 and 10.03 shall be made directly to the Persons entitled thereto and (iii) as expressly consented to by the Administrative Agent in writing. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof in like funds as received by wire transfer to such Lender’s lending office as specified in its Administrative Questionnaire or such other office as notified in writing by such Lender to Administrative Agent. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document shall be made in Dollars.

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(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest, fees and expenses then due hereunder, then funds shall be applied in accordance with Section 8.02.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein as of the date of this Agreement: (i) each Borrowing of, or conversions of, Loans (including any deemed Borrowing of Roll-Up DIP Loans on the initial DIP Draw Date) in a particular Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective New Term Loan Commitments of such Class (in the case of the making of New Term Loans) or their respective unpaid principal amounts of Loans of such Class (in the case of conversions and continuations of Loans); (ii) each payment or prepayment of principal of Loans of any Class by Borrowers, shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iii) each payment of interest on Loans of any Class by Borrowers shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on the Loans of such Class then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall obtain payment in respect of any principal of or interest on any of its Loans not in accordance with the priority of payments set forth herein or in excess of its ratable share of the aggregate amount of outstanding Loans of the applicable Class and accrued interest thereon, then such Lender shall notify Administrative Agent of such fact and remit such excess payment to the Administrative Agent within two (2) Business Days.

(e) Presumptions of Payment. Unless Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to Administrative Agent for the account of the Lenders that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption but without any obligation to do so, distribute to the Lenders the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of Administrative Agent to any Lender or Borrowers with respect to any amount owing under this Section 2.17(e) shall be conclusive, absent manifest error.

(f) Certain Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(g) Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by Administrative Agent hereunder is rescinded or must otherwise be restored or returned by Administrative Agent as a preference, fraudulent conveyance, or otherwise under any Debtor Relief Law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to Administrative Agent together with a pro rata portion of any interest paid by or other charges imposed on Administrative Agent in connection with such rescinded or restored payment.

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Article III REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant (with each representation and warranty being deemed in effect after giving effect to the Transactions and subject to the Bankruptcy Events and Circumstances) to Administrative Agent and the Lenders that on the Effective Date, on each Draw Date and on such other dates as such representations and warranties are required to be made:

SECTION 3.01. Organization; Powers. Each of the Borrowers is (a) duly organized, validly existing, and, if applicable in its jurisdiction of organization, in good standing or the equivalent status under the laws of the jurisdiction of its organization, (b) subject to the entry and terms of the Interim DIP Order (and the Final DIP Order, when applicable), has all requisite corporate or similar power and authority and all material governmental licenses, permits, authorizations, and other approvals and entitlements to own and operate its property, to lease or sublease any property its operates, to occupy any property it occupies, and to carry on its business as now conducted and as contemplated to be conducted by it upon and following the consummation of the Transactions, (c) if applicable, subject to the entry and terms of the Interim DIP Order (and the Final DIP Order, when applicable), has all requisite corporate or similar power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (d) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is duly qualified or licensed and is in good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the characters of its properties or the nature of its business requires such qualification or authorization.

SECTION 3.02. Authorization; Enforceability. The execution, delivery and performance by each Borrower of the Loan Documents and the documents related to the Transactions to which it is a party and the performance of each Borrower’s obligations thereunder are within each Borrower’s requisite corporate or similar powers and have been duly authorized by all necessary corporate, limited liability company or other organizational action, and, if required, by all necessary action by holders of Equity Interests in each such Borrower. To the extent applicable, subject to the entry and terms of the Interim DIP Order (and the Final DIP Order, when applicable), the Loan Documents to which each Borrower is a party have been duly executed and delivered by such Borrower and constitute, a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as such enforceability may be limited by (a) Debtor Relief Laws or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03. Governmental Approvals; No Conflicts. To the extent applicable, subject to the entry and terms of the Interim DIP Order (and the Final DIP Order, when applicable), the execution, delivery and performance by each Borrower of the Loan Documents to which it is a party and the documents related to the Transactions to which it is a party and the performance of each Borrower’s obligations thereunder (a) do not require any consent, authorization or approval of, registration or filing with, notice to, or any other action by, any Governmental Authority or any other Person, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable material law or regulation applicable to any Borrower or its Subsidiaries or the Organizational Documents of any Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any Material Contract or Material Indebtedness binding upon any Borrower or any of its Subsidiaries or its assets, or require the acceleration of any payment to be made by any such Person thereunder, (d) will not conflict with or result in a breach or contravention of, any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Borrower or any of its Subsidiaries is a party or affecting such Person or its properties, and (e) except for the Liens created pursuant to the Security Documents and, if applicable, the DIP Order, will not result in the creation or imposition of any Lien on any asset of any Borrower or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) Financial Condition. Borrowers have heretofore furnished to Administrative Agent and Lenders internally prepared balance sheets and related statements of income, members’ equity and cash flows of the Company for the Fiscal Quarter ending September 30, 2023 and for the portion of the Fiscal Year ending November 30, 2023, in each case, prepared on a consolidated basis in conformity with GAAP. Such financial statements or financial information present fairly in all material respects, the financial position and results of operations and cash flows of the Borrowers, as of such dates and for such periods in accordance with GAAP (where applicable), subject to year-end audit adjustments and the absence of footnotes in the case of any such unaudited financial statements. As of the last day of the Fiscal Quarter ended September 30, 2023, no Company had any Material Indebtedness or other material liabilities required in accordance with GAAP to be reflected or provided for in their balance sheets, except as reflected or provided for in the balance sheets referred to in this Section 3.04(a).

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(b) No Material Adverse Change. Since December 31, 2022, no events have occurred that either individually or in the aggregate could reasonably be expected to have or cause a Material Adverse Effect.

SECTION 3.05. Properties.

(a) Property Generally. Each Borrower and its Subsidiaries has (a) good and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to or right to use (in the case of all other personal property), all of their respective material assets reflected in their most recent financial statements delivered hereunder, except for minor defects in title to property that do not materially interfere with its ability to conduct its business as currently conducted or to use such property for their intended purposes. All such assets are free and clear of Liens except for Permitted Encumbrances.

(b) Intellectual Property. Each Borrower and its Subsidiaries owns, or is licensed or otherwise has rights to use, all trademarks, tradenames, copyrights, patents and other intellectual property reasonably necessary to the operation of its business, and the operation of the business of such Borrower and its Subsidiaries does not infringe upon, misappropriate, or otherwise violate the rights of any other Person.

SECTION 3.06. Litigation.

(a) Actions, Suits and Proceedings. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of any Borrower, threatened against or adversely affecting any Borrower or any of its Subsidiaries that involve any of the Loan Documents or any of the Transactions contemplated hereby or thereby or involve a specified amount in controversy individually in excess of $50,000 or could reasonably be expected to result in a Material Adverse Effect, except, in each case, for matters disclosed on Schedule 3.06.

(b) Disclosed Matters. Since the Effective Date, there has been no material change in the status of the Disclosed Matters (or any matter arising prior to the Effective Date and not required to be disclosed on Schedule 3.06).

SECTION 3.07. Compliance with Laws and Agreements. No Borrower nor any Subsidiary is subject to, in violation of, or in default with respect to, any judgments, laws, regulations, orders, writs, injunctions and decrees of any Governmental Authority applicable to it or its property that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Borrower nor any Subsidiary thereof is in default with respect to any indenture, contract or other agreement.

SECTION 3.08. Investment Company Status. No Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation that limits its ability to incur Indebtedness or that otherwise renders all or any portion of the Obligations unenforceable, and no Borrower is required to register as an “investment company” under and as defined in the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Borrower and its Subsidiaries and Tax Affiliates have filed or caused to be filed all federal and all material state, local and non-U.S. Tax returns and reports required to have been filed by their due date (including any extensions) and has paid or caused to be paid all Taxes shown therein to be due and has paid all other material Taxes, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which such Person has set aside on its books adequate reserves in accordance with the GAAP or (b) Taxes which are not yet delinquent for a period of more than thirty (30) days. There is no tax assessment proposed in writing, or to the knowledge of any Borrower, threatened in writing, against any Borrower or any of its Subsidiaries or Tax Affiliates that could, if made, be reasonably expected to have a Material Adverse Effect. No Borrower nor any Subsidiary thereof is party to any tax sharing agreement.

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SECTION 3.10. ERISA. None of Borrower, any of its Subsidiaries or any ERISA Affiliate sponsor, maintain, contribute to, or have any obligation to contribute to, and Borrower and its Subsidiaries do not otherwise have any liability (including contingent liability on account of any ERISA Affiliate), to any Multiemployer Plan or any Specified Plan. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would result in a Material Adverse Effect. No Borrower is nor will be a Benefit Plan or a “governmental plan” within the meaning of ERISA. Neither the execution of this Agreement nor the consummation of any of the Transactions will constitute a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. No Borrower nor any of its Subsidiaries sponsor, maintain, or contribute to or otherwise has any liability (including liability on account of any ERISA Affiliate) to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of Borrower or any of its ERISA Affiliates (other than in accordance with Section 4980B of the Code or any similar State law).

SECTION 3.11. Disclosure.

(a) All financial projections and forecasts delivered to Administrative Agent and the Lenders in connection with this Agreement have been prepared by Borrowers in good faith based upon reasonable assumptions believed by Borrowers to be reasonable at the time made available to Administrative Agent and the Lenders, it being recognized by Administrative Agent and the Lenders that such projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond Borrowers’ control, that no assurance can be given that any particular projection will be realized, and that actual results during the period or periods or covered by such projections may differ significantly from the projected results and such differences may be material.

(b) All written information (other than the projections and forecasts described in Section 3.11(a) and other forward-looking statements and information of a general economic or industry nature) furnished by or on behalf of any Borrower, to Administrative Agent or any Lenders in connection with the transactions contemplated hereby and the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) is, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect.

(c) The information included in the most recent Beneficial Ownership Certification delivered by the Borrowers pursuant to Section 4.01(m) or Section 5.02(j), as applicable, is true and correct in all respects.

SECTION 3.12. Federal Reserve Regulations; Use of Credit. Neither such Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or to refund Indebtedness originally incurred for such purpose. The Borrowers do not own any Margin Stock.

SECTION 3.13. Capitalization.

(a) Authorized and Outstanding Equity Interests. As of the Effective Date, set forth on Schedule 3.13 is a complete and accurate list of the number of shares of each class of Equity Interests of the Company authorized, and the number outstanding, on the Effective Date. All such shares are fully paid.

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(b) Equity Rights. Except as set forth on Schedule 3.13, (i) there are no outstanding Equity Rights with respect to the Company and (ii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of Equity Interests of the Company nor are there any outstanding obligations of the Company or any of its Subsidiaries to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Company or any of its Subsidiaries.

SECTION 3.14. Existing Subsidiaries and Investments.

(a) Subsidiaries. Set forth in Part A of Schedule 3.14 is a complete and correct list of all of the Subsidiaries of the Company as of the Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization, of such Subsidiary; (ii) each Person holding Equity Interests in such Subsidiary; (iii) the authorized, issued and outstanding Equity Interests issued by such Subsidiary; (iv) the Equity Interests held by each such Person; and (v) the percentage of ownership of such Subsidiary represented by such Equity Interests. Each of the Company and its Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents and Liens described in clauses (a) and (i) of the definition of Permitted Encumbrances, in each case, if any), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it in Part A of Schedule 3.14, and all of the issued and outstanding Equity Interests of each such Person organized as a corporation or limited liability company is validly issued, fully paid (if applicable) and, with respect to any corporation, non-assessable as of the Effective Date.

(b) Investments. Set forth in Part B of Schedule 3.14 is a complete and correct list of all Equity Interests constituting Investments (other than Investments disclosed in Part A of Schedule 3.14) held by any Borrower or any of its Subsidiaries in any Person on the Effective Date and, for each such Investment, (i) the identity of the Person or Persons holding such Investment and (ii) the nature of such Investment. Each Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Encumbrances), all such Investments as reflected on Schedule 3.14.

SECTION 3.15. Real Property. No Borrower owns any real property.

SECTION 3.16. Environmental Matters. Each Borrower and its Subsidiaries has obtained all material permits, licenses, and other authorizations required under all Environmental Laws to carry on its business. Each of such permits, licenses, and authorizations is in full force and effect and each Borrower and its Subsidiaries is in material compliance with the terms and conditions thereof, and is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in any applicable Environmental Law.

In addition:

(a) No written notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and to any Borrower’s knowledge, no investigation or review is pending or threatened by any Governmental Authority with respect to any alleged failure by any Borrower or any of its Subsidiaries to have any permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of such Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any release of any Hazardous Materials generated by such Borrower or any of its Subsidiaries.

(b) (i) No Borrower or any of its Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, or under any comparable state or local statute; (ii) there are no, underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now or, to any Borrower’s knowledge, previously owned, operated or leased by any Borrower or any of its Subsidiaries; and (iii) no Hazardous Materials have been released at, on or under any site or facility now or previously owned, operated or leased by any Borrower or any of its Subsidiaries in quantities or concentrations.

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(c) No written notification of a release of a Hazardous Material has been filed by or on behalf of any Borrower or any of its Subsidiaries and no site or facility now or previously owned, operated or leased by any Borrower or any of its Subsidiaries is listed or, to any Borrower’s knowledge, proposed for listing on the National Priorities List (“NPL”) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, listed for possible inclusion on the NPL by the Environmental Protections Agency in the Comprehensive Environmental Protection Agency in the Information System, as provided for by 40 C.F.R. § 300.5, or any similar state list requiring investigation or clean-up by any Borrower or any of its Subsidiaries.

SECTION 3.17. Sanctions/Anti-Corruption Representations.

(a) Each Borrower and its Subsidiaries are aware of the Anti-Terrorism Laws, Anti-Corruption Laws and laws relating to Sanctions applicable to them and of the requirements thereunder, and comply with same, including all those applicable in the jurisdictions in which Borrower and its Subsidiaries conduct business. No Borrower nor any of its Subsidiaries, nor, to its knowledge, any of its other Affiliates, is in violation of any Anti-Terrorism Laws, Anti-Corruption Laws or Sanctions or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Laws, Anti-Corruption Laws or Sanctions.

(b) No Borrower nor any of its Subsidiaries or their respective directors or officers, nor, to its knowledge, any of its other Affiliates, employees, or agents of any Borrower or any of its Affiliates, is a Person (each such Person, a “Sanctioned Person”) that is, or is owned or controlled by Persons that are: (i) the target of any Sanctions, or (ii) located, organized or resident in a country, region or territory that is, or whose government is, the target of comprehensive Sanctions (including, as at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

(c) No Borrower nor any of its Subsidiaries, nor to its knowledge any of its other Affiliates or any director, officer, employee or agent of any Borrower or any of its Affiliates, has engaged in, or will engage in, any dealings or transactions with any Sanctioned Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions (including, as at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

SECTION 3.18. Insurance. The properties of each Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Borrower or the applicable Subsidiary operates.

SECTION 3.19. Labor Matters, Etc. No Borrower nor any of its Subsidiaries are party to or bound by any collective bargaining agreement. To the best of any Borrower’s knowledge, there are no pending or threatened strikes, lockouts, work stoppages or other labor disputes against any Borrower or any of its Subsidiaries. Each Borrower has paid in all material respects all wages required.

SECTION 3.20. [Reserved].

SECTION 3.21. Material Contracts. Borrowers have delivered to Fifth Star duly executed copies of the Material Contracts as of the Effective Date, which are set forth on Schedule 3.21.

SECTION 3.22. No Burdensome Restriction. No Borrower nor any of its Subsidiaries is a party to or bound by any Restrictive Agreement (other than those permitted under Section 6.08) or subject to any restriction in its Organizational Documents or any applicable law or regulation of any Governmental Authority, in each case, the performance of or compliance with which could reasonably be expected to have a Material Adverse Effect.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

SECTION 3.23. Security and Priority.

(a) Prior to the Petition Date, the provisions of the Security Documents are, or will be at the time of execution and delivery thereof, effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and enforceable Lien on all right, title and interest of each Borrower in the Collateral described therein and the proceeds thereof; provided that such Lien will be (i) subject and subordinate to any valid, perfected and enforceable Lien securing the Prepetition Senior Secured Obligations and (ii) senior in all respects to any Lien in favor of a third party that is subject to subordination pursuant to any agreement or written acknowledgement or consent of the holder of such Lien, including any Intercreditor Agreement. Prior to the Petition Date, when all appropriate filings or recordings are made in the appropriate offices or other perfection action taken as contemplated hereby and by the Security Documents, the Liens created by each such Security Document will constitute fully perfected Liens on and security interests in all right, title and interest of the Borrowers in such Collateral and the proceeds thereof subject to the limitations and exceptions set forth in the Security Documents.

(b) From and after the Petition Date, if applicable, subject to the entry and the terms of the Interim DIP Order (and the Final DIP Order, when applicable), all of the Obligations of each Borrower are authorized by each DIP Order and shall at all times:

(i) pursuant to section 364(c)(1) of the Bankruptcy Code, constitute joint and several allowed superpriority administrative expense claims against the Borrowers (without the need to file any proof of claim) with priority over any and all other administrative expenses and all other unsecured claims asserted against Borrowers, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 363, 364, 365, 503, 506(b), 506(c) (subject to the entry of the Final DIP Order), 507(a), 507(b), 507(d), 546, 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims (the “DIP Super-Priority Claims”) shall for purposes of section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, and which DIP Super-Priority Claims shall be payable from and have recourse to all pre- and post-petition assets and property, whether existing on the Petition Date or thereafter acquired, of the Borrowers and all proceeds thereof (excluding Avoidance Actions but including, subject to entry of the Final DIP Order, the Avoidance Actions Proceeds); provided, however, such DIP Super-Priority Claims shall be junior and subordinate to and subject to prior payment in full, in cash, of (x) the Carve-Out and (y) the Prepetition Senior Secured Obligations and any adequate protection claims granted to the Prepetition Senior Secured Parties (if applicable) to the extent provided under the DIP Order. The DIP Super-Priority Claims granted on account of the Tranche 1 Roll-Up DIP Loans shall be immediately junior in payment priority and subject to the DIP Super-Priority Claims granted on account of the New Money DIP Loans, and the Tranche 2 Roll-Up DIP Loans and Tranche 3 Roll-Up DIP Loans shall be junior in payment priority and subject to the DIP Super-Priority Claims granted on account of the New Money DIP Loans and the Trance 1 Roll-Up DIP Loans. The DIP Super-Priority Claims shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that the Interim DIP Order (or, after entry thereof, the Final DIP Order) or any provision thereof is vacated, reversed, amended or otherwise modified, on appeal or otherwise;

(ii) pursuant to section 364(c)(2) of the Bankruptcy Code and the Security Documents, be secured by a valid, binding, perfected, continuing, enforceable, non-avoidable first priority security interest in and Lien on the Collateral of each Borrower to the extent such Collateral is not subject to valid, enforceable, perfected and non-avoidable Liens as of the Petition Date, including, the Avoidance Actions Proceeds (subject to entry of the Final DIP Order), any proceeds of the New Money DIP Loans, and any accounts holding such proceeds of the New Money DIP Loans, (x) which Obligations in respect of New Money DIP Loans shall be secured by first priority Liens and security interests, senior to all other Liens on such Collateral, (y) which Obligations in respect of Tranche 1 Roll-Up DIP Loans shall be secured by first priority Liens and security interests, senior to all other Liens on such Collateral other than such Liens securing the Obligations in respect of the New Money DIP Loans and (z) which Obligations in respect of Tranche 2 Roll-Up DIP Loans and Tranche 3 Roll-Up DIP Loans shall be secured by first priority Liens and security interests, senior to all other Liens on such Collateral other than such Liens securing the Obligations in respect of the New Money DIP Loans and Tranche 1 Roll-Up DIP Loans, pari passu as to each other and junior only the Liens securing the Obligations in respect of the New Money DIP Loans and the Trance 1 Roll-Up DIP Loans; provided that the Liens set forth in this paragraph shall be subject and subordinate to the Carve-Out and to any adequate protection liens granted to the Prepetition Senior Secured Parties (if applicable) to the extent provided under the DIP Order; and

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(iii) pursuant to sections 364(c)(3) and 364(d)(1) of the Bankruptcy Code and the Security Documents, also be secured by a valid, binding, perfected, continuing, enforceable, non-avoidable security interest and Lien on all other Collateral of each Borrower (i.e., Collateral other than Collateral described in Section 3.23(b)(ii) above), which security interests and Liens on such Collateral shall in each case be (i) senior to and prime all other Liens and security interests (other than liens and security interests identified in subclause (ii) below) in the Borrowers’ Collateral, and (ii) junior only to any valid, binding, enforceable, perfected and unavoidable Liens in favor of third parties that were (x) in existence immediately prior to the Petition Date and not subject to subordination to the New Term Loans pursuant to any Intercreditor Agreement, or (y) perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code; provided that the Lien set forth in this paragraph shall also be subject and subordinate to the Carve-Out and to any adequate protection liens granted to the Prepetition Senior Secured Parties (if applicable) to the extent provided under the DIP Order; provided further that (1) the Lien set forth in this paragraph securing Obligations in respect of New Money DIP Loans shall be senior to the Lien securing Obligations in respect of the Roll-Up DIP Loans, and the Lien, (2) the Lien set forth in this paragraph securing Obligations in respect of the Tranche 1 Roll-Up DIP Loan shall be immediately junior to the Lien securing Obligations in respect to the New Money DIP Loans but senior to the Lien securing Obligations in respect of the Tranche 2 Roll-Up DIP Loan and Tranche 3 Roll-Up DIP Loan Claims, and (3) the Liens set forth in this paragraph securing Obligations in respect of the Tranche 2 Roll-Up DIP Loan and Tranche 3 Roll-Up DIP Loans shall be pari passu as to each other and junior to the Liens securing Obligations in respect to the New Money DIP Loans and the Tranche 1 Roll-Up DIP Loan.

(c) Upon (and at all times after) the entry, and subject to the terms, of each of the Interim DIP Order and the Final DIP Order, each such DIP Order is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, enforceable and perfected security interest in the Collateral of the Borrowers and proceeds thereof, without any further action being required by the Administrative Agent or any Lender.

(d) Upon (and at all times after) the entry, and subject to the terms, of each of the Interim DIP Order and the Final DIP Order, each such DIP Order and the Loan Documents is sufficient to provide the DIP Super-Priority Claims and security interests in and Liens on the Collateral of the Borrowers described in, and with the priority provided in, Section 3.23(b) and the DIP Order, without any further action being required by the Administrative Agent.

SECTION 3.24. DIP Order. (a) From and after the Petition Date, the Borrowers are in compliance in all material respects with the terms and conditions of the Interim DIP Order or the Final DIP Order, as applicable.

(b) From and after the Interim DIP Order Date until the Final DIP Order Date, the Interim DIP Order, or at all times after the Final DIP Order Date, the Final DIP Order, is in full force and effect and has not been vacated, reversed, terminated, rescinded, or materially modified or amended without the prior written consent of Fifth Star.

(c) From and after the Petition Date, no appeal or motion for reconsideration of the DIP Order shall have been filed, or, if the DIP Order is the subject of a pending appeal or motion for reconsideration in any respect, none of such order, the making of the Loans or the performance by any Borrower of any of its obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal or reconsideration. The Borrowers, the Administrative Agent and the Lenders shall be entitled to rely in good faith upon the DIP Order, notwithstanding objection thereto or appeal therefrom by any interested party. The Borrowers, the Administrative Agent and the Lenders shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objection or appeal unless the relevant DIP Order has been stayed by a court of competent jurisdiction.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

SECTION 3.25. Bankruptcy Cases. (a) Solely to the extent the Petition Date occurs, the Bankruptcy Cases were commenced on the Petition Date in accordance with applicable laws and proper notice thereof was given for (i) the motion seeking approval of the Loan Documents and the Interim DIP Order and Final DIP Order, (ii) the hearing for the entry of the Interim DIP Order and (iii) following the entry of the Interim DIP Order, the hearing for entry of the Final DIP Order. The Borrowers shall give, on a timely basis as specified in the Interim DIP Order or the Final DIP Order, as applicable, all notices required to be given under the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and Local Bankruptcy Rules for the United States Bankruptcy Court for the District of Delaware, and as specified in the Interim DIP Order or Final DIP Order, as applicable.

(b) From and after the Petition Date, notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the provisions of Article VIII and the applicable provisions of the Interim DIP Order or the Final DIP Order, as the case may be (and subject to any notice required hereunder or thereunder), upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Administrative Agent and the Lenders shall be entitled to immediate payment of the Obligations and to enforce the remedies provided for hereunder, under the DIP Order or under applicable laws, without further motion or application to, or order from, the Bankruptcy Court.

(c) From and after the Petition Date, no order has been entered in any of the Bankruptcy Cases (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner (other than a fee examiner) or receiver having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under section 1104 of the Bankruptcy Code or (iii) to convert any of the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code or to dismiss any of the Bankruptcy Cases.

SECTION 3.26. Approved Budget. The initial Approved Budget attached hereto as Exhibit 3.26 and each subsequent Approved Budget delivered in accordance with Section 5.11 has been prepared in good faith, with due care and based upon assumptions the Borrowers believe to be reasonable assumptions on the date of delivery of the then-applicable Approved Budget. To the knowledge of the Borrowers, no facts exist that (individually or in the aggregate) could reasonably be expected to result in any material change in the Approved Budget, other than those disclosed to Fifth Star.

Article IV CONDITIONS PRECEDENT.

SECTION 4.01. Effective Date. The effectiveness of this Agreement and the obligation of the New Bridge Lender to make the New Bridge Loan hereunder shall not become effective until the date on which Fifth Star shall have received (or waived in writing) each of the following (the “New Bridge Loan Conditions”), in each case reasonably satisfactory to Fifth Star in form and substance:

(a) Executed Counterparts. From each party thereto, a counterpart of this Agreement and the other Loan Documents to be executed and delivered as of the Effective Date, signed and delivered on behalf of such party.

(b) Opinions of Counsel to Borrowers. A customary legal opinion (addressed to Administrative Agent and the New Bridge Lender and dated the Effective Date) of DLA Piper LLP (US), counsel to Borrowers, regarding the Transactions (including, for the avoidance of doubt, no conflicts opinions with certain specified agreements) and such other matters as Fifth Star shall reasonably request.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(c) Corporate Documents. Such documents and certificates as Fifth Star may reasonably request relating to the organization, existence and good standing of each Borrower, the authorization of the Transactions, the identity, authority and capacity of each Responsible Officer authorized to act on behalf of a Borrower in connection with the Loan Documents and any other legal matters relating to the Borrowers, this Agreement, the other Loan Documents or the Transactions.

(d) Security Documents.

(i) The Security Agreement and the Pledge Agreement, duly executed and delivered by the Borrowers and the Administrative Agent party thereto, and the results, dated as of a recent date prior to the Effective Date, of searches conducted (i) in the UCC filing records in each of the governmental offices in each jurisdiction in which any Borrower or any personal property and fixture Collateral is located, and (ii) of the records maintained by the U.S. Patent and Trademark Office and the U.S. Copyright Office with respect to all United States patents and patent applications, all United States registered trademarks and trademark applications and all United States registered copyrights and copyright applications constituting part of the Collateral, which in each case shall have revealed no Liens with respect to any of the Collateral except Permitted Encumbrances or Liens discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to Fifth Star. Without limiting the foregoing, subject to (x) prior to the Petition Date, any Intercreditor Agreements and (y) from and after the Petition Date, the DIP Order, each Borrower shall deliver: (x) all certificates, if any, representing the outstanding Equity Interests constituting Collateral of each Subsidiary owned by or on behalf of such Borrower as of the Effective Date, promissory notes, if any, evidencing Indebtedness owed to such Borrower as of the Effective Date after giving effect to the Transactions, in each case to the extent constituting Collateral and required to be delivered pursuant to the terms of the Security Agreement or the Pledge Agreement, and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates and promissory notes; (y) except as may be required by Section 5.17, all fully executed Control Agreements as required hereby or the Security Agreement, and any collateral access agreements to the extent required to be delivered pursuant to the Security Agreement, and (z) UCC financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement and the Pledge Agreement and/or (if applicable) the DIP Order.

(ii) The Security Documents and (if applicable) the DIP Order, upon entry thereof and subject to the terms thereof, shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid, enforceable, perfected and (if applicable) unavoidable Liens on and security interests in the Collateral as set forth in Section 3.23 and the DIP Order, and subject in all respects to Section 10.25. The Borrowers shall have delivered UCC financing statements, in suitable form for filing, and shall have made arrangements for the filing thereof that are reasonably acceptable to the Administrative Agent.

(iii) The Administrative Agent shall have established the Funding Account.

(e) Prepackaged Plan Documentation. The current forms of the Prepackaged Plan, the written disclosure statement that relates to the Prepackaged Plan, including the exhibits thereto, and other solicitation documents, in each case, subject to further amendment as agreed among the Borrowers and Fifth Star prior to the Petition Date.

(f) Representations and Warranties. The representations and warranties of each Borrower set forth in this Agreement and the other Loan Documents to which it is a party shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of the Effective Date, both before and immediately after giving effect to the Transactions and the Borrowings on such date, except the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(g) No Default. No Default shall have occurred and be continuing nor shall any Default arise from the making of the Loans hereunder.

(h) Consents. Consent, acknowledgment, and as applicable, subordination agreements regarding the Transactions and the Prepackaged Plans from each of the Existing Bridge Lenders, the Prepetition Senior Secured Parties, the holders of the Subordinated Secured Note Claims and Pravati Investment Fund IV LP (including those set forth in the definition of Intercreditor Agreement).

(i) Financial Statements. The financial statements and financial information referred to in Section 3.04(a) shall have been delivered to the Administrative Agent.

(j) Officer’s Certificate. A certificate of a Responsible Officer of each Borrower, dated the Effective Date, certifying (i) either (x) all authorizations or approvals of any Governmental Authority and approvals or consents of any other Person, required in connection with the Transactions shall have been obtained, or (y) that no such authorizations, approvals, and consents are so required, and (ii) compliance with the conditions set forth in clauses (f), (g) and (m) of this Section 4.01.

(k) Fees. Evidence that Borrowers shall have paid (or shall pay substantially concurrently with the funding of the initial Borrowings under this Agreement on the Effective Date) all accrued fees and expenses that are required to be paid on the Effective Date under the terms of the Fee Letters or any other agreements between the Borrowers and Fifth Star and expenses of Fifth Star required to be paid on the Effective Date pursuant to the Fee Letters or such other letter agreements.

(l) Approved Budget. Fifth Star shall have received a copy of the Approved Budget, certified by a Responsible Officer of the Borrowers, and in form and substance satisfactory to Fifth Star.

(m) Material Adverse Effect. There shall not have occurred a Material Adverse Effect since December 31, 2022.

(n) Beneficial Ownership Certification. A Beneficial Ownership Certification from the Company.

(o) [Reserved].

(p) Other Documents. Such other assurances, certificates, documents, consents, or opinions as Fifth Star may reasonably request.

(q) Diligence. (i) Fifth Star and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Fifth Star in its sole discretion and (ii) the corporate structure, capital structure, other debt instruments, material accounts and governing documents of the Borrowers shall be acceptable to Fifth Star in its sole discretion.

The Administrative Agent shall notify Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Each Lender that has signed this Agreement (or a Roll-Up DIP Lender Supplement, as applicable) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

SECTION 4.02. DIP Draw Date. The obligation of the New Money DIP Lender to make Loans by such Lender from time to time after the Effective Date is subject to the satisfaction (or waiver in writing) by Fifth Star of the following conditions (the “DIP Draw Conditions”) on or prior to such date (each such date, a “DIP Draw Date”):

(a) the representations and warranties of each Borrower set forth in this Agreement and of the other Loan Documents to which it is a party, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of such DIP Draw Date, both before and immediately after giving effect thereto and the Borrowings and application of proceeds on such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.01(a) and 5.01(b), respectively;

(b) at the time of and immediately after giving effect thereto and to the Borrowings and application of proceeds on such date, no Default or Toggle Event Trigger shall have occurred and be continuing;

(c) the Borrowers shall have paid (or shall pay substantially concurrently with the funding on such DIP Draw Date) all accrued fees and expenses that are required to be paid under the Loan Documents and under the terms of the Fee Letters or any other agreements between Borrowers and Fifth Star;

(d) the Administrative Agent shall have received a Borrowing Request in accordance with the requirements of this Agreement;

(e) the Loan Documents shall be in full force and effect, as certified by a Responsible Officer of the Borrowers in the applicable Borrowing Request;

(f) there shall not have occurred a Material Adverse Effect since the Effective Date; and

(g) the Borrowers shall have filed the Bankruptcy Cases in the Bankruptcy Court, and:

(i) no later than one (1) day prior to the filing of the Bankruptcy Cases, the Borrowers shall have provided Fifth Star with a copy of all “first day” motions and orders proposed to be filed in connection with the commencement of the Bankruptcy Cases, and such pleadings shall be in form and substance reasonably satisfactory to Fifth Star;

(ii) with respect to the Interim Availability, the Interim DIP Order shall have been entered by the Bankruptcy Court at least one (1) Business Day prior to or by 1:00 pm (New York time) on the initial DIP Draw Date (or such later time as agreed by Fifth Star) and shall be in full force and effect and shall not have been (i) stayed, vacated, reversed or rescinded, and any appeal of such order shall not have been timely filed and a stay of such order pending appeal shall not be presently effective or (ii) without the prior written consent of Fifth Star in its discretion, materially revised, amended or modified and the Borrowers shall be in compliance in all respects with the Interim DIP Order;

(iii) the Cash Management Order and all other “first day orders” or other orders to be entered on or prior to the initial DIP Draw Date, including all payments approved by the Bankruptcy Court in any such orders, shall be reasonably satisfactory in form and substance to Fifth Star, shall have been entered by the Bankruptcy Court pursuant to orders reasonably acceptable to Fifth Star, and shall not have been (i) stayed, vacated, reversed or rescinded or (ii) without the prior written consent of Fifth Star, revised, amended or modified; and

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(iv) with respect to any Loans in excess of the Interim Availability, the Final DIP Order shall have been entered by the Bankruptcy Court at least one (1) Business Day prior to such DIP Draw Date, and shall not have been vacated, reversed or stayed, appealed, or materially modified or amended without the prior written consent of the New Money DIP Lender; and

(h) the Borrowers shall be in compliance in all respects with the applicable Milestones that have occurred to date;

(i) The Borrowers shall delivered certified resolutions of the board of directors or other applicable governing body of each Borrower authorizing the Transactions, the identity, authority and capacity of each Responsible Officer authorized to act on behalf of a Borrower in connection with the Loan Documents and any other legal matters relating to the Borrowers, this Agreement, the other Loan Documents or the Transactions; and

(j) In the event the Borrowers request to draw New Money Loans made available under the Additional Availability, in addition to satisfaction of the other DIP Draw Conditions set forth herein, Fifth Star shall have received (i) a revised Approved Budget acceptable to in its sole discretion at least two (2) Business Days prior to such DIP Draw Date and (ii) a Borrowing Request in accordance with the requirements of this Agreement requesting Loans in accordance with such Approved Budget.

SECTION 4.03. Toggle Draw Date. The obligation of the New Money DIP Lender to make Loans by such Lender from time to time after the Effective Date and the declaration of a Toggle Event (which such declaration, for the avoidance of doubt, is in the sole discretion of Fifth Star) is subject to the satisfaction (or waiver in writing) by Fifth Star of the following conditions (the “Toggle Draw Conditions”) on or prior to such date (each such date the “Toggle Draw Date”):

(a) other than with respect to such Toggle Event, the representations and warranties of each Borrower set forth in this Agreement and of the other Loan Documents to which it is a party, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of such Toggle Draw Date, both before and immediately after giving effect thereto, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.01(a) and 5.01(b), respectively;

(b) other than with respect to such Toggle Event, at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing;

(c) the Borrowers shall have paid (or shall pay substantially concurrently with the funding on such Toggle Draw Date) all accrued fees and expenses that are required to be paid under the Loan Documents and under the terms of the Fee Letters or any other agreements between Borrowers and Fifth Star;

(d) Fifth Star shall have received (i) a revised 13-week Approved Budget acceptable to in its sole discretion at least two (2) Business Days prior to the initial Toggle Draw Date and (ii) a Borrowing Request in accordance with the requirements of this Agreement requesting Loans in accordance with such Approved Budget;

(e) the Loan Documents shall be in full force and effect, as certified by a Responsible Officer of the Borrowers in the applicable Borrowing Request;

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(f) there shall not have occurred a Material Adverse Effect since the last Draw Date;

(g) the Final DIP Order shall have been entered by the Bankruptcy Court, and shall not have been vacated, reversed or stayed, appealed, or materially modified or amended without the prior written consent of Fifth Star, or, if such Toggle Event occurs prior to the entry of a Final DIP Order, an Interim DIP Order shall have been entered by the Bankruptcy Court authorizing such Toggle Draws, and such order shall not have been vacated, reserved or stayed, appealed, or materially modified or amended without the prior written consent of Fifth Star; and

(h) other than with respect to such Toggle Event, the Borrowers shall be in compliance in all respects with the applicable Milestones that have occurred to date.

SECTION 4.04. Conditions to each Funding Account Withdrawal. The right of the Borrowers to make a withdrawal of any funds in accordance with Section 2.06(c) is subject to satisfaction of the following conditions precedent prior to or substantially concurrently with the applicable withdrawal:

(a) The Administrative Agent shall have received a fully executed Funding Account Withdrawal Notice in accordance with Section 2.06(c).

(b) If the Borrowers shall have filed the Bankruptcy Cases in the Bankruptcy Court, the Interim DIP Order or, after entry thereof, the Final DIP Order, shall be in full force and effect, and shall not have been (i) vacated, reversed, stayed or terminated, or (ii) except as expressly permitted by the Loan Documents, amended or modified in any manner without the consent of Fifth Star.

(c) Unless such withdrawal is made pursuant to Section 4.04(d): (i) the representations and warranties of the Borrowers set forth in the Loan Documents shall be true and correct in all material respects both before and immediately after giving effect to the incurrence of such withdrawal with the same effect as though such representations and warranties had been made on such date (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, such representation or warranty shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, such representation or warranty shall be true and correct in all respects as of such earlier date)); (ii) at the time of, and immediately after, the withdrawal contemplated by such Funding Account Withdrawal Notice, no Event of Default shall have occurred and be continuing or would result therefrom; (iii) at the time of, and immediately after, the withdrawal contemplated by such Funding Account Withdrawal Notice and immediately after giving pro forma effect to the contemplated use and application of such withdrawn amounts in accordance with the Approved Budget, the Borrowers shall be in pro forma compliance with the covenant set forth in Section 5.11(b); and (iv) the amount of the withdrawal contemplated by such Funding Account Withdrawal Notice shall not exceed 100% of the projected “Total Disbursements” as set forth in the Approved Budget (subject to variances permitted under Section 5.11(b)) for the one (1) week period immediately following the week in which the requested withdrawal occurs.

(d) Unless such withdrawal is made pursuant to Section 4.04(c): Fifth Star shall have determined in its commercial business judgment that such withdrawal is necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

Article V AFFIRMATIVE COVENANTS

So long as any New Term Loan Commitment is outstanding and thereafter until all Obligations are Fully Satisfied, each Borrower covenants and agrees with Administrative Agent and the Lenders that:

SECTION 5.01. Financial Statements and Other Information. Borrowers will furnish to Administrative Agent (for distribution to each Lender):

(a) within 120 days after the end of each Fiscal Year, (i) commencing with the Fiscal Year ending December 31, 2023, the consolidated balance sheet and related statements of operations, members’ equity and cash flows of the Company and its Subsidiaries, as of the end of and for such year, setting forth, in each case, in comparative form the figures for the previous Fiscal Year audited by WithumSmith+Brown PC or another independent public accountant of recognized national standing reasonably acceptable to Administrative Agent (without any qualification or exception as to the scope of such audit (except for any such qualification pertaining to the Bankruptcy Events and Circumstances or the maturity of the Loans occurring within twelve (12) months of the relevant audit)) to the effect that such consolidated financial statements present fairly in all materials respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) a certification of a Responsible Officer of the Company that such consolidated financial statements present fairly the financial condition and results of operations of the Company and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP consistently applied.

(b) within 45 days after the end of each of the Fiscal Quarters of each Fiscal Year commencing with the Fiscal Quarter ending closest to December 31, 2023, (i) the consolidated balance sheet and related statements of operations and cash flows of the Company and its Subsidiaries as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous Fiscal Year and (ii) a certification of a Responsible Officer of the Company that such consolidated financial statements present fairly the financial condition and results of operations of the Company and its Subsidiaries, on a consolidated basis for such period in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) by no later than the date which occurs 30 days after the end of each fiscal month of the Company and its Subsidiaries, beginning with the fiscal month ending November 30, 2023, the unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows for the Company and its Subsidiaries as of the end of and for such fiscal month and the then elapsed portion of the Fiscal Year, (A) including a report of capital expenditures for such fiscal month and (B) setting forth in comparative form the corresponding consolidated figures for the preceding Fiscal Year, accompanied by a certificate of a Responsible Officer of Borrowers, which certificate shall state that such financial statements present the financial condition and results of operations of the Borrowers and their Subsidiaries in a manner consistent with past practice, and subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate in substantially the form attached hereto as Exhibit 5.01 of a Responsible Officer of Borrowers (a “Compliance Certificate”) (i) certifying as to (x) whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (y) that Borrowers are in compliance with the covenants contained in Section 5.11(b), and (ii) stating whether any change in GAAP or in the application thereof that has an impact on the financial statements of the Company and its Subsidiaries has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(e) no later than 5:00 p.m. (New York City time) on Thursday of each calendar week occurring after the Effective Date, an Approved Budget Variance Report (which such delivery under this clause (e) may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any of its Subsidiaries with the SEC, or with any national securities exchange, or any financial statements (including any related management discussion and analysis) distributed by the Company to any holder of debt securities of the Company or any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished hereunder, as the case may be;

(g) concurrently with the delivery of the financial statements under clauses (a) and (b) of this Section, a management discussion and analysis with respect to such financial statements;

(h) promptly after any request by Administrative Agent or any Lender (through Administrative Agent), copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Borrower by independent accountants in connection with the accounts or books of any Borrower or any of its Subsidiaries, or any audit of any of them;

(i) not later than two (2) Business Days after receipt thereof by any Borrower or any Subsidiary thereof, copies of all notices, written requests and other documents (including amendments, waivers and other modifications) regarding or related to any breach or default by any party to any Material Indebtedness or any other event relating to Material Indebtedness that could reasonably be expected to have a Material Adverse Effect;

(j) concurrently with any delivery of financial statements under clause (a) of this Section, certificates of Borrowers’ insurance brokers, evidencing all insurance required by Section 5.05 and showing Administrative Agent is named as lender’s loss payee and additional insured with respect thereto;

(k) by no later than 4:00 p.m. (New York city time) every Thursday (or, if such day is not a Business Day, the next Business Day), a weekly report of balance of accounts receivable and accounts payable as of the end of each reporting week as well as an informational weekly cash flow forecast with projections through December 31, 2024 with the same level of detail as the Approved Budget, accompanied by the excel model that supports such informational forecast;

(l) from and after the Petition Date, as soon as reasonably practicable, but in no event later than two (2) Business Days, in advance of filing, copies of all material pleadings, motions and applications to be filed by any of the Borrowers in the Bankruptcy Cases; provided, that if such two (2) Business Day notice is not feasible, the Borrowers shall provide such copies as early as is feasible;

(m) promptly upon the reasonable request of the Administrative Agent, an accounting of all monies deposited in, and the balances in, the Deposit Accounts of the Borrowers; and

(n) promptly following any request therefor, such other information and reports regarding each Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as Administrative Agent or any Lender (through Administrative Agent) may reasonably request.

SECTION 5.02. Notices of Material Events. Each Borrower will furnish to Administrative Agent and each Lender written notice of the following, within one (1) day after a Responsible Officer of any Borrower has obtained knowledge thereof:

(a) the occurrence of any Default;

(b) filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any of their respective Subsidiaries;

(c) (i) the occurrence of any ERISA Event or (ii) any Borrower or any ERISA Affiliate (A) establishing, commencing contributions to, or becoming obligated to contribute to, any Specified Plan (or any plan that would be a Specified Plan if such action had been take prior to the date hereof) or (B) commencing contributions to, or becoming obligated to contribute to, a Multiemployer Plan (or any plan that would be a Multiemployer Plan if such action had been take prior to the date hereof);

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(d) the assertion of any claim pursuant to applicable Environmental Law, including alleged violations of or non-compliance with permits, licenses or other authorizations issued pursuant to applicable Environmental Law, by any Person against, or with respect to the activities of, any Borrower or any of their respective Subsidiaries;

(e) the occurrence of any Event of Loss with respect to the property or assets of any Borrower aggregating $50,000 or more;

(f) any change in accounting policies or financial reporting practices by any Borrower or any of its Subsidiaries other than any such change required by GAAP;

(g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(h) if applicable, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(i) any communications of any Borrower with: (A) any vendor or supplier of a Borrower regarding any adverse change in the terms of services provided by such vendor or supplier to any Borrower impacting goods or services with a value in excess $50,000 individually or $250,000 in the aggregate, (B) any creditor or purported creditor of any Borrower relating to the Bankruptcy Cases and/or any claims such Person may assert thereunder with a claimed or actual value in excess $50,000 individually or $250,000 in the aggregate, and (C) any Person other than Fifth Star regarding an alternative plan to the Prepackaged Plan or potential sale process in the Bankruptcy Cases.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Borrower shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or dispositions under Section 6.04.

SECTION 5.04. Payment of Obligations. To the extent provided for in the Approved Budget, each Borrower shall, and shall cause each of its Subsidiaries to, pay its Tax liabilities, governmental charges and levies before the same shall become delinquent for a period of more than thirty (30) days or which are delinquent for a period of more than thirty (30) days and (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. Each Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear, tear, casualty, condemnation and dispositions permitted under Section 6.04 excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly sized companies engaged in the same or similar businesses operating in the same or similar locations including any flood insurance required by Section 3.15. Borrowers will furnish to Administrative Agent, upon request of Administrative Agent, information in reasonable detail as to the insurance so maintained. Subject to Section 5.16, each general liability insurance policy shall name Administrative Agent as additional insured. Subject to the terms of any Intercreditor Agreements and Section 5.16, each insurance policy covering Collateral shall name Administrative Agent as lender’s loss payee and shall provide that such policy will not be cancelled without 30 days (10 days solely with respect to cancellation for nonpayment of premium) (or such shorter period as reasonably acceptable to Fifth Star) prior written notice to Administrative Agent. Each Borrower shall use commercially reasonable efforts to cause each insurance policy covering Collateral to provide for 30 days written notice to Administrative Agent prior to any material changes to such policy.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

SECTION 5.06. Books and Records; Inspection Rights.

(a) Each Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true, and correct entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each of its Subsidiaries to, permit any representatives (including consultants, auditors, accountants and advisors) designated by Fifth Star, upon reasonable prior notice if no Event of Default then exists during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its employees (provided an authorized representative of Borrowers shall be allowed, but not required, to be present during such discussion), independent accountants, or officers, all at such reasonable times and as often as reasonably requested. Each Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by Fifth Star (including any consultants, accountants, collateral auditors and appraisers) to conduct inspections, audits, verifications, and appraisals of the Collateral at such times and intervals as reasonably designated by Fifth Star.

(b) Borrowers shall, upon the request of Fifth Star, hold a conference call once each Fiscal Quarter to which Fifth Star shall be invited, in each case at such time as may be agreed to by Borrowers and Fifth Star.

SECTION 5.07. Compliance with Laws. Each Borrower shall, and shall cause each of its Subsidiaries to, comply with all laws, rules, regulations, and orders of any Governmental Authority applicable to it or its property (including, from and after the Petition Date, without limitation, the Bankruptcy Code, the DIP Order and any other order of the Bankruptcy Court), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Borrowers will maintain in effect internal controls, and upon the written request of Fifth Star, will use best efforts to promptly adopt and maintain policies and procedures reasonably designed to promote compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions.

SECTION 5.08. Certain Obligations Respecting Subsidiaries. As set forth in Section 6.03, the Borrowers shall not have, form or acquire any Subsidiaries (other than the Subsidiaries set forth on Schedule 3.14 as in effect on the Effective Date). However, if any new Subsidiary is so formed or acquired in contravention of the foregoing, Borrowers shall take such action, and shall cause each of their Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event .that Borrowers or any of their Subsidiaries shall form or acquire any new Subsidiary, Borrowers shall, and shall cause each of their Subsidiaries to, within 5 days (or such longer period as Fifth Star may agree) after such formation or acquisition, take the following actions:

(a) such Subsidiary will become a “Subsidiary Guarantor” hereunder by executing and delivering a Guaranty Agreement (or joinder thereto), and become a “Grantor” under the Security Agreement by executing and delivering a supplement to the Security Agreement;

(b) Borrowers shall furnish to Fifth Star an updated Schedule 3.14 with respect to such Subsidiary, in form and detail reasonably satisfactory to Fifth Star;

(c) subject to the Intercreditor Agreements, Borrowers shall cause such Subsidiary (or any Guarantor that is the owner of the shares or other Equity Interests of such Subsidiary, as applicable) to take such action (including delivering certificates evidencing such Equity Interests, delivering such Uniform Commercial Code financing statements, and executing and delivering security agreements for filing and recording in the United States Patent and Trademark Office and the United States Copyright Office) as shall be necessary or advisable in the opinion of Administrative Agent, and in form and substance reasonably satisfactory to Fifth Star, to create and perfect valid and enforceable first-priority Liens, subject to no other Liens except for Permitted Encumbrances, on the Collateral of such Subsidiary and all of the Equity Interests in such Subsidiary to the extent consisting Collateral as collateral security for the Obligations; and

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(d) Borrowers shall cause such Subsidiary to deliver such proof of corporate action, incumbency of officers, customary opinions of counsel, “Know your customer” information and other documents as is consistent with those delivered by each Borrower pursuant to Section 4.01 on the Effective Date, in each case, as Fifth Star shall have reasonably requested.

SECTION 5.09. Further Assurances.

(a) General Further Assurances. Subject to the terms of the Security Documents and (if the Borrowers have filed Bankruptcy Cases) the DIP Order, Borrowers shall, and shall cause each Guarantor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which Fifth Star may reasonably request, to effectuate the transactions contemplated by the Loan Documents or, to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents and DIP Orders (if applicable) or the validity or priority of any such Lien, all at the expense of Borrowers.

(b) Real Property. Borrowers shall, no later than 30 days after the acquisition of any owned real property (or such longer period as Fifth Star shall agree to in writing in its sole discretion), cause such owned real property to be subjected to a Lien securing the Obligations and shall take, and cause the other Borrowers to take, such actions as are necessary or reasonably requested by Fifth Star to grant and perfect such Liens and deliver such other documents (including the delivery of such mortgages, title insurance commitments, exception documents, surveys, flood hazard determination certificates (and related Borrower notices), evidence of flood insurance (if applicable), environmental indemnity agreements, environmental assessments, opinions of counsel and other documents, in each case, as may be requested by Administrative Agent), all at the expense of the Borrowers.

(c) Further Assurances Following Division of an Borrower. Subject to the terms of the Security Documents and (if the Borrowers have filed Bankruptcy Cases) the DIP Order, Borrowers shall cause each Subsidiary resulting from a division of an Borrower to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which Fifth Star may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of Borrowers.

SECTION 5.10. Cash Management Systems. Subject to the terms and conditions of the Intercreditor Agreements, Section 5.16 and (if applicable) the DIP Order, each Borrower shall cause each of its Deposit Accounts (other than (a) any Deposit Account that is a zero balance account, (b) any Deposit Account that is a payroll or other employee wage or benefit account, tax account, including any withholding tax, sales tax or tax trust account, or escrow, fiduciary or trust accounts, so long as Borrowers and their Subsidiaries do not deposit or maintain funds in such payroll accounts or tax accounts in excess of amounts necessary to satisfy current payroll liabilities, payroll taxes or other wage and benefit payments, and (c) any Deposit Account that Administrative Agent determines is not material) to be a Controlled Account; provided that in the case of any Deposit Accounts opened or acquired after the Effective Date, such requirement shall not apply until 10 days (or such longer period agreed to by the Administrative Agent) from the date such Deposit Account is opened or acquired by an Borrower (or the Person that owns such Deposit Account becomes an Borrower).

SUBJECT TO FRE 408 & ITS EQUIVALENTS

SECTION 5.11. Approved Budget.

(a) The use of Loans and other credit extensions by Borrowers under this Agreement and the other Loan Documents shall be consistent with the Approved Budget (subject to variances permitted under Section 5.11(b)). The initial Approved Budget shall be in the form attached hereto as Exhibit 3.26 for the first eight (8) week period from the Effective Date, and such initial Approved Budget shall be approved by, and in form and substance reasonably satisfactory to Fifth Star (it being acknowledged and agreed that the initial Approved Budget attached hereto as Exhibit 3.26 is approved by and reasonably satisfactory to Fifth Star). Following the Effective Date, the Borrowers shall deliver an updated budget to Fifth Star (i) on the Thursday of every fourth calendar week thereafter and (ii) upon the occurrence of a Toggle Event. Any amendments, supplements, or modifications to the Approved Budget and any updated budgets shall be subject to the prior written approval of Fifth Star prior to the implementation thereof; provided that in the event Fifth Star on the one hand, and the Borrowers, on the other hand, cannot agree as to an updated, modified or supplemented budget, the prior Approved Budget shall continue in effect, with weekly details for any periods after the initial 8-week period to be derived in a manner reasonably satisfactory to Fifth Star from the cash flow forecasts prepared by Borrowers; provided, further, that if an updated cash flow forecast is not approved by Fifth Star, the most recently Approved Budget cash flow forecast shall remain the Approved Budget (but, for the avoidance of doubt, shall not satisfy the condition set forth in Section 4.03(d)). Each Approved Budget delivered to Fifth Star shall be accompanied by such supporting documentation as reasonably requested by Fifth Star. Each Approved Budget shall be prepared in good faith, with reasonable due care and based upon assumptions which the Borrowers believe to be reasonable at the time of delivery thereof. To the extent any such updated Approved Budget is approved pursuant to this Section 5.11(a), the line item amounts set forth therein shall be used to calculate the projected line items commencing with the week in which such updated Approved Budget is approved by Fifth Star, as applicable and for subsequent weeks set forth therein, and any prior weeks tested as part of any then applicable Budget Period shall be calculated using the projected line items set forth in the previously Approved Budget in which such prior weeks were first forecasted.

(b) Commencing with the period from the Effective Date through the first Friday thereafter and each weekly period ended on a Friday thereafter, Borrowers shall not permit any of (A) cash receipts or (B) aggregate cash disbursements (excluding debtor and lender professional fees) for such period to vary by more than 10% from the Approved Budget for the applicable period set forth in the definition of “Approved Budget Variance Report”; provided that nothing contained in any Approved Budget shall be construed as a limitation on the Borrowers’ professional fees or the allowance thereof in Bankruptcy Cases.

(c) The Administrative Agent and the Lenders (i) may assume that the Borrowers will comply with the Approved Budget, (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral or otherwise) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. The line items in the Approved Budget for payment of interest, expenses and other amounts to the Administrative Agent and the Lenders are estimates only, and Borrowers remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents and the applicable DIP Order regardless of whether such amounts exceed such estimates. Nothing in any Approved Budget shall constitute an amendment or other modification of any Loan Document or any of the borrowing restrictions or other lending limits set forth therein.

SECTION 5.12. Agreement to Deliver Security Documents. Subject to the terms, conditions and limitation of the Loan Documents, the Borrowers shall (a) cause all of the Collateral (including, without limitation, all owned and leased real and personal property and assets of each Borrower, but not including any Excluded Property and except to the extent not required by the Security Documents) to be subject at all times to senior priority, perfected Liens (subject to Permitted Encumbrances) in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions, and subject to the priorities, set forth herein and (x) in the event that the Borrowers have not filed Bankruptcy Cases, in the Intercreditor Agreements and (y) if the Borrowers have filed Bankruptcy Cases, in the Interim DIP Order and the Final DIP Order, as applicable, and (b) deliver, to the extent reasonably requested by any Fifth Star, security agreements, pledge agreements, recordations, filings, documents, mortgages, deeds of trust and other agreements and appropriate UCC-1 financing statements, in each case as expressly required by the terms of this Agreement and the Security Documents, in form and substance reasonably satisfactory to Fifth Star.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

SECTION 5.13. Milestones. The Borrowers shall ensure that each of the milestones set forth below (collectively, the “Milestones”) is achieved in accordance with the applicable timing referred to below (or by such later time as approved in writing by Fifth Star):

(a) By no later than 11:59 p.m. New York City time on December 19, 2023, commence solicitation of the Prepackaged Plan;

(b) By no later than 11:59 p.m. New York City time on December 26, 2023, commence the Bankruptcy Cases in the Bankruptcy Court (the “Petition Date Deadline”);

(c) [reserved];

(d) By no later than three (3) days following the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order and shall have scheduled a confirmation hearing to consider the entry of the Confirmation Order on a date that is not later than forty (40) days following the Petition Date;

(e) By no later than twenty-one (21) days following the Petition Date, solicitation of the Prepackaged Plan shall have ended (the “Voting Deadline”);

(f) By no later than twenty-eight (28) days following the Petition Date, the Bankruptcy Court shall have (i) entered Final DIP Order and (ii) entered an order approving the Sponsor Protections, which order shall be in form and substance acceptable to the Plan Sponsor;

(g) By no later than forty (40) days following the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and

(h) By no later than fourteen (14) days following entry of the Confirmation Order, the Prepackaged Plan shall become effective in accordance with its terms, provided, however that the Borrowers agree to use reasonable efforts to seek an order shortening such fourteen day period.

SECTION 5.14. Weekly Meetings. The Borrowers shall ensure that their advisors shall conduct and participate in weekly status calls or meetings with Fifth Star (and its advisors) no earlier than 2:00 p.m. New York City time on Thursday of any calendar week to discuss (i) the Approved Budget or the Approved Budget Variance Reports and/or any other reports or information delivered pursuant to Section 5.01 or Section 5.11 or otherwise, (ii) the financial operations and performance of the Borrowers’ business, and (iii) such other matters relating to the Borrowers as the New Bridge Lender or New Money DIP Lender, as applicable (or its agents or advisors) shall reasonably request (subject to limitations on confidentiality arrangements and/or to protect attorney-client privilege).

SECTION 5.15. Deposit Accounts. If the Borrowers shall elect to close any Deposit Accounts that existed on the Effective Date (all of which Deposit Accounts existing on the Effective Date are identified on Schedule 5.15) or establish or otherwise acquire any new Deposit Accounts, then the Borrowers shall reasonably promptly provide notice to the Administrative Agent of such election. From and after the Petition Date, upon entry of the Interim DIP Order and the Cash Management Order (and except as otherwise provided in the Cash Management Order or the Interim DIP Order), Borrowers shall, and shall cause each Guarantor to, comply with the terms of the Cash Management Order and the DIP Order in all material respects.

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SECTION 5.16. Post-Closing Deliverables. Borrowers shall deliver to Fifth Star all documents set forth below in this Section 5.16 by the deadlines set forth herein; it being understood that, notwithstanding anything else set forth in this Agreement or the other Loan Documents to the contrary, such documents shall not be required to be delivered prior to such applicable deadline:

(a) By no later than December 20, 2023 (or such later date as may be agreed by Fifth Star in its sole discretion), (i) evidence that all insurance (including flood insurance to the extent applicable) required to be maintained under this Agreement and the Security Documents has been obtained and is in effect, together with the certificates of insurance, naming Administrative Agent, on behalf of the Lenders, as an additional insured and a lender’s loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Borrowers that constitute Collateral and all endorsements thereto required under this Agreement and the Security Documents and (ii) a copy of the most recent insurance policies;

(b) By no later than five (5) days (or such later date as may be agreed by Fifth Star in its sole discretion) after any request of Fifth Star therefor from time to time, executed versions of any additional Intercreditor Agreements with other creditors of any Borrower as Fifth Star may request, in each case, in form and substance satisfactory to Fifth Star.

(c) By no later than ten (10) Business Days (or such later date as may be agreed by Fifth Star in its sole discretion) after any request of Fifth Star therefor from time to time, executed Control Agreements with respect to any Deposit Account of any Borrower.

(d) By no later than December 29, 2023 (or such later date as may be agreed by Fifth Star in its sole discretion), the Borrowers shall have provided evidence satisfactory to Fifth Star that the Trademarks currently registered in the name of “Onyx Enterprises Int’l Corp.” (as indicated on Schedule 7 to the Pledge and Security Agreement) are updated to be registered in the current name of the applicable Borrower (unless waived by Fifth Star with respect to any such Trademarks).

(e) By no later than December 21, 2023 (or such later date as may be agreed by Fifth Star in its sole discretion), the Borrowers shall have provided satisfactory to Fifth Star that the Borrowers have opened a segregated deposit account at Wells Fargo Bank, N.A. that is not subject to any Liens (other than Liens set forth in clauses (f) and (g) of the definition of Permitted Encumbrances) into which funds will be disbursed from the Funding Account in accordance with the terms hereof.

SECTION 5.17. Sale Milestones. Upon the occurrence of a Toggle Event, at the election of the Plan Sponsor (in its sole discretion without need for Bankruptcy Court approval), within two (2) Business Days of such election, the Borrowers shall file a motion seeking expedited approval of bidding procedures in a form acceptable to the Plan Sponsor, including the approval of bid protections in favor of Fifth Star as stalking horse bidder, which bid protections shall include (i) a break-fee equal to 3% of the purchase price submitted by Fifth Star, (ii) $750,000 in expense reimbursement for Fifth Star as stalking horse bidder, and (iii) a minimum overbid of no less than $500,000.

Article VI NEGATIVE COVENANTS

So long as any New Term Loan Commitment is outstanding and thereafter until all Obligations are Fully Satisfied, each Borrower covenants and agrees with Administrative Agent and the Lenders that:

SECTION 6.01. Indebtedness. No Borrower shall, nor shall it permit any of its Subsidiaries to, create, incur, assume, or permit to exist any Indebtedness, except:

(a) Indebtedness under this Agreement and the other Loan Documents;

(b) the Indebtedness existing on the Effective Date and described on Schedule 6.01;

(c) unsecured intercompany Indebtedness among any of the Borrowers permitted under Section 6.05;

(d) Indebtedness consisting of (i) Guarantees arising with respect to customary indemnification obligations to purchasers in connection with Dispositions permitted under clauses (a), (c) and (g) of Section 6.04; and (ii) Guarantees with respect to Indebtedness of any Company, to the extent that the Person that is obligated under such Guarantee could have incurred such underlying Indebtedness pursuant to this Agreement;

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(e) Indebtedness incurred in the Ordinary Course of Business in respect of employee severance and employment agreements, workers’ compensation claims, unemployment or other insurance or self-insurance obligations, health, disability or other benefits to employees or former employees and their families;

(f) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Company or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(g) endorsements of instruments or other payment items for deposit;

(h) customer deposits and advance payments received in the Ordinary Course of Business from customers for goods purchased; and

(i) any other Indebtedness expressly contemplated to be incurred as Indebtedness by the Approved Budget (subject to variances permitted under Section 5.11(b)).

SECTION 6.02. Liens. No Borrower shall, nor shall it permit any of its Subsidiaries to, create, incur, assume, or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except for Permitted Encumbrances.

SECTION 6.03. Fundamental Changes; Lines of Business; Subsidiaries.

(a) No Borrower shall, nor shall it permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate, wind up, or dissolve, except that Borrowers may sell, transfer, lease or otherwise Dispose of their assets as permitted pursuant to Section 6.04; provided that, in each case, at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing.

(b) No Borrower shall, nor shall it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by Borrowers on the Effective Date.

(c) The Borrowers shall not have, form or acquire any Subsidiaries (other than the Subsidiaries set forth on Schedule 3.14 as in effect on the Effective Date).

SECTION 6.04. Dispositions. No Borrower shall, nor shall it permit any of its Subsidiaries to, make any Disposition, except:

(a) Dispositions of equipment or inventory that is substantially worn, damaged, unnecessary, no longer used or useful, or obsolete in the Ordinary Course of Business;

(b) Dispositions or transactions expressly permitted by Section 6.05;

(c) Dispositions of inventory to buyers in the Ordinary Course of Business;

(d) licenses, sublicenses, leases, or subleases granted to third parties in the Ordinary Course of Business not interfering in any material respect with the business of Borrowers or any of their Subsidiaries;

(e) sales or exchanges of specific items of equipment solely to replace such equipment with replacement equipment of substantially equivalent or greater value;

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(f) issuances of Equity Interests by a Subsidiary of Borrowers to a Borrower or any Subsidiary of Borrowers constituting an Investment permitted hereunder;

(g) the sale or discount, in each case without recourse, of accounts receivable arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof;

(h) any involuntary loss, damage or destruction of property;

(i) the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement; and

(j) the granting of Permitted Encumbrances.

SECTION 6.05. Investments. No Borrower shall, nor shall it permit any of its Subsidiaries to, make, or permit to remain outstanding any Investments except:

(a) the Investments outstanding on the Effective Date and identified on Schedule 3.14;

(b) Investments in cash and Cash Equivalents that are, to the extent required hereunder, subject to the Security Agreement and Control Agreements in favor of Administrative Agent;

(c) Investments by any Borrower in or to any other Borrower;

(d) Investments consisting of deposits that constitute Permitted Encumbrances pursuant to clauses (c) and (d) of the definition thereof;

(e) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers;

(f) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made by Borrowers or a Subsidiary in connection with the purchase price of goods or services, in each case in the Ordinary Course of Business;

(g) any Guarantee of, or assumption of Indebtedness of, any other Person in either case to the extent the Person incurring such Guarantee or assuming such Indebtedness would have been permitted to incur the underlying Indebtedness under Section 6.01;

(h) Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business; and

(i) any Investment expressly contemplated to be made as an Investment by the Approved Budget (subject to variances permitted under Section 5.11(b)).

For purposes of this Section 6.05 the aggregate amount of an Investment at any time shall be deemed to be equal to (i) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (ii) the aggregate amount of distributions or other repayments received in cash in respect of such Investment, and the refund of capital with respect to, and the payment of interest or dividends on, the original principal amount of any such Investment. The amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made or by any increase in the value of such Investment.

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SECTION 6.06. Restricted Payments. No Borrower shall, nor shall it permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, other than Restricted Payments by a Subsidiary to the Company.

SECTION 6.07. Transactions with Affiliates. No Borrower shall, nor shall it permit any of its Subsidiaries to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except the Transactions and the Existing Bridge Loans.

SECTION 6.08. Restrictive Agreements. No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Borrower or any Subsidiary to create, incur or permit to exist any Lien upon, or to transfer to another Borrower, any of its assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests it has issued or to make or repay loans or advances to Borrowers or any other Subsidiary or to Guarantee Indebtedness of Borrowers or any other Subsidiary, or invest in any Borrower or any other Subsidiary (any such agreement or arrangement, a “Restrictive Agreement”); provided that:

(i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by the Loan Documents, (B) restrictions and conditions existing on the Effective Date identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), and (C) any restrictions and conditions expressly contemplated by the Approved Budget (subject to variances permitted under Section 5.11(b)); and

(ii) the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property securing such Indebtedness and (B) customary provisions in leases, licenses and other contracts entered into in the Ordinary Course of Business restricting the assignment thereof, or the transfer of or creation of Liens on assets subject thereto.

SECTION 6.09. Modifications of Certain Documents. No Borrower shall, nor shall it permit any of the Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of (a) any Material Contract or (b) its Organizational Documents, without the prior written consent of Fifth Star, other than in each case, modifications, supplements or waivers that are not materially adverse to Secured Parties and do not in any way limit, impair or adversely affect such Borrower’s ability to pay its Obligations under the Loan Documents or otherwise limit, impair or adversely affect the creation, perfection or priority of any Lien granted by such Borrower pursuant to any Loan Document, the ability of such Borrower to perform its other non-payment obligations under any Loan Document, or the ability of the Secured Parties to enforce any rights or remedies under any Loan Document.

SECTION 6.10. Accounting Changes. No Borrower shall, nor shall it permit any of its Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or (b) change its Fiscal Year end date or the method for determining Fiscal Quarters of any Borrower or its Subsidiaries without consent of Administrative Agent.

SECTION 6.11. Hedging Agreements. No Borrower shall, nor shall it permit any of its Subsidiaries to, enter into any Hedging Agreement without the consent of Fifth Star.

SECTION 6.12. Sale Lease Back. No Borrower shall, nor shall it permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall Dispose of any property, whether now owned or hereafter acquired and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose as the property being Disposed of.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

SECTION 6.13. Use of Proceeds. No Borrower shall, nor shall it permit any of its Subsidiaries to use the proceeds of the Loans for any purpose other than as is consistent with the Approved Budget (subject to variances permitted under Section 5.11(b)) and, if the Borrowers have filed Bankruptcy Cases, the DIP Order and then only (a) to pay fees, interest, payments and expenses associated with this Agreement and the other Loan Documents, (b) if the Borrowers have filed Bankruptcy Cases, to fund the cost of administering the Bankruptcy Cases (including, without limitation, professional fees and expenses), (c) if the Borrowers have filed Bankruptcy Cases, to finance other Prepetition and pre-filing expenses that are approved by the Bankruptcy Court, (d) for working capital and general corporate purposes, (e) if the Borrowers have filed Bankruptcy Cases, adequate protection payments and the funding of the Carve-Out to the extent set forth in the DIP Order, (f) to repay the Prepetition Senior Secured Obligations, subject to the prior written consent of Fifth Star, (g) in the case of each Toggle Draw, for working capital purposes of the Borrowers, and (h) to fund the solicitation process with respect to the Prepackaged Plan, in each case to the extent set forth in the Approved Budget (subject to variances permitted under Section 5.11(b)). In addition, the proceeds of the Roll-Up DIP Loans shall (and shall be deemed to) be used to refinance and replace on a dollar-for-dollar basis the applicable outstanding Bridge Loans. Notwithstanding the foregoing, (x) no portion of the Loans or other credit extensions under this Agreement and the other Loan Documents may be used to pay interest on the Existing Bridge Loans and (y) if the Borrowers have filed Bankruptcy Cases, no portion of the proceeds of the Loans or other credit extensions under this Agreement and the other Loan Documents or the Carve-Out, any Cash Collateral or any other Collateral may be used in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation, including, without limitation, any proceeding to determine (x) the amount, validity, perfection or priority of any security interest in favor of the Secured Parties or Prepetition Senior Secured Parties, including the Administrative Agent and the New Bridge Lender or (y) the amount, validity or enforceability of the obligations of the Borrowers under the Loans or any guarantees thereof, or challenges (whether in accordance with the DIP Order or otherwise) against any of the Secured Parties, Prepetition Senior Secured Parties, the Administrative Agent or the Lenders, in respect of the Prepetition Senior Secured Obligations or any of the Liens securing such Prepetition Senior Secured Obligations, or to hinder, limit, delay or contest any of the Secured Parties’ or Prepetition Senior Secured Parties’ enforcement or realization upon any of the Collateral; provided that, within the challenge period set forth in the DIP Order, up to $20,000 may be used by an official committee of unsecured creditors, if any, solely in connection with the investigation of (and not the litigation or prosecution of) claims or causes of action against the Prepetition Senior Secured Parties solely concerning the validity, enforceability, perfection, priority or extent of the Prepetition Senior Secured Obligations and the liens securing such Prepetition Obligations in accordance with the terms of the DIP Order. Borrowers shall not (and shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not) use the proceeds of the Loans directly or indirectly, for (1) the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any country or territory that is the subject of comprehensive country- or territory-wide Sanctions, or (2) in any other manner that would result in the violation of any Sanctions.

SECTION 6.14. Prepayments of Indebtedness. Unless pursuant to a bankruptcy order and the Approved Budget and in any case subject to Fifth Star’s prior express written consent, no Borrower nor any of its Subsidiaries shall purchase, redeem, retire, or otherwise acquire for value, or set apart any money for a sinking, defeasance, or other analogous fund for the purchase, redemption, retirement, or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any unsecured indebtedness or indebtedness which is expressly subordinated in right of payment to the Obligations.

Article VII [RESERVED].

Article VIII EVENTS OF DEFAULT; REMEDIES.

SECTION 8.01. Event of Default. If any of the following events (each such an event, an “Event of Default”) shall occur:

(a) Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(b) Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;

(c) any information contained in any Compliance Certificate or Approved Budget Variance Report or any certification, representation, or warranty made or deemed made by or on behalf of any Borrower in or in connection with this Agreement or any other Loan Document or in any report, certificate, financial statement, or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made (unless any such certification, representation or warranty is qualified as to prove materiality or as to Material Adverse Effect, in which case such certification, representation and warranty shall to have been incorrect in any respect);

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.01 and such failure shall continue unremedied for a period of 5 or more Business Days, (ii) Section 5.10 or Section 5.14 and, in each case, such failure shall continue unremedied for a period of 10 or more Business Days, or (iii) Section 5.02, Section 5.03 (with respect to any Borrower’s existence), Section 5.05, Section 5.11, Section 5.12 Section 5.13, Section 5.15, Section 5.16, Section 5.17 or Article VI, or any Borrower shall default in the performance of any of its material obligations contained in any of the Security Documents;

(e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), or (d) of this Section) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days;

(f) except as otherwise expressly provided herein, and if the Borrowers have not filed the Bankruptcy Cases, any Borrower shall fail to make any payment (including of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable notice requirement, grace period or forbearance);

(g) any event or condition occurs that results in any Material Indebtedness (other than the Obligations) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (after giving effect to any applicable notice requirement or grace period); provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness in a transaction permitted hereunder and (if applicable) permitted by the DIP Order and (ii) if the Borrowers have filed Bankruptcy Cases, any defaults that occur solely as a result of the commencement of the Bankruptcy Cases;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency or other relief in respect of any Borrower or any of its Subsidiaries or debts, or of a substantial part of its assets, under any Debtor Relief Laws or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator, or similar official for any Borrower or its Subsidiary or for a substantial part of its or their assets, or an order or decree approving or ordering any of the foregoing shall be entered and, in any such case, such proceeding or petition shall continue undismissed or unstayed or has not been converted to a voluntary chapter 11 proceeding on or prior to the Petition Date Milestone;

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(i) any Borrower or its Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, or other relief under any Debtor Relief Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator, or similar official for any Borrower or its Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; provided, however, that it shall not be an Event of Default if the Borrowers or their Subsidiaries file the Bankruptcy Cases and the Interim DIP Order has been approved and entered within three (3) Business Days after the Petition Date and has not, at such time been (x) stayed, vacated, reversed or rescinded, and any appeal of such order shall not have been timely filed and a stay of such order pending appeal shall not be presently effective or (y) without the prior written consent of Fifth Star, revised, amended or modified;

(j) there is entered against any Borrower or its Subsidiary (i) one or more judgments or orders for the payment of money in an aggregate amount in excess of $50,000 (exclusive of amounts covered by insurance provided by a financially sound insurance company and for which such insurer has accepted liability) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, with respect to which either (A) the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed (including pursuant to the Bankruptcy Code) or (B) any action (if the Borrowers have filed Bankruptcy Cases, that is not in violation of the automatic stay applicable under Section 362 of the Bankruptcy Code) shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or its Subsidiary or otherwise enforce any such judgment;

(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of any Borrower and its Subsidiaries in an aggregate amount that could have a Material Adverse Effect;

(l) a Change in Control shall occur;

(m) the Liens created by the DIP Order (if the Borrowers have filed Bankruptcy Cases) and the Security Documents shall at any time not constitute valid and perfected Liens (with the priorities as set forth herein) on the collateral intended to be covered thereby (other than any Collateral released under Section 9.10) in favor of the Administrative Agent, free and clear of all other Liens (other than Permitted Encumbrances), or any of the Loan Documents shall for whatever reason be terminated or cease to be in full force and effect, or enforceability thereof shall be contested by any Borrower, or any Borrower or any Person acting by or on behalf of any Borrower shall deny or disaffirm any Borrower’s obligations under Section 10.23;

(n) any Borrower or any Subsidiary thereof voluntarily or involuntarily dissolves or is dissolved, liquidates or is liquidated or files a motion with the Bankruptcy Court seeking (or supports or consents to any Person seeking) authorization to so dissolve or liquidate (including, without limitation, under any Debtor Relief Law);

(o) any of the Borrowers pursues a sale under section 363 of the Bankruptcy Code or otherwise for a material portion of ownership or the business of such Borrower other than pursuant to a 363 Sale with the Plan Sponsor serving as the stalking horse bidder, or any order is entered by the Bankruptcy Court approving a sale under section 363 of the Bankruptcy Code or otherwise, other than a 363 Sale, without the prior written consent of Fifth Star;

(p) if the Borrowers have filed any of the Bankruptcy Cases, any of the following occurs:

(i) an order with respect to any of the Bankruptcy Cases shall be entered by the Bankruptcy Court (or any of the Borrowers shall file an application or motion or pleading for entry of or in support of an order) (i) appointing a Chapter 7 trustee, or a Chapter 11 trustee under section 1104 of the Bankruptcy Code, (ii) appointing an examiner (other than a fee examiner) or a receiver with enlarged powers (beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business under section 1106(b) of the Bankruptcy Code, (iii) dismissing any of the Bankruptcy Cases or converting any of the Bankruptcy Cases under section 1112 of the Bankruptcy Code or otherwise to a case under chapter 7 of the Bankruptcy Code or (iv) providing for the disposition without the New Money DIP Lender’s prior written consent of all or any material portion of any of the assets of any Borrower or any other Subsidiary of the Borrowers, any Equity Interest of any Borrower or any other Subsidiary of the Borrowers, or any material business line of the Borrowers and their Subsidiaries either through a sale under section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Bankruptcy Cases or otherwise except (I) as permitted by this Agreement (subject to any mandatory prepayment obligations) and the DIP Order; or (II) with the prior written consent of Fifth Star; or (III) pursuant to a transaction that provides for the Full Satisfaction of all Obligations and the payment in full in cash of all obligations under this Agreement;

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(ii) any Borrower or any Subsidiary of the Borrowers fails to comply in all respects with any provision of the DIP Order;

(iii) the period pursuant to section 1121 of the Bankruptcy Code during which the Borrowers have the exclusive right to file a plan of reorganization or solicit acceptance thereof expires or an order shall have been entered by the Bankruptcy Court terminating or reducing such period, unless such termination or reduction is consented to by Fifth Star (or in each case any of the Borrowers shall seek to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Borrower) any other Person’s motion to, have such an order entered, in each case unless Fifth Star consents to such action);

(iv) an order with respect to any of the Bankruptcy Cases shall be entered by the Bankruptcy Court, or any of the Borrowers or any other Subsidiary of Borrowers shall have filed or supported a motion or other pleading for entry of an order, (i) to revoke, reverse, stay, vacate, terminate, extend, rescind or seek reconsideration of any provision of the Cash Management Order, (ii) to revoke, reverse, stay, vacate, terminate, modify, supplement or amend any provision of the Interim DIP Order, the Final DIP Order or this Agreement without the prior written consent of Fifth Star, or (iii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to any of the Borrowers, equal or superior to the priority of the Lenders in respect of the Obligations, subject only to the Carve-Out, the Prepetition Senior Secured Obligations, and the adequate protection claims granted to holders of Prepetition Senior Secured Obligations pursuant to the DIP Order, or (iv) to grant or permit the grant of a Lien on the Collateral (other than a Permitted Encumbrance), (v) to permit charging of any of the Collateral under section 506(c) of the Bankruptcy Code against the Secured Parties or the Prepetition Senior Secured Parties, (vi) without the prior written consent of the New Money DIP Lender, to authorize the use of Cash Collateral under Section 363 of the Bankruptcy Code or to obtain financing for any of the Borrowers under Section 364 of the Bankruptcy Code (other than the transactions contemplated by the Loan Documents or any such financing that provides for the payment in full in cash of the Obligations); or (vii) to take any other action or actions materially adverse to any of the Secured Parties or their rights and remedies hereunder or under any of the Loan Documents or the DIP Order, or any Secured Party’s interest in any of the Collateral;

(v) an order shall be entered by the Bankruptcy Court confirming a plan of reorganization or liquidation in any of the Bankruptcy Cases (or an order shall be entered by the Bankruptcy Court approving a disclosure statement related to such plan) other than an Acceptable Plan or a chapter 11 plan that contemplates the payment in full in cash of the Obligations and the Prepetition Senior Secured Obligations, or any of the Borrowers or any of their Subsidiaries shall file, propose, support, or fail to contest in good faith the filing or confirmation of such a plan;

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(vi) the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to a holder or holders of any Lien (other than a holder or holders of a Lien ranking senior in priority to the Liens securing the Loans) or a Lien on any part of the Collateral securing the Loans to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any such Collateral or the Equity Interests in any Borrower or any Subsidiary whose Equity Interest (or portion thereof) has been pledged as security for the Obligations (unless constituting a sale or other disposition permitted by Section 6.04) or permit any such third parties to exercise other remedies that would have a Material Adverse Effect);

(vii) any termination of the use of Cash Collateral pursuant to the DIP Order;

(viii) any material provision of the DIP Order shall for any reason cease to be valid or binding or enforceable against any of the Borrowers, or any of the Borrowers or any other Subsidiary of the Borrowers shall so state in writing; or any of the Borrowers or any other Subsidiary of Borrowers shall commence or join in any legal proceeding to contest in any manner that the DIP Order constitutes a valid and enforceable agreement, or to assert that it has no further obligation or liability under the DIP Order;

(ix) any of the Borrowers or any other Subsidiary of Borrowers shall seek to, join or support (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Borrower or by oral argument) any other person in seeking to: (i) contest or disallow in whole or in part any of the Obligations arising under this Agreement or any other Loan Document (or any such order is entered) or (ii) challenge the validity, enforceability or perfection of the Liens or security interests granted or confirmed herein or in the Interim DIP Order or the Final DIP Order and the other Security Documents in favor of the Secured Parties;

(x) any of Borrowers or any of their Subsidiaries shall make any payment (as adequate protection or otherwise), or application for authority to pay, on account of any claim or debt arising prior to the Petition Date other than payments expressly authorized by the Bankruptcy Court in the Interim DIP Order, the Final DIP Order or by any other orders entered by the Bankruptcy Court in amounts consistent with the Approved Budget (subject to variances permitted under Section 5.11(b));

(xi) if any Borrower is enjoined, restrained or in any way prevented by an order of a court of competent jurisdiction (other than an order of the Bankruptcy Court approved by the New Money DIP Lender) from continuing to conduct all or any material part of its business or affairs for a period exceeding five (5) consecutive Business Days;

(xii) any Borrower or any other Subsidiary of Borrowers shall consolidate or combine with any other Person except to the extent expressly permitted by Section 6.03 or pursuant to a confirmed Acceptable Plan; or

(xiii) the Bankruptcy Court does not approve in the Interim DIP Order or Final DIP Order, as applicable, or any determination is made by the Bankruptcy Court at any time, that it will not approve the “roll-up” of any of the Bridge Loans into Roll-Up DIP Loans under this Agreement in accordance with Section 2.01(b); or

(q) the occurrence of (a) Material Adverse Effect or (b) any riot, act of war or terrorism, epidemic or pandemic, insurrection, revolution, nuclear or natural disaster, catastrophe, or similar interruption that has a material adverse impact on the operations and/or financial condition of the Borrowers;

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(r) the (i) death or incapacity of the Borrowers’ Chief Executive Officer who is not replaced within three (3) Business Days by a Chief Executive Officer approved by Fifth Star in writing or (ii) resignation or termination of employment of the Borrowers’ Chief Executive Officer;

(s) a Borrower, or any director, officer or employee thereof shall (a) have committed, been convicted of, pleaded no contest or nolo contendere to, or have had imposed an unadjudicated probation for any felony or crime, or (b) be under civil or criminal indictment or investigation, or be a defendant or respondent in, or the subject of an enforcement action, proceeding, lawsuit or investigation brought against it by any governmental authority with the authority to impose criminal penalties or by any self-regulatory organization with the authority to impose penalties;

(t) any Borrower or any Subsidiary shall fail to meet the Milestones set forth in Section 5.13(b) (Petition Date Deadline) or Section 5.13(d) (regarding entry of the Interim DIP Order), in each case as such Milestones may be extended with the consent of the Fifth Star; or

(u) any funds disbursed to a Borrower pursuant to a Funding Account Withdrawal Request are not used for the designated purpose set forth in such Funding Account Withdrawal Request and the applicable Approved Budget or otherwise remitted back to the Funding Account within one (1) Business Day after such disbursement;

then, in every such event (other than an event described in clause (h) or (i) of this Section 8.01), and at any time thereafter during the continuance of such event, Fifth Star may take any or all of the following actions, at the same or different times: (i) terminate the New Term Loan Commitments, and thereupon the New Term Loan Commitments and obligations shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Borrower, (iii) declare a Toggle Event and (iv) subject to the provisions of the DIP Order if the Bankruptcy Cases are filed, exercise on behalf of the Lenders all rights and remedies available to the Administrative Agent and the Lenders under the Loan Documents and applicable law; and, in case of any event described in clause (h) or (i) of this Section 8.01, the New Term Loan Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by each Borrower. In addition, if any Event of Default shall exist, Administrative Agent may foreclose or otherwise enforce any Lien granted to it (including any Lien granted in the DIP Order), for the benefit of the Secured Parties, to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents and exercise any and all rights and remedies afforded by applicable law, by any of the Loan Documents, by equity, or otherwise, subject in to the terms of the DIP Order and any applicable Intercreditor Agreement. For the avoidance of doubt, if any Event of Default shall exist or occur, Fifth Star shall have the option, but not the obligation, in is sole discretion, to declare a Toggle Event; provided that, except in the case of an Event of Default under clause (q) of this Section 8.01, the declaration of a Toggle Event shall operate as a waiver of such Event of Default.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

SECTION 8.02. Application of Payment.

(a) If the Bankruptcy Cases have not been filed or the Interim DIP Order has been entered at the time of such Application of Payments, then subject to the provisions of any Intercreditor Agreements, after the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable and as set forth in the proviso to Section 8.01), or upon the consummation of the sale of all or substantially all of the Company’s assets or equity, payments and prepayments with respect to the Obligations made to the Administrative Agent, the Lenders or otherwise (including setoff rights) received by the Administrative Agent or any Lender (from realization on Collateral or otherwise) shall be distributed in the following order of priority:

(i) FIRST, to the fees, indemnities, expenses and other amounts (including attorneys’ fees and expenses), if any, payable to the Administrative Agent in its capacities as such;

(ii) SECOND, to the fees, indemnities and other amounts (other than principal and interest) payable to the New Bridge Lender (including attorneys’ fees and expenses) arising under the Loan Documents;

(iii) THIRD, to the payment of interest then due and payable on any outstanding New Bridge Loans;

(iv) FOURTH, to the payment of principal of the New Bridge Loans until each of the foregoing Obligations in respect of the New Bridge Loans are Fully Satisfied;

(v) FIFTH, to any other Obligations in respect of the New Bridge Loans not otherwise referred to in this Section; and

(vi) SIXTH, to the applicable Borrowers.

(b) If the Bankruptcy Cases have been filed and the Interim DIP Order has been entered at the time of such Application of Payments, then subject to the provisions of the DIP Order and any Intercreditor Agreements, after the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable and as set forth in the proviso to Section 8.01), or upon the consummation of the sale of all or substantially all of the Company’s assets or equity, payments and prepayments with respect to the Obligations made to the Administrative Agent, the Lenders or otherwise (including setoff rights) received by the Administrative Agent or any Lender (from realization on Collateral or otherwise) shall be distributed in the following order of priority:

(i) FIRST, to the fees, indemnities, expenses and other amounts (including attorneys’ fees and expenses), if any, payable to the Administrative Agent in its capacities as such;

(ii) SECOND, to the fees, indemnities and other amounts (other than principal and interest) payable to the New Money DIP Lender (including attorneys’ fees and expenses) arising under the Loan Documents;

(iii) THIRD, to the payment of interest then due and payable on any outstanding New Money DIP Loans;

(iv) FOURTH, to the payment of principal of the New Money DIP Loans until each of the foregoing Obligations in respect of the New Money DIP Loans are Fully Satisfied;

(v) FIFTH, to any other Obligations in respect of the New Money DIP Loans not otherwise referred to in this Section;

(vi) SIXTH, to the fees, indemnities and other amounts (other than principal and interest) payable to the Tranche 1 Roll-Up DIP Lender (including attorneys’ fees and expenses) arising under the Loan Documents;

(vii) SEVENTH, to the payment of interest then due and payable on any outstanding Tranche 1 Roll-Up DIP Loans;

(viii) EIGHTH, to the payment of principal of the Tranche 1 Roll-Up DIP Loans until each of the foregoing Obligations in respect of the Tranche 1 Roll-Up DIP Loans are Fully Satisfied;

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(ix) NINTH, to any other Obligations in respect of the Tranche 1 Roll-Up DIP Loans not otherwise referred to in this Section;

(x) TENTH, to the payment of interest then due and payable on any outstanding Tranche 2 Roll-Up DIP Loans and Tranche 3 Roll-Up DIP Loans, on a pro rata basis;

(xi) ELEVENTH on a pro rata basis, to the payment of principal of the Tranche 2 Roll-Up DIP Loans and Tranche 3 Roll-Up DIP Loans until each of the foregoing Obligations in respect of the Tranche 2 Roll-Up DIP Loans and Tranche 3 Roll-Up DIP Loans are Fully Satisfied;

(xii) TWELFTH, to any other Obligations in respect of the Tranche 2 Roll-Up DIP Loans and Tranche 3 Roll-Up DIP Loans not otherwise referred to in this Section; and

(xiii) THIRTEENTH, to the applicable Borrowers’ estates, or as the Bankruptcy Court may otherwise direct.

(c) The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys, or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

(d) Notwithstanding anything to the contrary herein, the enforcement of Liens or remedies with respect to the Collateral and the exercise of all other remedies provided for in this Agreement and the other Loan Documents, shall be subject to the provisions of the DIP Order (if applicable).

SECTION 8.03. Performance by Administrative Agent. If any Borrower shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, if an Event of Default has occurred and is continuing, subject to the DIP Order (if applicable), the Administrative Agent may perform or attempt to perform such covenant or agreement on behalf of the applicable Borrower. In such event, Borrowers shall, at the request of Administrative Agent and subject to the DIP Order (if applicable), promptly pay any amount expended by Administrative Agent in connection with such performance or attempted performance to Administrative Agent, together with interest thereon at the interest rate provided for in Section 2.12(c) from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Borrower under any Loan Documents.

Article IX ADMINISTRATIVE AGENT

SECTION 9.01. Authorization and Action.

(a) Each of the Lenders hereby irrevocably appoints Administrative Agent to act on its behalf as administrative agent and collateral agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Section 9.01) are solely for the benefit of Administrative Agent and the Lenders, and no Borrower has rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(b) Each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Borrowers to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as collateral agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or the DIP Order, (or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX as if set forth in full herein with respect thereto. The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary or advisable to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Security Document or the DIP Order.

SECTION 9.02. Administrative Agent and its Affiliates.

(a) The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender (as set forth herein) and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any advisory capacity for and generally engage in any kind of business with Borrowers or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each of the Lenders understands that the Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) may be engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Article IX as “Activities”) and may engage in the Activities with or on behalf of one or more of the Borrowers or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrowers and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in Borrowers or their Affiliates), including trading in or holding long, short or derivative positions in securities, loans, or other financial products of one or more of the Borrowers or their Affiliates. Each Lender understands and agree that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Borrowers or their Affiliates (including information concerning the ability of the Borrowers to perform their respective obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. Neither the Administrative Agent nor any other member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, nor be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any Affiliate of any Borrower) or to account for any revenue or profits obtained in connection with the Activities, except that Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by Administrative Agent to the Lenders.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Borrowers and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of any Person serving as the Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification of any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including information concerning the ability of the Borrowers to perform their respective obligations hereunder and under the other Loan Documents), or (iii) any other matter, shall give rise to any fiduciary, equitable, or contractual duties (including any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Borrowers or their Affiliates) or for its own account.

SECTION 9.03. Duties. Neither the Administrative Agent nor Fifth Star in its capacity as a Lender shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Administrative Agent nor Fifth Star in its capacity as a Lender:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, and neither the Administrative Agent nor Fifth Star shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Person to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or shall be liable for the failure to disclose, any information relating to any Borrower or any of their respective Affiliates that is communicated to or obtained by any Person serving as Administrative Agent, Fifth Star or any of their respective Affiliates in any capacity.

SECTION 9.04. Reliance, Lender Representations, Etc.

(a) Neither the Administrative Agent nor Fifth Star in its capacity as a Lender shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Neither the Administrative Agent nor Fifth Star in its capacity as a Lender shall be deemed to have knowledge of any Default unless and until written notice describing such Default is given to Administrative Agent by a Borrower, or a Lender. Neither the Administrative Agent nor Fifth Star in its capacity as a Lender shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or Fifth Star in its capacity as a Lender.

(b) The Administrative Agent and Fifth Star in its capacity as a Lender shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and Fifth Star in its capacity as a Lender also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent and Fifth Star in its capacity as a Lender may consult with legal counsel (who may be counsel for an Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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(c) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the New Term Loan Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the New Term Loan Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “qualified professional asset manager” (within the meaning of Part VI of PTE 84-14), (B) such qualified professional asset manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the New Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the New Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the New Term Loan Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(d) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (c) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (c), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrowers, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the New Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto.

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SECTION 9.05. Sub-Agents. Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to permit any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Security Document. The exculpatory provisions of this Article IX, as well as all other indemnity and expense reimbursement provisions of this Agreement (including, without limitation, Section 10.03), shall apply to any such sub-agent and to the Related Parties of such Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as though such co-agents, sub-agents and attorneys-in-fact were a “collateral agent” under the Loan Documents. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 9.06. Resignation.

(a) The Administrative Agent may resign at any time by giving notice of its resignation to the Lenders and a Borrower. Upon receipt of any such notice of resignation, Fifth Star shall have the right to appoint a successor. If no successor shall have been so appointed by Fifth Star and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the New Money DIP Lender) (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the applicable Lenders appoint a successor Administrative Agent, as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, as applicable (other than any rights to indemnity payments owed to the retiring Administrative Agent) and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 9.07. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. In this regard, each Lender further acknowledges that Sidley Austin LLP is acting in this transaction as special counsel to Fifth Star only. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

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SECTION 9.08. [Reserved].

SECTION 9.09. Agent May File Proofs of Claim; Bankruptcy Events. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower or any Subsidiary, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand any Borrower or any other Person primarily or secondarily liable) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Article II and Section 10.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with this Agreement;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Article II and Section 10.03. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt in each case on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations in any proceeding under any Debtor Relief Law.

SECTION 9.10. Collateral.

(a) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien (A) on all Collateral upon Full Satisfaction of all the Obligations and termination of the New Term Loan Commitments, (B) with respect to any Collateral that is sold or otherwise Disposed of to a Person other than an Borrower pursuant to a Disposition permitted by Section 6.04 (other than any Disposition permitted by clause (f) of Section 6.04), (C) on Collateral owned by a Subsidiary that is a Guarantor upon release of such Guarantor from its obligations under its Guaranty Agreement pursuant to clause (iii) below, (D) upon property constituting Excluded Property (as defined in the Security Agreement) or (E) subject to Section 10.02, as may be approved, authorized, or ratified in writing by Fifth Star;

(ii) to release any Guarantor from its obligations under any Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(iii) to enter into Intercreditor Agreements and perform all obligations thereunder and to enter into any amendments of such document which do not materially modify the rights of the Secured Parties thereunder, and the Secured Parties agree to be bound by the terms thereof.

(b) Upon request by Administrative Agent at any time, the Secured Parties will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.10.

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(c) The Administrative Agent, at the sole expense of Borrowers, shall execute and deliver to the Borrowers all releases or other documents reasonably necessary or desirable to evidence or effect any release of Liens or release of Guaranty Agreement authorized under Section 9.10(a), in each case, without recourse to, or representation or warranty from, the Administrative Agent; provided that (i) Administrative Agent shall not be required to execute any document necessary to evidence such release authorized under clause (i)(B) or (ii) of Section 9.10(a) unless a Responsible Officer of Borrowers shall certify in writing to Administrative Agent that the transaction requiring such release is permitted under the Loan Documents (it being acknowledged that Administrative Agent may rely on any such certificate without further enquiry), (ii) Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (iii) no such release shall in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. To the extent Administrative Agent is required to execute any releases or other documents in accordance with this Section 9.10(c), Administrative Agent shall do so promptly upon request of Borrowers without the consent or further agreement of any Secured Party.

(d) The Administrative Agent shall not have any obligation whatsoever to any of the Secured Parties to assure that the Collateral exists or is owned by any Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Administrative Agent shall not have any duty or liability whatsoever to any Secured Party as to any of the foregoing, except as otherwise provided herein.

(e) Credit Bidding. The Administrative Agent shall have the right to credit bid (either directly or through one or more acquisition vehicles), up to the full amount of the Obligations owed under the Loan Documents, in connection with any sale of all or any portion of the Collateral, including (without limitation) any sale occurring pursuant to section 363 of the Bankruptcy Code or included as part of any chapter 11 plan subject to confirmation section 1129(b)(2)(A)(ii)-(iii) of the Bankruptcy Code, by a chapter 7 trustee under section 725 of the Bankruptcy Code without the consent of the holders of the Tranche 2 Roll-Up DIP Claims or the Tranche 3 DIP Roll-Up Claims; provided, however, that only if the Administrative Agent so elects to credit bid, the Administrative Agent shall not be required to credit bid any Obligations owed with respect to the Tranche 2 Roll-Up DIP Claims or the Tranche 3 Roll-Up DIP Claims if the cash component of the Administrative Agent’s bid will result in proceeds sufficient to pay holders of Tranche 2 Roll-Up DIP Claims and Tranche 3 Roll-Up DIP Claims in full in accordance with Section 8.02.

SECTION 9.11. Bailee for Perfection. Administrative Agent hereby appoints each of the other Lenders to serve as bailee to perfect the Administrative Agent’s Liens in any Collateral in the possession of any such other Lender. Each Lender possessing any Collateral agrees to so act as bailee for Administrative Agent in accordance with the terms and provisions hereof. No Lender (other than Administrative Agent acting for the benefit of the Secured Parties) shall exercise any right of set-off or banker’s lien against any Borrower for any obligations other than the Obligations.

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Article X MISCELLANEOUS

SECTION 10.01. Notices.

(a) General Address for Notices. Except in the case of communications expressly permitted to be given by telephone hereunder or under any other Loan Documents, all notices and other communications (“Communications”) provided for herein or in any other Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or, subject to Section 10.01(b), by electronic communication, as follows:

(i) if to Borrowers, to them at:

Parts iD, Inc.

1 Corporate Drive, Suite C

Cranbury, NJ 08512

Attn: John Pendleton, General Counsel

E-mail: john.pendleton@corp.partsid.com

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, NJ 07078-2704

Attn: Kira Mineroff

E-mail: kira.mineroff@dlapiper.com

(ii) if to Fifth Star, to it at:

Fifth Star, Inc.

222 West Merchandise Mart Plaza, Suite 2982

Chicago, IL 60654

Email: legalnotices@corazon.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attn: Annie Wallis

E-mail: awallis@sidley.com

(iii) if to another Lender, to it at its address set forth in its Roll-Up DIP Lender Supplement.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given before or during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day). Notices delivered through electronic communications to the extent provided in Section 10.01(b), shall be effective as provided in such Section 10.01(b).

(b) Electronic Communications. Communications to the Lenders under the Loan Documents may be delivered or furnished by electronic communications pursuant to procedures approved by Administrative Agent. Administrative Agent or a Borrower may, in its discretion, agree to accept Communications to it under the Loan Documents by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular Communications. Unless Administrative Agent otherwise prescribes, (i) Communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) Communications posted on an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in clause (i) of this Section 10.01(b) notification that such Communication is available and identifying the website address thereof; provided that, for both clauses (i) and (ii) of this Section 10.01(b), if such Communication is not sent before or during the normal business hours of the recipient, such Communication shall be deemed to have been sent at the opening of business on the next Business Day.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(c) Change of Address for Notices. Any party hereto may change its address or telecopy number for, or individual designated to receive, Communications under the Loan Documents by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to a Borrower and Administrative Agent). All Communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Reliance on Notices. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of a Borrowing) purportedly given by or on behalf of Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrowers shall, jointly and severally, indemnify the Administrative Agent, each Lender, and the Related Parties of each of them from all losses, costs, expenses, and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Administrative Agent, the Lenders, and the other Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement (including any Exhibit or Schedule hereto), nor any other Loan Document nor any provision hereof or thereof may be waived, amended, or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrowers, Administrative Agent and Fifth Star in its capacity as a Lender or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Administrative Agent and the Borrower or Borrowers that are parties thereto, in each case with the consent of Fifth Star; provided that no such agreement shall (i) increase any New Term Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce the rate of any fees due hereunder, without the written consent of each Lender affected thereby (provided that in no event shall the waiver of applicability of Section 2.12(c) (which waiver shall be effective with the written consent of Fifth Star) constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan (excluding any payment required by Section 2.10(b)), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or extend the Maturity Date, without the written consent of each Lender affected thereby, (iv) modify Section 8.02 or Section 10.04 (including the modification of any financial or other definition that would affect the interpretation of Section 8.02 or Section 10.04) without the written consent of each Lender, (v) change any of the provisions of this Section 10.02, without the written consent of each Lender and/or (vi) except as permitted by Section 9.10, (A) release a Borrower or release any Guarantor from any of its guarantee obligations without the written consent of each Lender or (B) release any of the Collateral without the written consent of each Lender.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

SECTION 10.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrowers agree, jointly and severally, to pay (i) all documented out-of-pocket expenses incurred by Fifth Star and its Affiliates, including the fees, charges and disbursements of counsel and a financial advisor for Fifth Star in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and all aspects of the Bankruptcy Cases, including the preparation and review of pleadings, documents and reports related to the Bankruptcy Cases (and any successor cases relating thereto), attendance at meetings, court hearings or conferences related to the Bankruptcy Cases (and any successor cases relating thereto) and general monitoring of the Bankruptcy Cases (and any successor cases relating thereto), (ii) all documented out-of-pocket expenses incurred by Fifth Star including the documented fees, charges and disbursements of one primary counsel, one local counsel in each relevant jurisdiction, one specialty counsel for each relevant specialty area and one financial advisor in connection with the enforcement or protection of such Person’s rights in connection with this Agreement and the other Loan Documents or the Collateral, including its rights under this Section, and including in connection with any bankruptcy or insolvency proceeding, workout, restructuring or related negotiations in respect thereof, and (iii) all documented out-of-pocket costs incurred by Fifth Star in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein or, subject to Section 5.06, any audit, verification, inspection or appraisal of the Collateral.

(b) Indemnification by Borrowers. Borrowers hereby agree, jointly and severally, to indemnify Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related expenses, including the fees, charges, and disbursements of counsel (limited to the documented out-of-pocket fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction, and one specialty counsel for each relevant specialty for all Indemnitees taken as a whole, and one or more additional counsel if one or more conflicts of interest, or perceived conflicts of interest arise) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any other property owned or operated by any Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have (x) resulted solely from the gross negligence or willful misconduct of such Indemnitee, or (y) arisen out of any claim, litigation, investigation or proceeding brought by such Indemnitee solely against one or more other Indemnitees (other than any claim, litigation, investigation or proceeding that is brought by or against Administrative Agent or any arranger or similar role, acting in its capacity as Administrative Agent or arranger or similar role) that does not involve any act or omission of any Borrowers or any of their respective subsidiaries or affiliates. This Section 10.03(b) shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, or damages arising from any non-Tax claim.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(c) [Reserved].

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Indemnitee, Borrower or any Related Party of an Borrower shall have any liability for, and no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the Transactions, any Loan, or the use of the proceeds thereof; provided that nothing in this sentence shall limit any Borrower’s indemnity and reimbursement obligations to the extent that such special, indirect, consequential or punitive damages are incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to reimbursement or indemnification as set forth in Section 10.03(a) or (b).

(e) Payments. All amounts due under this Section shall be payable no later than 10 Business Days after written demand therefor.

SECTION 10.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of a Lender who is owed any of the Obligations and any Indemnitee), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer of any Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any Lender that is not in accordance with this Section shall be null and void) or with the prior written consent of the Borrowers and Fifth Star. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of a Lender who is owed any of the Obligations, and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders)) any legal or equitable right, remedy, or claim under, or by reason, of this Agreement.

(b) Assignments by Lenders Generally. Each of the New Bridge Lender, the New Money DIP Lender and the Tranche 1 Roll-Up DIP Lender may at any time assign to one or more assignees all or a portion of its respective rights and obligations under this Agreement (including all or a portion of its New Term Loan Commitment, as applicable, and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Required Consents. No consent shall be required for any assignment, except the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loans to a Person who is not a Lender.

(ii) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment).

(iii) Administrative Questionnaire. The assignee, if it shall not already be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire if so requested by Administrative Agent.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(c) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to Section 10.04(d), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the rights referred to in Sections 2.14, 2.15, 2.13, and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(e).

(d) Maintenance of Register by Administrative Agent. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the New Term Loan Commitment of, and principal amount (and stated interest) of the Loans (each, a “Registered Loan”) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Other than in connection with an assignment by a Lender of all or any portion of its Loan to an Affiliate of such Lender (i) a Registered Loan may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register, and (ii) any assignment or sale of all or part of such Registered Loan may be effected only by registration of such assignment or sale on the Register. In the case of any assignment by a Lender of all or any portion of its Loan to an Affiliate of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register. The entries in the Register shall be conclusive absent manifest error, and Borrowers, Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time, upon reasonable prior notice.

(e) Participations. The New Bridge Lender, the New Money DIP Lender and the Tranche 1 Roll-Up DIP Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent, sell participations to any Person (a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its New Term Loan Commitments or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such participation shall not increase the obligations of any Borrower under any Loan Document, except as contemplated below, and (iv) Borrowers, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which such Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Borrowers agree that each Participant shall be entitled to the benefits of Section 2.13, (subject to the requirements and limitations therein, including the requirements under Section 2.13(g) (it being understood that the documentation required under Section 2.13(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b); provided that such Participant (shall not be entitled to receive any greater payment under Section 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14(d). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any New Term Loan Commitment or Loan or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such New Term Loan Commitment or Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (or other central bank under any central banking system established under the jurisdiction or organization of such Lender (or its parent bank)); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, certifications, representations and warranties made by Borrowers or any other Borrower herein or in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect certification, representation, or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Full Satisfaction of the Obligations. The provisions of Sections 2.14, 2.15, 2.13, 10.03, and 10.18 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the termination of the Loan Documents and payment of the Obligations hereunder, or the expiration or termination of the New Term Loan Commitments.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SUBJECT TO FRE 408 & ITS EQUIVALENTS

SECTION 10.07. Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality, and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, Fifth Star and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by Fifth Star or any such Affiliate, to or for the credit or the account of Borrowers or any other Borrower against any and all of the obligations of Borrowers or any other Borrower now or hereafter existing under this Agreement or any other Loan Document to Fifth Star or its Affiliates, irrespective of whether or not Fifth Star or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers or such Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Fifth Star and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Fifth Star and its Affiliates may have. Fifth Star agrees to notify Borrowers and Administrative Agent promptly after any such setoff and application and share such set-off pursuant to Section 2.17(d); provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with, and this Agreement, the other Loan Documents and all matters arising out of or relating in any way whatsoever to the Loan Documents (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York and, to the extent applicable, the Bankruptcy Code. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligation Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

(b) Submission to Jurisdiction. Each Borrower hereby irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the Bankruptcy Court (if applicable), the Supreme Court of the State of New York sitting in New York County and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in the Bankruptcy Court (if applicable), such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Administrative Agent, or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

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SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY, OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Treatment of Certain Information; Confidentiality; Independence of Covenants.

(a) Treatment of Certain Information. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrowers or one or more of the Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by any Borrowers or their Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate, it being understood that any such Subsidiary or Affiliate receiving such information shall be bound by the provisions of Section 10.11(b) as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the New Term Loan Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. Each of Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to use such Information subject to such Person’s internal regulatory and/or ethical obligations regarding the same); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners or any listing authority or stock exchange); (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any pledgee under Section 10.04(f), or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrowers and their obligations, this Agreement or payments hereunder; (vii) on a confidential basis to (A) any rating agency in connection with rating Borrowers or their Subsidiaries or the credit facilities under this Agreement or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreements; (viii) with the consent of a Borrower; or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers that is not to the knowledge of the receiving party in violation of any confidentiality restriction. For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries and/or its Related Parties or representatives relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries and/or its Related Parties or representatives. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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(c) Independence of Covenants. All covenants and other agreements contained in this Agreement or any other Loan Document shall be given independent effect so that, if a particular action or condition is not permitted by any of such covenants or other agreements, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant or other agreement shall not avoid the occurrence of a Default if such action is taken or such condition exists.

SECTION 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges or other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received, or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect to such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefore) until such cumulated amount, shall have been received by such Lender. If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrowers.

SECTION 10.13. USA Patriot Act. Each of Administrative Agent and each Lender subject to the USA Patriot Act hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify, and record information that identifies each Borrower and other information that will allow Administrative Agent and such Lender to identify each Borrower in accordance with the USA Patriot Act. Borrowers hereby agree to provide, and cause each Guarantor to provide, such information promptly upon the request of Administrative Agent or any Lender. Each Lender subject to the USA Patriot Act acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its agents, this Agreement, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record-keeping, (c) comparisons with government lists, (d) customer notices, or (e) other procedures required under the CIP Regulations or such other law.

SECTION 10.14. Press Release and Related Matters. No party hereto shall, and no party hereto shall permit any of its Affiliates to, issue any press release or other public disclosure using the name, logo or otherwise referring to any party hereto or any of their respective Affiliates, the Loan Documents or any transaction contemplated therein without the prior consent of a Borrower, Administrative Agent, or any applicable Lender, as the case may be, except to the extent required to do so under applicable law and then, in any event, such party hereto will advise Borrowers or Administrative Agent, as the case may be, as soon as possible with respect to such press release or other public disclosure.

SECTION 10.15. No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Administrative Agent or any Lender shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as applicable and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrowers, any holders of Equity Interests of any Borrower, or any other Person.

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SECTION 10.16. No Fiduciary Relationship. The relationship between each Borrower and the other Borrower on the one hand and the Administrative Agent and each Lender on the other is solely that of debtor and creditor, and none of the Administrative Agent or any Lender, has any fiduciary, advisory, agency or other special relationship with Borrowers, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrowers on the one hand and the Administrative Agent and each Lender on the other to be other than that of debtor and creditor. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against any of the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. For the avoidance of doubt, this Section 10.16 applies only the Tranche 2 Roll-Up DIP Lenders and the Tranche 3 Roll-Up DIP Lenders in their capacity as such, and not in any other capacity, including, without limitation, as an officer, director or board member of a Borrower.

SECTION 10.17. Construction. Borrowers, each Guarantor (by its execution of the Loan Documents to which it is a party), Administrative Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.18. Payments Set Aside. To the extent that any payment by or on behalf of any Borrower under any Loan Document is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff as to any Borrower, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 10.19. Benefits of Agreement. The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their permitted successors and assigns, and no other Person (other than any Related Parties of the Administrative Agent, the Lenders and any Participants to the extent provided for in Section 10.04(e)) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

SECTION 10.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority

SECTION 10.21. [Reserved].

SECTION 10.22. [Reserved].

SECTION 10.23. Joint and Several Obligations.

(a) All Obligations shall constitute joint and several obligations of Borrowers. Each Borrower expressly represents and acknowledges that it is part of a common enterprise with the other Borrower and that any financial accommodations by Administrative Agent and the Lenders, or any of them, to any other Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Borrowers. Each Borrower acknowledges that any notice of Borrowing or any other notice given by any other Borrower to Administrative Agent or the Lenders shall bind all Borrowers, and that any notice given by Administrative Agent or the Lenders to any Borrower shall be effective with respect to all Borrowers. Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which such Person actually may have received the proceeds of any of the Loans or other extensions of credit or the amount of such Loans or other extensions of credit received or the manner in which Administrative Agent or the Lenders accounts among Borrowers for such Loans or other Obligations on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to any Borrower inure to the mutual benefit of all of Borrowers and that Administrative Agent and the Lenders are relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations under the Loan Documents.

(b) Each Borrower shall be entitled to subrogation and contribution rights from and against the other Borrower to the extent such Person is required to pay to Administrative Agent, or the Lenders any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Person or as otherwise available under applicable law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of Section 10.23(c) and 10.23(d).

(c) It is the intent of each Borrower, Administrative Agent, the Lenders and any other Person holding any of the Obligations that the maximum obligations of each Borrower hereunder (such Person’s “Maximum Borrower Liability”) in any case or proceeding referred to below (but only in such a case or proceeding) shall not be in excess of:

(i) in a case or proceeding commenced by or against such Person under the Bankruptcy Code on or within one year from the date on which any of the Obligations of such Person are incurred, the maximum amount that would not otherwise cause the Obligations of such Person hereunder (or any other Obligations of such Person to Administrative Agent, the Lenders and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Person under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(ii) in a case or proceeding commenced by or against such Person under the Bankruptcy Code subsequent to one year from the date on which any of the Obligations of such Person are incurred, the maximum amount that would not otherwise cause the Obligations of such Person hereunder (or any other Obligations of such Person to Administrative Agent, the Lenders and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Person under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii) in a case or proceeding commenced by or against such Person under any law, statute or regulation other than the Bankruptcy Code relating to dissolution, liquidation, conservatorship, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, reorganization or similar debtor relief from time to time in effect affecting the rights of creditors generally (collectively, “Other Debtor Relief Law”), the maximum amount that would not otherwise cause the Obligations of such Person hereunder (or any other Obligations of such Person to Administrative Agent, the Lenders and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Person under such Other Debtor Relief Law, including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding. (The substantive state or federal laws under which the possible avoidance or unenforceability of the Obligations of any Borrower hereunder (or any other Obligations of such Person to Administrative Agent, the Lenders and any other Person holding any of the Obligations) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”).

Notwithstanding the foregoing, no provision of this Section 10.23(c) shall limit the liability of any Borrower for loans advanced directly or indirectly to it under this Agreement.

(d) To the extent set forth in Section 10.23(c), but only to the extent that the Obligations of any Borrower hereunder would otherwise be subject to avoidance under any Avoidance Provisions if such Person is not deemed to have received valuable consideration, fair value, fair consideration or reasonably equivalent value for such transfers or obligations, or if such transfers or obligations of any Borrower hereunder would render such Person insolvent, or leave such Person with an unreasonably small capital or unreasonably small assets to conduct its business, or cause such Person to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the obligations of such Person are deemed to have been incurred and transfers made under such Avoidance Provisions, then the obligations of such Person hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Obligations of such Person hereunder (or any other Obligations of such Person to Administrative Agent, the Lenders and any other Person holding any of the Obligations), as so reduced, to be subject to avoidance under such Avoidance Provisions. This Section 10.23(d) is intended solely to preserve the rights hereunder of Administrative Agent, the Lenders and any other Person holding any of the Obligations to the maximum extent that would not cause the obligations of Borrowers hereunder to be subject to avoidance under any Avoidance Provisions, and none of Borrowers nor any other Person shall have any right, defense, offset, or claim under this Section 10.23(d) as against Administrative Agent, the Lenders and any other Person holding any of the Obligations that would not otherwise be available to such Person under the Avoidance Provisions.

(e) Each Borrower agrees that the Obligations may at any time and from time to time exceed the Maximum Borrower Liability of such Person, and may exceed the aggregate Maximum Borrower Liability of all of Borrowers hereunder, without impairing this Agreement or any provision contained herein or affecting the rights and remedies of Administrative Agent and the Lenders hereunder.

(f) In the event any Borrower (a “Funding Borrower”) shall make any payment or payments under this Agreement or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations hereunder, each other Borrower (each, a “Contributing Borrower”) shall contribute to such Funding Borrower an amount equal to such payment or payments made, or losses suffered, by such Funding Borrower determined as of the date on which such payment or loss was made multiplied by the ratio of (i) the Maximum Borrower Liability of such Contributing Borrower (without giving effect to any right to receive any contribution or other obligation to make any contribution hereunder), to (ii) the aggregate Maximum Borrower Liability of all Borrowers (including the Funding Borrowers) hereunder (without giving effect to any right to receive, or obligation to make, any contribution hereunder). Nothing in this Section 10.23(f) shall affect the joint and several liability of any Borrower to Administrative Agent and the Lenders for the entire amount of its Obligations. Each Borrower covenants and agrees that its right to receive any contribution hereunder from a Contributing Borrower shall be subordinate and junior in right of payment to all obligations of Borrowers to Administrative Agent and the Lenders hereunder.

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(g) No Borrower will exercise any rights which it may acquire by way of subrogation hereunder or under any other Loan Document or at law by any payment made hereunder or otherwise, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower in respect of payments made by such Person hereunder or under any other Loan Document, until all amounts owing to Administrative Agent and the Lenders on account of the Obligations are paid in full in cash. If any amounts shall be paid to any Borrower on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Person in trust for Administrative Agent and the Lenders, segregated from other funds of such Person, and shall, forthwith upon receipt by such Person, be turned over to Administrative Agent in the exact form received by such Person (duly endorsed by such Person to Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.

SECTION 10.24. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 10.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

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“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 10.25. DIP Order. If the Borrowers have filed the Bankruptcy Cases, the Borrowers, the Administrative Agent and the Lenders hereby expressly agree that in the event of any express conflict between this Agreement and the DIP Order, the DIP Order shall control.

SECTION 10.26. INTERCREDITOR AGREEMENTS.

(a) EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENTS, WHICH IN CERTAIN CIRCUMSTANCES MAY REQUIRE (AS MORE FULLY PROVIDED THEREIN) THE TAKING OF CERTAIN ACTIONS BY THE LENDERS.

(b) THE PROVISIONS OF THIS SECTION 10.26 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF ANY INTERCREDITOR AGREEMENTS. REFERENCE MUST BE MADE TO THE APPLICABLE INTERCREDITOR AGREEMENTS THEMSELVES TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENTS AND THE TERMS AND PROVISIONS THEREOF, AND FIFTH STAR MAKES NO REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENTS. A COPY OF THE INTERCREDITOR AGREEMENTS MAY BE OBTAINED FROM THE ADMINISTRATIVE AGENT.

(c) AS MORE FULLY PROVIDED THEREIN, EACH INTERCREDITOR AGREEMENT CAN ONLY BE AMENDED IN ACCORDANCE WITH THE PROVISIONS THEREOF.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its officer or officers thereunto duly authorized as of the date first above written.

BORROWERS:	PARTS ID, INC.

	By:	/s/ Lev Peker
		Name:	Lev Peker
		Title:	Chief Executive Officer

PARTS ID, LLC

	By:	/s/ Lev Peker
		Name:	Lev Peker
		Title:	Chief Executive Officer

ADMINISTRATIVE AGENT:	FIFTH STAR, INC., as Administrative Agent

	By:	/s/ Sam Yagan
	Name:	Sam Yagan
	Title:	President, Secretary and Treasurer

LENDERS:	FIFTH STAR, INC., as the New Bridge Lender and the New Money DIP Lender

	By:	/s/ Sam Yagan
	Name:	Sam Yagan
	Title:	President, Secretary and Treasurer

Schedule 2.01(c)

EXISTING BRIDGE LOANS

Existing Bridge Lender	Description of Definitive Agreement	Funding Date	Description of Promissory Note	Initial Aggregate Principal Amount of Existing Bridge Loan	Class
2642186 Ontario Inc.	Note Purchase Agreement, dated November 2, 2023	November 2, 2023	Junior Secured Promissory Note	$1,000,000	Tranche 2 Loan
Sanjiv Gomes	Amended and Restated Note Purchase Agreement, dated December 11, 2023	October 20, 2023	Amended and Restated Junior Secured Promissory Note	$1,000,000	Tranche 2 Loan
Lev Peker	Amended and Restated Note Purchase Agreement, dated December 11, 2023	November 10 & 13, 2023	Amended and Restated Junior Secured Promissory Note	$1,300,000	Tranche 3 Loan

Schedule 3.06

DISCLOSED MATTERS

Business Combination Litigation

On October 3, 2020, counsel to Stanislav Royzenshteyn and Roman Gerashenko (together, the “Founder Stockholders”) and Onyx Enterprises Canada Inc. and its principals (collectively, the “Investor Stockholder and Principals”) received a letter from counsel to the Founder Stockholders objecting to the Investor Stockholder’s use of the “drag-along right” under Section 4.5 of the Stockholders Agreement, dated July 17, 2015 (the “Stockholders Agreement”), and the proxy granted pursuant to Section 5.1 of the Stockholders Agreement to execute (i) the stockholder written consent, dated September 18, 2020, approving the Business Combination Agreement and (ii) the Stockholder Support Agreements, in each case on behalf of the Founder Stockholders. The letter also describes the Business Combination as unlawful and threatens further unspecified actions by the Founder Stockholders.

On October 15, 2020, the Founder Stockholders filed an order to show cause to preliminarily enjoin the Business Combination pending final adjudication of the Shareholder Litigation. On October 23, 2020, the Superior Court of New Jersey, Chancery Division, Monmouth County refused to grant a preliminary injunction and set the hearing date on the order to show cause for December 4, 2020. On October 26, 2020, the Founder Stockholders filed an application for permission to file emergent motion to request a temporary restraining order preventing the closing of the Business Combination prior to the hearing on December 4, 2020 with the Superior Court of New Jersey, Appellate Division, which such court denied. On October 27, 2020, the Founder Stockholders appealed the Appellate Division’s ruling to the Supreme Court of New Jersey. On October 28, 2020, the Supreme Court of New Jersey denied such appeal. On November 20, 2020, the Founder Stockholders requested another emergent motion before the Superior Court of New Jersey, Chancery Division, Monmouth County for a temporary restraining order preventing the closing of the Business Combination. The Superior Court of New Jersey, Chancery Division, Monmouth County denied that request by order dated November 20, 2020. The Founder Stockholders withdrew their order to show cause after the November 20, 2020 order was entered. Since then, the Founding Stockholders advised the court that they will no longer seek to unwind the Business Combination. Rather, they are seeking damages from the defendants in the Shareholder Litigation (as defined below).

Environmental Protection Agency (“EPA”) v. Onyx Enterprises Int’l, Corp. d/b/a CARiD

On October 22, 2018, the U.S. Environmental Protection Agency (the “EPA”), submitted a formal information request asserting that the Company sold improper and illegal defeat devices in violation of the Clean Air Act (the “CAA”). The Company responded in December 2018. On July 16, 2020, the EPA presented the Company with a proposed notice of violation directed to a subset of sales performance parts that the EPA alleges were sold by the Company in violation of the CAA. The EPA did not propose an aggregate fine but identified 267 transactions as being in violation of the CAA. The products in question were sold by the Company in 2018 and have since been removed from its platform. On November 22 2020, the Company provided a response to the EPA with analysis directed at the reasons the 267 transactions did not violate the CAA. On or about September 30, 2022 the EPA proposed a fine to the Company and the parties have negotiated a final disposition of this matter that the Company will pay $491,474 with two payments of $49,147 in October and December 2022 and the remainder to be paid in 12 monthly installments of $32,765 plus interest at 5.0% with the last payment due on December 29, 2023.

Onyx Enterprises Int’l Corp v. Volkswagen Group of America, Inc.

On August 4, 2020, Onyx initiated a trademark infringement action against Volkswagen Group of America, Inc. (“Volkswagen”) for the unlawful use of “ID” to brand its new line of electric vehicles due to be imported into the United States in 2021 and manufactured in Tennessee in 2022. The United States Patent and Trademark Office rejected Volkswagen’s application to register “ID” multiple times due to the Company’s priority over the mark in the automotive space. In 2019, Volkswagen approached the Company for a license to use ID for a royalty. When Volkswagen announced in July of 2020 that it would proceed with the launch using this branding, the Company filed suit. The Civil Action is captioned as Onyx Enterprises Int’l, Corp v. Volkswagen Group of America, Inc., Civil Action Number 3:20-cv-09976-BRM-ZNQ and is currently pending in the United States District Court for the District of New Jersey.

Volkswagen has obtained a stay of this matter pending the outcome in the ID Parts matter. The Company is seeking monetary damages for use of its trademark as well as an order precluding Volkswagen from continuing to use ID as part of its branding. As discovery has not commenced, the case value and exposure are undetermined at this time. The parties have engaged in settlement discussions but remain far apart in their evaluation of the merits of the case.

Shareholder Litigation

Royzenshteyn, et. al. v. Pathak, et al. v. Onyx Enterprises Int’l Corp, Superior Court of New Jersey, Monmouth County, Chancery Division, Docket No. MON-C-45.

This is a pending litigation matter that involves a shareholder dispute that arises from a stock purchase and warrant purchase agreement between Onyx Enterprises Int’l Corp. (“Onyx”) and Onyx Enterprises Canada, Inc. (“OEC”) (the “Transaction”). The litigation was instituted by the plaintiffs Stanislav Royzenshteyn and Roman Gerashenko, who were the founding stockholders of Onyx, in the Superior Court of New Jersey, Chancery Division, Monmouth County in February 2018 (the “Shareholder Litigation”).

Onyx was named by the Plaintiffs as a nominal defendant based upon the plaintiffs’ shareholder derivative claims. The Defendants Carey Curtin and Prashant Pathak asserted third party claims against Onyx seeking indemnification from the Onyx to the extent that the claims were asserted by the Plaintiffs against the Defendants in their capacity as Directors of Onyx.

On August 31, 2021, the Judge issued a decision on the Defendants’ Motion for Summary Judgement, in which he granted the motion in part and denied it in part. The fraud related claims asserted by the Plaintiffs against OEC, and the other defendants were not dismissed as well as certain other claims, including claims under the New Jersey Oppressed Minority Shareholder statute. The shareholder derivative claims were dismissed leaving the Third-Party Complaint for indemnification as the only remaining claim that involves the Company.

The Company has not received a specific demand for any monetary damages from the Defendants regarding their indemnification claims, nor does the Company have any concrete information regarding the scope of any such potential damages. Given the amount of time that the Defendants attorneys have devoted to defending the claims against their clients in the Shareholder Litigation, the potential damages arising from the indemnification claims could be significant. If the Defendants prevail on their indemnification claims, the Company will assert that that any damages sought should be allocated based on the time and effort spent in defending against the breach of fiduciary claims, as opposed to defending against the Plaintiffs’ fraud claims, which are the predominant claims in the litigation. Given that the breach of fiduciary claims against the Defendants have been dismissed, any claim for indemnification will only include fees and costs incurred prior to the decision on the Summary Judgment Motion. No trial date has been scheduled.

Onyx was named by the Plaintiffs as a nominal defendant based upon the plaintiffs’ shareholder derivative claims. The Defendants, Carey Curtin and Prashant Pathak, asserted third party claims against Onyx seeking indemnification from the Onyx to the extent that the claims were asserted by the Plaintiffs against the Defendants in their capacity as Directors of Onyx.

On August 31, 2021, the Judge issued a decision on the Defendants’ Motion for Summary Judgement, in which he granted the motion in part and denied it in part. The fraud related claims asserted by the Plaintiffs against OEC, and the other defendants were not dismissed as well as certain other claims, including claims under the New Jersey Oppressed Minority Shareholder statute. The shareholder derivative claims were dismissed leaving the Third-Party Complaint for indemnification as the only remaining claim that involves the Company.

The Company has not received a specific demand for any monetary damages from the Defendants regarding their indemnification claims, nor does the Company have any concrete information regarding the scope of any such potential damages. Given the amount of time that the Defendants attorneys have devoted to defending the claims against their clients in the Shareholder Litigation, the potential damages arising from the indemnification claims could be significant. If the Defendants prevail on their indemnification claims, the Company will assert that that any damages sought should be allocated based on the time and effort spent in defending against the breach of fiduciary claims, as opposed to defending against the Plaintiffs’ fraud claims, which are the predominant claims in the litigation. Given that the breach of fiduciary claims against the Defendants have been dismissed, any claim for indemnification will only include fees and costs incurred prior to the decision on the Summary Judgment Motion.

Potential Claim by Former CEO

On August 12, 2020, the former CEO of the Company, Mr. Royzenshteyn, a plaintiff in the Stockholder Litigation, filed a motion to amend the complaint in the Stockholder Litigation matter first listed above, to assert claims arising from the Board’s acceptance of his resignation as CEO. Mr. Royzenshteyn has asserted that he did not resign but was terminated by the Board in breach of his employment agreement. His proposed complaint seeks payment of his severance and damages from the Company associated with his alleged termination. Mr. Royzenshteyn’s motion to amend the complaint has been denied by the Special Discovery Master, but his proposed claims are preserved for any potential future action brought by him against the Company. Management believes that Mr. Royzenshteyn’s claims are without merit, but at this early stage without any litigation actually having been commenced is not possible to determine the likelihood of success of any such claims and the potential amount of liability, if any, of any award that may be made against the Company. Any amount awarded as a result will be recorded in the period it occurs.

Potential Indemnification Claims by Former Directors of Onyx

Former Onyx Directors Royzenshteyn and Gerashenko (the “Plaintiff Directors”) tendered a demand for indemnification from the Company pursuant to their Director Indemnification agreements with Onyx. The Company’s Board denied the request for indemnification. The Plaintiff Directors then filed a motion in the Stockholder litigation to reserve their indemnification claims for future litigation. That motion was heard by the Special Discovery Master, who denied motion on the grounds that the Plaintiffs had not filed a proposed amended pleading asserting these alleged claims with their motion. Subsequently, the Plaintiffs attempted to file an amended pleading with respect to the indemnification claims, which pleading was rejected by the court because it was not accompanied by an order. Thereafter, the Plaintiff Directors submitted the proposed pleading to the Special Master, which pleading was opposed by the Company and the Defendants on the grounds that it was time barred based on the statute of limitations contained in the indemnification agreements. The Special Master has issued a report and recommendation in which he held that the Plaintiffs indemnification claims are not time- barred and are preserved for a future litigation. The Company filed a motion objecting to that Report and Recommendation, which motion was denied by the Court. To date, the Plaintiffs have not filed any action seeking indemnification from the Company.

Misappropriation Action

The Company commenced an action on November 24, 2020 against Stanislav Royzenshteyn, the Company’s former CEO, captioned Parts iD, LLC v. Stanislav Royzenshteyn (the “Misappropriation Action”). The Misappropriation Action arises from Mr. Royzenshteyn’s failure to immediately return two Company computers and other equipment he had had in his possession upon his resignation as CEO in July 2020. The Company is asserting claims against Mr. Royzenshteyn for violation of the Computer Related Offenses Act, New Jersey’s Trade Secrets Act, breach of fiduciary duties and breach of his employment agreement. The Company is also asserting claims against Mr. Royzenshteyn for failing to return a luxury automobile purchased by the Company. The Company is seeking return of the automobile and any associated damages for the wrongful possession. At the same time the Company commenced the Misappropriation Action, it filed an application for a preliminary injunction and temporary restraints via order to show cause, and on January 8, 2021, the court entered an order enjoining Mr. Royzenshteyn from sharing or disseminating any Company information. The Company filed an amended complaint on January 20, 2021 to include claims for breach of fiduciary duty and breach of contract relating to a bonus payment Mr. Royzenshteyn directed be paid to him in July 2020. Mr. Royzenshteyn moved to dismiss or stay the complaint in February 2021. The Company opposed the motion and it has not yet been heard by the Court. Given its early stage, the outcome of this matter cannot be determined.

KSI Auto Parts v. Parts iD, Inc

This is a pending litigation matter that was filed on November 28, 2022. The Plaintiff is an auto body parts supplier. Plaintiff alleges in its complaint that it supplied auto body parts to Parts iD and Onyx for which it has not been paid. Plaintiff alleges that the outstanding balance due from Parts iD is $257,090.75, exclusive of interest and costs. Default was entered against Parts iD for failing to timely answer the Plaintiff’s complaint. Parts iD has filed a motion to vacate the entry of default, which motion is still pending as of the date of this letter.

Competition Specialties, Inc. v. Onyx Enterprises Int’l Corp., et. Al

This is a pending litigation matter that was filed on February 9, 2023. Plaintiff sells automotive parts and products. Plaintiff alleges in its complaint that it sold automotive parts and products to Onyx and Parts iD for which it has not been paid. Plaintiff alleges that the total balance due from Parts iD is $275,051.30, exclusive of interest and costs. Parts iD has not yet filed a responsive pleading to the Plaintiff’s complaint.

Hasson v Parts iD, Inc

On September 9, 2022, Kenneth Hasson filed a Complaint in the United States District Court for the Western District of Pennsylvania at No. 22-cv-1291.  Hasson purports to bring claims on behalf of a putative class.  Hasson alleges that the website, www.carid.com, allegedly operated by Parts ID, Inc., violated the Pennsylvania Wiretapping and Electronic Surveillance Control Act, 18 Pa. Cons. Stat. § 5701, et. seq., by utilizing “session replay code” software that allegedly wrongfully intercepted Hasson’s actions and communications while visiting that site.  Hasson also contends that the alleged actions constitute a wrongful invasion of his and the putative class’ privacy.  On December 30, 2022, Parts ID filed an Answer denying any and all liability to Hasson or any putative class and denying that the matter is suitable for class certification.  The dispute currently is subject to the Court’s mandatory alternative dispute resolution program and is scheduled for a mediation on April 17, 2023.

Potential Indemnification Claim by Canaccord

On January 13, 2023, the Company received a notice from Cannacord for potential indemnification claims in connection with a Compliant that was filed in the United States District Court for the District of New Jersey by Former Onyx Directors Messrs. Royzenshteyn and Gerashenko, under the caption Royzenshteyn et al. v. Onyx Enterprises Canada Inc., et al. and related to the Business Combination. Canaccord was named as a Defendant in this pending litigation matter and the Company was not directly named as a party to this proceeding. The Company has accepted the indemnification notice from Canaccord and has agreed to indemnify Canaccord for legal and other expenses incurred in connection with this litigation, as applicable.

AutoNation

AutoNation, Inc. filed suit against Onyx Enterprises International Corp. in the Circuit Court for Broward County, FL in June 2023. AutoNation obtained a default judgment against Onyx in August of 2023 in the amount of $256,854.46. We are advised, however, that Onyx is no longer an extant entity, due to a merger of Onyx in 2020 into the entity that became Parts iD, Inc. In November 2023, AutoNation filed a Motion to Join Parts iD as an additional defendant into the proceedings to enforce the default judgment against Onyx, claiming that Parts iD should be held responsible for the judgment amount as a successor or alter ego of Onyx. On December 14, 2023, the Court issued a Notice to Appear directed to Parts iD. Parts iD is due to respond to that Notice on or before January 5, 2024, presenting defenses to the contention that the default judgment against Onyx can be enforced against Parts iD.

Schedule 3.13

CAPITALIZATION AND EQUITY RIGHTS

PARTS iD, Inc.

100,000,000 authorized shares of Class A common stock, 42,932,553 shares of Class A common stock outstanding on November 27, 2023

10,000,000 authorized of Class F common stock (none outstanding)

1,000,000 authorized preferred stock (none outstanding)

Schedule 3.14

SUBSIDIARIES AND INVESTMENTS

Part A

Subsidiaries

Subsidiary	Equity Interest Holder	Amount of authorized, issued and outstanding Equity Interests issued	Amount of Equity Interests held by Equity Interests Holder(s)	Percentage of Ownership
PARTS iD, LLC, a Delaware limited liability company	PARTS iD, Inc.	N/A	N/A	100%

Part B

Investments

None.

Schedule 3.21

MATERIAL CONTRACTS

1.	Note and Warrant Purchase Agreement, dated as of March 6, 2023, by and between PARTS iD, Inc. and the Purchasers party thereto.

2.	Junior Secured Convertible Promissory Note, dated as of March 6, 2023, issued to 2642186 Ontario Inc.

3.	Junior Secured Convertible Promissory Note, dated as of March 6, 2023, issued to Limestone Development Corporation.

4.	Junior Secured Convertible Promissory Note, dated as of March 6, 2023, issued to Lev Peker.

5.	Junior Secured Convertible Promissory Note, dated as of March 6, 2023, issued to Edwin J. Rigaud.

6.	Common Stock Purchase Warrant, dated as of March 6, 2023, issued to 2642186 Ontario Inc.

7.	Common Stock Purchase Warrant, dated as of March 6, 2023, issued to Lev Peker.

8.	Common Stock Purchase Warrant, dated as of March 6, 2023, issued to Edwin J. Rigaud.

9.	Common Stock Purchase Warrant, dated as of March 6, 2023, issued to Limestone Development Corporation.

10.	Note and Warrant Purchase Agreement, dated as of May 19, 2023, by and between PARTS iD, Inc. and the Purchasers party thereto.

11.	Unsecured Convertible Promissory Note, dated as of May 19, 2023, issued to 2642186 Ontario Inc.

12.	Unsecured Convertible Promissory Note, dated as of May 19, 2023, issued to Lev Peker.

13.	Common Stock Purchase Warrant, dated as of May 19, 2023, issued to 2642186 Ontario Inc.

14.	Common Stock Purchase Warrant, dated as of May 19, 2023, issued to Lev Peker.

15.	Note and Warrant Purchase Agreement, dated as of June 14, 2023, by and between PARTS iD, Inc. and 2642186 Ontario Inc.

16.	Unsecured Convertible Promissory Note, dated as of June 14, 2023, issued to 2642186 Ontario Inc.

17.	Note and Warrant Purchase Agreement, dated as of July 13, 2023, by and between PARTS iD, Inc. and the Purchasers party thereto.

18.	Junior Secured Convertible Promissory Note, dated as of July 13, 2023, issued to Lev Peker.

19.	Junior Secured Convertible Promissory Note, dated as of July 13, 2023, issued to 2642186 Ontario Inc.

20.	Junior Secured Convertible Promissory Note, dated as of July 13, 2023, issued to Edwin J. Rigaud.

21.	Common Stock Purchase Warrant, dated as of July 13, 2023, issued to Lev Peker.

22.	Common Stock Purchase Warrant, dated as of July 13, 2023, issued to 2642186 Ontario Inc.

23.	Common Stock Purchase Warrant, dated as of July 13, 2023, issued to Edwin J. Rigaud.

24.	Securities Purchase Agreement, dated as of July 14, 2023, by and between PARTS iD, Inc. and Lind Global Fund II LP.

25.	Senior Secured Convertible Promissory Note, dated as of July 14, 2023, issued to Lind Global Fund II LP.

26.	Common Stock Purchase Warrant, dated as of July 14, 2023, issued to Lind Global Fund II LP.

27.	Security Agreement, dated as of July 14, 2023, by and between PARTS iD, Inc. and Lind Global Fund II LP.

28.	Guarantor Security Agreement, dated as of July 14, 2023, by and between PARTS iD, Inc. and Lind Global Fund II LP.

29.	Pledge Agreement, dated as of July 14, 2023, by and between PARTS iD, Inc. and Lind Global Fund II LP.

30.	Guaranty, dated as of July 14, 2023, by and between PARTS iD, Inc. and Lind Global Fund II LP.

31.	Trademark Security Agreement, dated as of July 14, 2023, by and between PARTS iD, Inc. and Lind Global Fund II LP.

32.	Placement Agent Common Stock Purchase Warrant, dated as of July 14, 2023, issued to Titan Partners Group LLC.

33.	Subordination Agreement, dated as of July 14, 2023, by and between 2642186 Ontario Inc, Lind Global Fund II, LP and PARTS iD, Inc.

34.	Subordination Agreement, dated as of July 14, 2023, by and between Limestone Development Corporation, Lind Global Fund II, LP and PARTS iD, Inc.

35.	Subordination Agreement, dated as of July 14, 2023, by and between Lev Peker, Lind Global Fund II, LP and PARTS iD, Inc.

36.	Subordination Agreement, dated as of July 14, 2023, by and between Edwin J. Rigaud, Lind Global Fund II, LP and PARTS iD, Inc.

37.	First Amendment to Securities Purchase Agreement, dated as of August 2, 2023, by and between PARTS iD, Inc. and Lind Global Fund II LP.

38.	Second Amendment to Securities Purchase Agreement, dated as of August 18, 2023, by and between PARTS iD, Inc. and Lind Global Fund II LP.

39.	Purchase and Sale of Future Receivables Agreement, dated as of August 29, 2023, by and between Riverside Capital NY, PARTS iD, Inc. and the other Merchants party thereto.

40.	Subordination Agreement, dated as of September 11, 2023, by and between Riverside Capital NY, Lind Global Fund II, LP, PARTS iD, LLC and PARTS iD, Inc.

41.	Standard Merchant Cash Advance Agreement, dated as of September 6, 2023, by and between WAVE ADVANCE INC, PARTS iD, Inc. and the other Merchants party thereto.

42.	Subordination Agreement, dated as of September 11, 2023, by and between Wave Advance Inc., Lind Global Fund II, LP, PARTS iD, LLC and PARTS iD, Inc.

43.	Litigation Funding Agreement, dated as of September 29, 2023, by and among PARTS iD, Inc., PARTS iD, LLC and Pravati Investment Fund VI LP acting through Pravati Capital, LLC.

44.	Restructuring Support Agreement, dated as of October 6, 2023, by and among PARTS iD, Inc., PARTS iD, LLC and the Consenting Vendors party thereto.

45.	Note Purchase Agreement, dated as of October 9, 2023, by and between PARTS iD, Inc. and Lev Peker.

46.	Junior Secured Convertible Promissory Note, dated as of October 9, 2023, issued to Lev Peker.

47.	Note Purchase Agreement, dated as of October 20, 2023, by and between PARTS iD, Inc. and Sanjiv Gomes.

48.	Unsecured Convertible Promissory Note, dated as of October 20, 2023, issued to Sanjiv Gomes.

49.	Note Purchase Agreement, dated as of November 2, 2023, by and between PARTS iD, Inc. and 2642186 Ontario Inc.

50.	Junior Secured Promissory Note, dated as of November 2, 2023, issued to 2642186 Ontario Inc.

51.	Purchase and Sale of Future Receivables Agreement, dated as of November 30, 2023, by and between Riverside Capital NY,PARTS iD, Inc. and the other Merchants party thereto.

52.	Standard Merchant Cash Advance Agreement, dated as of November 30, 2023, by and between WAVE ADVANCE INC, PARTS iD, Inc. and the other Merchants party thereto.

53.	Amended and Restated Note Purchase Agreement, dated December 11, 2023, by and between PARTS iD, Inc., Lev Peker and Sanjiv Gomes.

54.	Amended and Restated Junior Secured Promissory Note, dated as of December 11, 2023, issued to Sanjiv Gomes and Lev Peker.

55.	Consent and Support Agreement dated as of December [18], 2023, executed by Lind Global Fund II LP and Fifth Star, Inc. and acknowledged by PARTS iD, Inc. and PARTS iD, LLC.

56.	Consent and Support Agreement dated as of December [18], 2023, executed by WAVE Advance Inc., Riverside Capital NY and Fifth Star, Inc. and acknowledged by PARTS iD, Inc. and PARTS iD, LLC.

57.	Consent and Support Agreement dated as of December [18], 2023, executed by Pravati Investment Fund IV LP and Fifth Star, Inc. and acknowledged by PARTS iD, Inc. and PARTS iD, LLC.

58.	Consent, Subordination and Support Agreement dated as of December [18], 2023, by 2642186 Ontario Inc., Limestone Development Corporation, Lev Peker, Edwin J. Rigaud, Sanjiv Gomes and Fifth Star, Inc. and acknowledged by PARTS iD, Inc. and PARTS iD, LLC.

Schedule 5.15

DEPOSIT ACCOUNTS

Detail on the main operating account:

Account Holder	Account Bank	Account Bank Address	Type of Account	Account Number

Schedule 6.01

EXISTING INDEBTEDNESS

1.	Senior Secured Convertible Promissory Note, held by Lind Global Fund II, LP, in the principal amount of $5,367,500.

2.	Junior Secured Convertible Promissory Note, held by 2642186 Ontario Inc. in the aggregate principal amount of $2,000,000.

3.	Junior Secured Convertible Promissory Note, held by 2642186 Ontario Inc. in the aggregate principal amount of $1,000,000.

4.	Junior Secured Convertible Promissory Note, held by 2642186 Ontario Inc. in the aggregate principal amount of $1,000,000.

5.	Junior Secured Convertible Promissory Note, held by Limestone Development Corporation in the aggregate principal amount of $250,000.

6.	Junior Secured Convertible Promissory Note, held by Lev Peker in the aggregate principal amount of $250,000.

7.	Junior Secured Convertible Promissory Note, held by Lev Peker in the aggregate principal amount of $1,100,000.

8.	Junior Secured Convertible Promissory Note, held by Lev Peker in the aggregate principal amount of $1,300,000.

9.	Junior Secured Convertible Promissory Note, held by Edwin J. Rigaud in the aggregate principal amount of $400,000.

10.	Junior Secured Convertible Promissory Note, held by Edwin J. Rigaud in the aggregate principal amount of $250,000.

11.	Junior Secured Convertible Promissory Note, held by Sanjiv Gomes in the aggregate principal amount of $1,000,000.

12.	Unsecured Convertible Promissory Note, held by 2642186 Ontario Inc. in the aggregate principal amount of $250,000.

13.	Unsecured Convertible Promissory Note, held by 2642186 Ontario Inc. in the aggregate principal amount of $250,000.

14.	Unsecured Convertible Promissory Note, held by Lev Peker in the aggregate principal amount of $750,000.

15.	Securities Purchase Agreement by and between Lind Global Partners II, L.P. and PARTS iD, Inc., dated July 14, 2023.

16.	Litigation Funding Agreement, dated as of September 29, 2023, by and among PARTS iD, Inc. PARTS iD, LLC and Pravati Investment Fund VI LP acting through Pravati Captial, LLC.

17.	12,837,838 warrants to purchase the Common Stock of PARTS iD, Inc. held by Lind Global Fund II LP

18.	400,000 warrants to purchase Common Stock of PARTS iD, Inc. held by 2642186 Ontario Inc.

19.	520,833 warrants to purchase Common Stock of PARTS iD, Inc. held by 2642186 Ontario Inc.

20.	694,444 warrants to purchase Common Stock of PARTS iD, Inc. held by 2642186 Ontario Inc.

21.	2,380,952 warrants to purchase Common Stock of PARTS iD, Inc. held by 2642186 Ontario Inc.

22.	50,000 warrants to purchase Common Stock of PARTS iD, Inc. held by Limestone Development Corporation.

23.	50,000 warrants to purchase Common Stock of PARTS iD, Inc. held by Lev Peker.

24.	1,562,500 warrants to purchase Common Stock of PARTS iD, Inc. held by Lev Peker.

25.	4,761,904 warrants to purchase Common Stock of PARTS iD, Inc. held by Lev Peker.

26.	80,000 warrants to purchase Common Stock of PARTS iD, Inc. held by Edwin J. Rigaud.

27.	595,238 warrants to purchase Common Stock of PARTS iD, Inc. held by Edwin J. Rigaud.

28.	Future Receivables Agreement dated as of November 30, 2023, by and between PARTS iD, Inc. and Riverside Capital Financing.

29.	Standard Merchant Cash Advance Agreement dated as of November 30, 2023, by and between PARTS iD, Inc. and Wave Advance Inc.

Schedule 6.02

EXISTING LIENS

1.	UCC-1 Financing Statement No. 20232253747 naming PARTS iD, Inc., as debtor and Edwin J. Rigaud, as secured party filed with the Delaware Secretary of State.

2.	UCC-1 Financing Statement No. 20232253805 naming PARTS iD, Inc., as debtor and Lev M. Peker, as secured party filed with the Delaware Secretary of State.

3.	UCC-1 Financing Statement No. 20232253929 naming PARTS iD, LLC, as debtor and Edwin J. Rigaud, as secured party filed with the Delaware Secretary of State.

4.	UCC-1 Financing Statement No. 20232253952 naming PARTS iD, LLC, as debtor and Lev M. Peker, as secured party filed with the Delaware Secretary of State.

5.	UCC-1 Financing Statement No. 20232352762 naming PARTS iD, Inc., as debtor and 2642186 Ontario Inc., as secured party filed with the Delaware Secretary of State.

6.	UCC-1 Financing Statement No. 20232352838 naming PARTS iD, LLC, as debtor and 2642186 Ontario Inc., as secured party filed with the Delaware Secretary of State.

7.	UCC-1 Financing Statement No. 20232455367 naming PARTS iD, LLC, as debtor and Limestone Development Corporation, as secured party filed with the Delaware Secretary of State.

8.	UCC-1 Financing Statement No. 20232455771 naming PARTS iD, Inc., as debtor and Limestone Development Corporation, as secured party filed with the Delaware Secretary of State.

9.	UCC-1 Financing Statement No. 20234900303 naming PARTS iD, Inc., as debtor and Lind Global Fund II LP, as secured party filed with the Delaware Secretary of State.

10.	UCC-1 Financing Statement No. 20234900436 naming PARTS iD, LLC, as debtor and Lind Global Fund II LP, as secured party filed with the Delaware Secretary of State.

11.	UCC-1 Financing Statement No. 20235785380 naming PARTS iD, LLC, as debtor and Corporation Service Company, as secured party filed with the Delaware Secretary of State.

12.	UCC-1 Financing Statement No. 20235785596 naming PARTS iD, Inc., as debtor and Corporation Service Company, as secured party filed with the Delaware Secretary of State.

13.	UCC-1 Financing Statement No. 20236400534 naming PARTS iD, Inc., as debtor, PARTS iD, LLC, as debtor, and Wave Advance Inc, as secured party filed with the Delaware Secretary of State.

14.	UCC-1 Financing Statement No. 20237491276 naming PARTS iD, Inc., as debtor and 2642186 Ontario Inc., as secured party filed with the Delaware Secretary of State.

15.	UCC-1 Financing Statement No. 56813887 naming PARTS iD, Inc., as additional debtor, PARTS iD, LLC, as additional debtor and Wave Advance Inc., as secured party filed with the State of New Jersey Department of the Treasury Division of Revenue & Enterprise Services.

16.	UCC-1 Financing Statement No. 20238547613 naming PARTS iD, Inc., as debtor and Sanjiv Gomes, as secured party filed with the Delaware Secretary of State.

Schedule 6.08

EXISTING RESTRICTIVE AGREEMENTS

1.	Litigation Funding Agreement, dated as of September 29, 2023, by and among PARTS iD, Inc., PARTS iD, LLC and Pravati Investment Fund VI LP acting through Pravati Capital, LLC.

2.	Securities Purchase Agreement, dated as of July 14, 2023, by and between PARTS iD, Inc. and Lind Global Fund II LP.

3.	Senior Secured Convertible Promissory Note, dated as of July 14, 2023, issued to Lind Global Fund II LP.

4.	Common Stock Purchase Warrant, dated as of July 14, 2023, issued to Lind Global Fund II LP.

5.	Security Agreement, dated as of July 14, 2023, by and between PARTS iD, Inc. and Lind Global Fund II LP.

6.	Guarantor Security Agreement, dated as of July 14, 2023, by and between PARTS iD, LLC and Lind Global Fund II LP.

7.	Pledge Agreement, dated as of July 14, 2023, by and between PARTS iD, Inc. and Lind Global Fund II LP.

8.	Guaranty, dated as of July 14, 2023, by PARTS iD, LLC in favor of Lind Global Fund II LP.

9.	Trademark Security Agreement, dated as of July 14, 2023, by and between PARTS iD, LLC and Lind Global Fund II LP.

10.	Note and Warrant Purchase Agreement, dated as of July 13, 2023, by and between the Company and the Purchasers party thereto.

11.	Junior Secured Convertible Promissory Note, dated as of July 13, 2023.

12.	Junior Secured Convertible Promissory Note, dated as of July 13, 2023.

13.	Common Stock Purchase Warrant, dated as of July 13, 2023.

14.	Common Stock Purchase Warrant, dated as of July 13, 2023.

15.	Placement Agent Common Stock Purchase Warrant, dated as of July 14, 2023, issued to Titan Partners Group LLC.

Exhibit 1.01-1

FORM OF

FUNDING ACCOUNT WITHDRAWAL NOTICE1

, 20___

FIFTH STAR, INC.,

in its capacity as Administrative Agent

222 West Merchandise Mart Plaza, Suite 2982

Chicago, IL 60654

Attention: [         ]

Email: [         ]

Ladies and Gentlemen:

The undersigned, PARTS ID, INC., a Delaware corporation (“Parts iD, Inc.”) and PARTS ID, LLC, a Delaware limited liability company (“Parts iD, LLC”; together with Parts iD, Inc., each a “Borrower” and collectively, the “Borrowers”), refers to that certain Credit Agreement dated as of December 19, 2023 (as amended, restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the Roll-Up DIP Lenders from time to time party thereto and FIFTH STAR, INC., as New Bridge Lender, Fifth Star, New Money DIP Lender and as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.06(c) of the Credit Agreement, the Borrowers hereby gives you notice that it requests the release of funds held in the Funding Account to be used in accordance with the Approved Budget (subject to variances permitted under Section 5.11(b) of the Credit Agreement) (each such release being a “Withdrawal”), and in connection therewith, sets forth below the terms on which each such Withdrawal is requested to be made:

Date(s) of each Withdrawal[2]	Amount ($) of each Withdrawal	Account details to which funds are to be disbursed
Total	$

[1]	Any Funding Account Withdrawal Notice must be delivered by 12:00 p.m. (New York City time), one (1) Business Day prior to the requested funding date; provided that the Administrative Agent, in its discretion, may waive the foregoing prior notice requirements.
[2]	Must be a Business Day, which such date shall be the same Business Day for all disbursements requested hereunder (unless the Administrative Agent, in its sole discretion, agrees to release funds on more than one (1) Business Day).

Borrowers hereby represent and warrant as of the date hereof, and, upon acceptance of the Funding Account Withdrawal made in response to this request, Borrowers shall be deemed to have represented and warranted, that the condition to lending specified in Section 4.05[(c)13[(d)14 of the Credit Agreement have been satisfied.

Very truly yours,

PARTS ID, INC.

By:
Name:
Title:

PARTS ID, LLC

By:
Name:
Title:

[3]	Insert if the withdrawal is being made pursuant to Section 4.05(c).
[4]	Insert if the withdrawal is being made pursuant to Section 4.05(d).

Exhibit 2.01(c)

FORM OF ROLL-UP DIP LENDER SUPPLEMENT

(See Attached)

ROLL-UP DIP LENDER SUPPLEMENT

THIS ROLL-UP DIP LENDER SUPPLEMENT (this “Supplement”), dated as of December [_], 2023, is entered into among the Persons signatory hereto as Tranche 2 Roll-Up DIP Lenders or Tranche 3 Roll-Up DIP Lenders (collectively, the “Roll-Up DIP Lender”), PARTS ID, INC., a Delaware corporation (the “Company”) and PARTS ID, LLC, a Delaware limited liability company (together with the Company, collectively, the “Borrowers) under that certain Credit Agreement dated as of December 19, 2023 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the Lenders from time to time party thereto and FIFTH STAR, INC., as administrative agent for the Lenders (the “Administrative Agent”). All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Each Roll-Up DIP Lender signatory hereto and the Borrowers hereby agree as follows:

1. Each of the Borrowers commenced a proceeding for relief under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) on December [ ], 2023 (the “Petition Date”), and such proceedings are pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On the Petition Date, the Borrowers filed a motion requesting authorization from the Bankruptcy Court to enter into, ratify and perform all obligations under the Credit Agreement, including the authorization to incur the Obligations and to grant security interests in and liens on all of the Collateral with the priorities set forth in the Credit Agreement and the DIP Order.

2. Such Roll-Up DIP Lender has previously provided financing to Borrowers pursuant to the Existing Bridge Loans set forth on Schedule 2.01(c) to the Credit Agreement opposite such Roll-Up DIP Lender’s name. Such Roll-Up DIP Lender and the Borrowers hereby acknowledge, agree and confirm that, by their execution of this Supplement, subject to the approval of the Bankruptcy Court and entry of the Interim DIP Order, (a) upon the extension of New Money DIP Loans under the Credit Agreement by the New Money DIP Lender on the initial DIP Draw Date, each such Existing Bridge Loan shall automatically be deemed exchanged for and converted into a term loan to the Borrowers as set forth in the Credit Agreement and (b) such Roll-Up DIP Lender will be a Tranche 2 Roll-Up DIP Lender or a Tranche 3 Roll-Up DIP Lender, as applicable, under the Credit Agreement and shall have all of the obligations of a Lender of such Class thereunder as if it had executed the Credit Agreement. The conversion of the Existing Bridge Loans to Tranche 2 Roll-Up DIP Loans and Tranche 3 Roll-Up DIP Loans, as applicable, under the Credit Agreement, and the obligation of the Borrower and Fifth Star to treat such Existing Bridge Loans as Tranche 2 Roll-Up DIP Loans and Tranche 3 Roll-Up DIP Loans, as applicable, under the Credit Agreement is subject in all respects to the approval of the Bankruptcy Court of such conversion and to the terms of the DIP Order.

2. Such Roll-Up DIP Lender hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) the priority of payments set forth in Sections 2.09 and 8.02 of the Credit Agreement, (b) the appointment of the Administrative Agent to act as a non-fiduciary agent for the Lenders set forth in Article 9 of the Credit Agreement, (c) the limited consent rights of the Roll-Up DIP Lender to amendments to the Credit Agreement set forth in Section 10.02 set forth in the Credit Agreement, (d) the restrictions on assignments set forth in Section 10.04 of the Credit Agreement, and (e) the acknowledgment regarding intercreditor agreements in Section 10.26 of the Credit Agreement. Such Roll-Up Lender acknowledges that it has received a copy of the Credit Agreement and that the foregoing enumerated provisions are not intended to be a comprehensive listing of such Roll-Up Lender’s rights and obligations under the Credit Agreement. Such Roll-Up Lender further acknowledges and agrees that the Credit Agreement, and the rights and obligations of the Roll-Up Lender under the Credit Agreement are subject to the terms of the Interim DIP Order and Final DIP Order, as applicable.

2. Such Roll-Up DIP Lender reaffirms its obligations under that certain Consent, Subordination and Support Agreement dated on or about the Effective Date, and acknowledges that such agreement remains in full force and effect and that this Supplement is in addition to, and not in replacement of, such agreement.

3. The notice address of such Roll-Up DIP Lender for purposes of Section 10.01 of the Credit Agreement is set forth on its signature page hereto.

5. This Supplement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Supplement as of the date first written above.

[___ ], as a Tranche 2 Roll-Up DIP Lender

By:
Name: [●]
Title: [●]

Address for Notices:

[_______________]

Signature Page to Roll-Up DIP Lender Supplement

[___ ], as a Tranche 3 Roll-Up DIP Lender

By:
Name: [●]
Title: [●]

Address for Notices:

[_______________]

Signature Page to Roll-Up DIP Lender Supplement

PARTS ID, INC., as a Borrower

By:
Name:	[●]
Title:	[●]

PARTS ID, INC., as a Borrower

By:
Name:	[●]
Title:	[●]

Signature Page to Roll-Up DIP Lender Supplement

Acknowledged and Agreed to by:

FIFTH STAR, INC., as Administrative Agent

By:
Name:	[●]
Title:	[●]

Signature Page to Roll-Up DIP Lender Supplement

Exhibit 2.03

FORM OF

BORROWING REQUEST

, 20___

FIFTH STAR, INC.,

in its capacity as Administrative Agent

222 West Merchandise Mart Plaza, Suite 2982

Chicago, IL 60654

Attention: [    ]

Email: [     ]

Ladies and Gentlemen:

Each of the undersigned, PARTS ID, INC., a Delaware corporation (“Parts iD, Inc.”) and PARTS ID, LLC, a Delaware limited liability company (“Parts iD, LLC”; together with Parts iD, Inc., each a “Borrower” and collectively, the “Borrowers”), refers to that certain Credit Agreement dated as of December 19, 2023 (as amended, restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the Roll-Up DIP Lenders from time to time party thereto and FIFTH STAR, INC., as New Bridge Lender, Fifth Star, New Money DIP Lender and as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Borrowers hereby give you notice that they request a New Term Loan pursuant to the provisions of Section 2.03 of the Credit Agreement, and in connection therewith sets forth below the terms on which such New Term Loan is requested to be made:

(1) Date of Borrowing:1

(2) Aggregate principal amount of Borrowing:

Borrowers hereby represent and warrant as of the date hereof, and, upon acceptance of the Loan made in response to this request, Borrowers shall be deemed to have represented and warranted, that the conditions to lending specified in Sections [4.02]2[4.03]3 of the Credit Agreement have been satisfied.]

[Signature Page Follows]

[1]	Must be a Business Day.
[2]	Insert for each DIP Draw Date.
[3]	Insert for the Toggle Draw Date.

BORROWERS:

Very truly yours,

PARTS ID, INC.

By:
Name:
Title:

PARTS ID, LLC

By:
Name:
Title:

Exhibit 2.13-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 19, 2023 (as amended, restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), by and among PARTS ID, INC., a Delaware corporation (“Parts iD, Inc.”), PARTS ID, LLC, a Delaware limited liability company (“Parts iD, LLC”; together with Parts iD, Inc., each a “Borrower” and collectively, the “Borrowers”), the Roll-Up DIP Lenders from time to time party thereto and FIFTH STAR, INC., as New Bridge Lender, Fifth Star, New Money DIP Lender and as Administrative Agent.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s), (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

LENDER:	[_____________________________ ]

By:
Name:
Title:

Exhibit 2.13-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 19, 2023 (as amended, restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), by and among PARTS ID, INC., a Delaware corporation (“Parts iD, Inc.”), PARTS ID, LLC, a Delaware limited liability company (“Parts iD, LLC”; together with Parts iD, Inc., each a “Borrower” and collectively, the “Borrowers”), the Roll-Up DIP Lenders from time to time party thereto and FIFTH STAR, INC., as New Bridge Lender, Fifth Star, New Money DIP Lender and as Administrative Agent.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

PARTICIPANT:	[_____________________________ ]

By:
Name:
Title:

Exhibit 2.13-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 19, 2023 (as amended, restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), by and among PARTS ID, INC., a Delaware corporation (“Parts iD, Inc.”), PARTS ID, LLC, a Delaware limited liability company (“Parts iD, LLC”; together with Parts iD, Inc., each a “Borrower” and collectively, the “Borrowers”), the Roll-Up DIP Lenders from time to time party thereto and FIFTH STAR, INC., as New Bridge Lender, Fifth Star, New Money DIP Lender and as Administrative Agent.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, (ii) an IRS Form W-8BEN-E or (iii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

PARTICIPANT:	[_____________________________ ]

By:
Name:
Title:

Exhibit 2.13-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 19, 2023 (as amended, restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), by and among PARTS ID, INC., a Delaware corporation (“Parts iD, Inc.”), PARTS ID, LLC, a Delaware limited liability company (“Parts iD, LLC”; together with Parts iD, Inc., each a “Borrower” and collectively, the “Borrowers”), the Roll-Up DIP Lenders from time to time party thereto and FIFTH STAR, INC., as New Bridge Lender, Fifth Star, New Money DIP Lender and as Administrative Agent.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s), (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, (ii) an IRS Form W-8BEN-E, or (iii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

LENDER:	[_____________________________ ]

By:
Name:
Title:

Exhibit 3.26

APPROVED BUDGET

(See Attached)

Exhibit 5.01

FORM OF

COMPLIANCE CERTIFICATE

For the Fiscal Period ended_____________ ___, 20___

This Compliance Certificate is delivered to you pursuant to Section 5.01(d) of that certain Credit Agreement dated as of December 19, 2023 (as amended, restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers (as defined below), the Roll-Up DIP Lenders from time to time party thereto and FIFTH STAR, INC., as New Bridge Lender, Fifth Star, New Money DIP Lender and as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

I, [      ], the [        ] of PARTS ID, INC., a Delaware corporation (“Parts iD, Inc.”) and PARTS ID, LLC, a Delaware limited liability company (“Parts iD, LLC”; together with Parts iD, Inc., each a “Borrower” and collectively, the “Borrowers”) hereby certify solely in my capacity as a Responsible Officer of each Borrower and not in my individual capacity that the following information is accurate as of the date hereof.

(i) [The company-prepared financial statements which accompany this certificate present fairly in all material respects the financial condition and results of operations of each Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, [except as otherwise disclosed in such financial statements] [subject to normal year end audit adjustments and the absence of footnotes]1.]2

(ii) Since [      ]3 [no Default or Event of Default has occurred under the Credit
Agreement][a Default or Event of Default has occurred, as described on Annex 1 hereto, and the action taken or proposed to be taken with respect thereto is described on Annex 1 hereto].

(iii) Since [       ]4 [there has been no change in GAAP or in the application thereof that has an impact on the financial statements of Parts iD, Inc. and its Subsidiaries][a change in GAAP or in the application thereof has occurred which has an impact on the financial statements of Parts iD, Inc. and its Subsidiaries, with the effect of such change on the financial statements described on Annex [1][2] hereto].

(iv) [Since the Effective Date and except as previously notified to, or disclosed in prior Compliance Certificates delivered to Administrative Agent, neither of the Borrowers, nor any Subsidiary has:

(1) changed its legal name, organizational identity, jurisdiction of organization or identification number; or

(2) changed the location of its chief executive office or its locations of Inventory (other than (i) Inventory in transit in the Ordinary Course of Business and (ii) Inventory at locations described in clauses (i), and (ii) of Section 6(o) of the Security Agreement), except as follows:____________________________

[1]	Clause not to be included with year-end financial statements.
[2]	Note to DLA: Company should still deliver a copy of the financials and certify to Fifth Star as to their accuracy/GAAP compliance.
[3]	The date of the last similar certification, or, if none, the Effective Date.
[4]	The date of the last similar certification, or, if none, the Effective Date.

; or

(3) acquired or otherwise obtained any Collateral consisting of, or any amount payable under or in connection with any of the Collateral evidenced by, Investment Related Property, Chattel Paper (electronic, tangible or otherwise), or Negotiable Collateral (other than Documents issued by warehouseman or carrier to a Guarantor in the Ordinary Course of Business), except as indicated on Attachment D; or

(4) filed an application for the registration of, any Patent, Trademark, or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency, except as follows:

].]

(v) Delivered herewith as Attachment A are reasonably detailed calculations of the variance report and such other supporting documentation requested by Fifth Star as required pursuant to Section 5.11(a) of the Credit Agreement and a statement of whether Borrowers were in compliance with the Annual Budget on each Friday of each weekly period occurring within the Fiscal Period referred to above pursuant to Section 5.11(b) of the Credit Agreement.

(vi) Except to the extent previously delivered, delivered herewith as Attachment B are updated schedules required to be delivered pursuant to Section 6 of the Security Agreement.

(vii) [Delivered herewith as Attachment C are certificates of Borrowers’ insurance brokers, evidencing all insurance required by Section 5.05 of the Credit Agreement and showing the Administrative Agent is named as lender’s loss payee and additional insured with respect thereto.]5

[Remainder of Page Intentionally Left Blank]

[5]	To be included only with year-end financial statements.

This ___ day of________ , 20___.

PARTS ID, INC.

By:
Name:
Title:

PARTS ID, LLC

By:
Name:
Title:

“Attachment A” to Compliance Certificate

[See attached for Variance Report]

Certification regarding Section 5.11(b) of the Credit Agreement

The cash receipts and aggregate cash disbursements (excluding debtor and lender professional fees) for the applicable weekly period do not vary by more than 10% from the Approved Budget for such period.	Yes ___ No ___

[“Attachment B” to Compliance Certificate]

[Updated schedules and collateral information pursuant to the Security Agreement]

[“Attachment C” to Compliance Certificate]

[Insurance Certificates]

[“Attachment D” to Compliance Certificate]

[Possessory Collateral]

[Annex [1][2] to Compliance Certificate]

Exhibit 10.04(b)(iv)

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between_______ [insert name of Assignor] (the “Assignor”) and ________________ [insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as may be amended, restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement, and any other documents or instruments delivered pursuant thereto, to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity, in each case to the extent related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

(i) Assignor:

(ii) Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]

(iii) Borrowers: PARTS ID, INC., a Delaware corporation and PARTS ID, LLC, a Delaware limited liability company

(iv) Administrative Agent: FIFTH STAR, INC., as the administrative agent under the Credit Agreement

(v) Credit Agreement: The Credit Agreement dated as of December 19, 2023 (as amended, restated, supplemented, extended or otherwise modified from time to time), by and among the Borrowers, the Roll-Up DIP Lenders from time to time party thereto, FIFTH STAR, INC., as New Bridge Lender, Fifth Star, New Money DIP Lender and as Administrative Agent.

(vi) Assigned Interest:

Facility Assigned	Aggregate Amount of New Term Loan Commitments / Loans for all Lenders	Amount of New Term Loan Commitments / Loans Assigned	Percentage Assigned of New Term Loan Commitments / Loans[1]
New Term Loan	$	$		%
Roll-Up DIP Loan	$	$		%

(vii) [Trade Date:                    ]

Effective Date: ___________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the New Term Loan Commitments / Loans of all Lenders thereunder.

[Consented to and] Accepted:	FIFTH STAR, INC., as Administrative Agent

By:
Name:
Title:

[Consented to:2]	PARTS ID, INC.,a Delaware corporation

By:
Name:
Title:

PARTS ID, LLC, a Delaware limited liability company

By:
Name:
Title:

[2]	To be added only if the consent of the Borrowers is then required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver the Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements for an assignee under Section 10.04(b) of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.13(g)), duly completed and executed by the Assignee, and (vii) all of the representations and warranties contained in Section 9.04(c) of the Credit Agreement are true and correct and the Assignee hereby agrees to the covenants contained in such Section; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of a signature page of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with, the law of the State of New York.